As filed with the Securities and Exchange Commission on January 16, 2007.

Registration No . 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D . C . 20549

_______________

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________

INFOSEARCH MEDIA, INC.
(Name of Small Business Issuer)
_______________

Delaware	7389	90-0002618
(State or Other Jurisdiction of	(Primary Standard Industrial	(I . R . S . Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

4086 Del Rey Avenue
Marina Del Rey, CA 90292
(310) 437-7380

(Address and Telephone Number of Registrant’s Offices)
___________________
George Lichter
Chief Executive Officer
4086 Del Rey Avenue
Marina Del Rey, CA 90292
(310) 437-7380
(Address and Telephone Number of Agent for Service)

The Commission is requested to send copies of all communications to:

Louis W. Zehil
McGuireWoods LLP
1345 Avenue of the Americas, 7th Floor
New York, New York 10105 - 0106
(212) 548-2100
___________________
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as determined by the selling stockholders after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933 check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933 check the following box.

___________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering	Amount of Registration Fee
Shares of our common stock, par value $0.001 per share, and our common stock underlying warrants	9,666,613 (3)	$0.1875	$1,812,489.94	$193.94

(1) Pursuant to Rule 416 under the Securities Act of 1933, the number of shares of our common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of determining the amount of the registration fee, based on the average of the bid and asked sales prices of our common stock as reported by the OTC Bulletin Board on January 12, 2007 in accordance with Rule 457(c) under the Securities Act of 1933.

(3) Includes 4,306,613 shares of common stock and 5,360,000 shares of common stock issuable upon the exercise of warrants.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS REGISTRATION STATEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND THEY ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, THIS PROSPECTUS IS DATED JANUARY 16, 2007

PROSPECTUS

INFOSEARCH MEDIA, INC.

9,666,613 SHARES OF COMMON STOCK

TO BE OFFERED BY HOLDERS OF COMMON STOCK OF

INFOSEARCH MEDIA, INC.

In this prospectus, unless the context requires otherwise, “we,” “our,” “us,” “InfoSearch” and “InfoSearch Media” refer to InfoSearch Media, Inc. and its subsidiaries.

This prospectus relates to the offering by certain stockholders of InfoSearch Media, Inc., referred to in this prospectus as “Selling Stockholders,” of up to 9,666,613 shares of our common stock, par value $0.001 per share. Those shares of common stock include 4,306,613 shares of common stock and 5,360,000 shares of common stock underlying warrants. We will not receive any proceeds from the sale of our common stock by the Selling Stockholders. We may or may not receive proceeds from the exercise price of warrants if they are exercised by the Selling Stockholders, depending on the method of exercise. We intend to use proceeds received from any exercise of warrants for working capital or general corporate purposes.

We are registering the offer and sale of 5,000,000 shares of common stock underlying warrants issued to Demand Media, Inc. in connection with their purchase of content and certain assets from us. We are registering the offer and sale of 360,000 shares of common stock underlying warrants issued to GP Group LLC in connection with the settlement of certain claims made by it pursuant to a consulting agreement with us. We are also registering 4,306,613 shares of our common stock to the investors in our November 2005  private placement as liquidated damages for not registering the shares issued in that private placement by the deadline in the related registration rights agreement.

We are registering these shares of common stock for the Selling Stockholders to satisfy registration rights we have granted to such Selling Stockholders.

The Selling Stockholders have advised us that they will sell our common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under “Plan of Distribution.” We will pay all expenses of registration incurred in connection with this offering, but the Selling Stockholders will pay all of their selling commission, brokerage fees and related expenses. The Selling Stockholders, and any broker-dealer executing sell orders on behalf of the Selling Stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933. See “Plan of Distribution.”

Our common stock is traded on the OTC Bulletin Board under the symbol “ISHM.OB.” On January 12, 2007, the closing bid price of our common stock was $0.195 per share.

BEFORE MAKING ANY INVESTMENT IN OUR SECURITIES, YOU SHOULD READ AND CAREFULLY CONSIDER RISKS DESCRIBED IN THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated

i

SUMMARY

InfoSearch Media, Inc.

InfoSearch Media, Inc. (“InfoSearch”) is a Los Angeles-based developer of search marketing solutions involving online content that support the non-paid (otherwise known as organic, which refers to the search results that the search engines find on the world wide web as opposed to those listings for which companies pay for placement) search marketing initiatives of its clients. We have two primary revenue producing programs, ContentLogic and Web Properties.
Through our ContentLogic program we deliver, through sale or license agreements, branded original content for use by our client’s on their web sites. Utilizing sophisticated content and keywords analytics, content developed in the ContentLogic program drives traffic to the client’s website through improved search engine rankings. The ContentLogic content provides an environment engineered to stimulate a sale through the use of content highly focused on the client’s products and services. We derive revenue from this program through either the sale or license of the content. While many of our small to medium sized business clients prefer the month-to-month licensing option over the purchase alternative because it provides a lower upfront cost without a long term commitment, larger firms generally prefer the outright purchase of the content. We are actively pursuing both methods. We have also initiated a Value-Added Reseller (VAR) program to extend the reach of our sales efforts, and WSI, Inc. became our first VAR during the third quarter of 2006. WSI is the largest franchisor of web development services in North America and has over 700 franchisees which are authorized to sell our ContentLogic product. Thus far, approximately 124 franchisees have registered for the program. In addition, we have introduced related products, including web analytics through our partnership with Load and advertising links through our partnership with LinkWorth, to augment our product line and future growth. The analytics and links products are both sold on a month-to-month basis.

Our Web Properties business is currently comprised of ArticleInsider.com (“ArticleInsider”). ArticleInsider is a collection of general information articles focused on various business topics. In May 2005, we began selling visitor traffic to our websites through a bidding system wherein the traffic was allocated and sold to our advertisers through our proprietary algorithm according to relative bid rates. Also as part of our ArticleInsider program, we established an affiliate program during the second quarter of 2005 wherein we purchased traffic from other online advertising companies, tested the traffic with our new click-fraud prevention algorithm and resold that traffic to our customers through the same bidding system. As we began experiencing declining margins on traffic we sold to our customers, we discontinued bringing on new advertising customers for ArticleInsider and wound down the ArticleInsider affiliate program. We continue to generate revenue through ArticleInsider through the deployment of Google Adsense advertisements placed on ArticleInsider pages, from which we receive revenue on a cost-per-click (“CPC”) basis in return for delivering web visitors to Google's advertisers. We have found that generating revenue through the Adsense program is more efficient and allows us to deploy our sales force to sell our ContentLogic product.

Our Web Properties group previously included Answerbag.com (“Answerbag”) which is a social question and answer website. We acquired Answerbag.com in March 2006 and incorporated the property into our Web Properties group at that time. We subsequently sold Answerbag in October 2006, and the results of operations of Answerbag are reflected as discontinued operations as of September 30, 2006.

On December 31, 2004, Trafficlogic, Inc., a California corporation (“Trafficlogic”) merged with MAC Worldwide, Inc. (“MAC”); the surviving company changed its name to InfoSearch Media, Inc. (“InfoSearch Media”). Such merger consisted of three related transactions: (1) the merger (the “Merger”) of Trafficlogic with and into a newly organized and wholly-owned subsidiary of MAC, Trafficlogic Acquisition Corp., a Delaware corporation, which later changed its name to Trafficlogic, Inc. (“Acquisition Sub”); (2) the disposition of MAC’s wholly-owned operating subsidiary, Mimi & Coco, Inc., a Canadian corporation (“Mimi & Coco”) (the “Split-Off”); and (3) the closing of a private placement offering of common stock, par value $0.001 per share (the “our common stock”) (the “Private Placement Transaction”). The current officers and directors of InfoSearch are listed on page 33.

Our principal executive offices are located at 4086 Del Rey Avenue, Marina Del Rey, California 90292. Our telephone number is (310) 437-7380.

The Offering

Our common stock currently outstanding (1)	51,162,267 shares

Our common stock offered by the Selling Stockholders (2)	9,666,613 shares

Common stock outstanding after the offering (3)	56,522,267 shares

Use of Proceeds
We will not receive any proceeds from the sale of our common stock offered by this prospectus. We may or may not receive proceeds from the exercise of warrants if they are exercised by selling stockholders, depending on the method of exercise. We intend to use proceeds received from any exercise of warrants for working capital and general corporate purposes.

OTC Bulletin Board Symbol	ISHM.OB
_____________________

(1)
Includes 4,306,613 shares of our common stock which will not be available to trade publicly until the registration statement of which this prospectus is a part is declared effective by the U.S. Securities and Exchange Commission.

(2)	Includes 5,360,000 shares of common stock underlying warrants issued to certain selling stockholders.

(3)	Assumes the full exercise of all 5,360,000 shares of our common stock underlying the warrants.

RISK FACTORS

As used in this section, “we,” “our,” “us,” “InfoSearch,” and “InfoSearch Media” refer to InfoSearch Media, Inc. and its subsidiaries. Our future revenues will be derived from sales or licenses of our search engine solutions. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals, including those described below. If any of these risks actually occurs, our business, financial condition or results of operation may be materially adversely affected.

RISKS RELATING TO INFOSEARCH

Our limited operating history makes evaluation of our business difficult.

We were incorporated in the State of Delaware on December 14, 2000, and we have limited historical financial data upon which to base planned operating expenses or forecast accurately our future operating results. Further, our limited operating history will make it difficult for investors and securities analysts to evaluate our business and prospects. You must consider our prospects in light of the risks, expenses and difficulties we face as an early stage company with a limited operating history.

We may need additional funding to support our operations and capital expenditures, which may not be available to us and which lack of availability could adversely affect our business.

We have no committed sources of additional capital. For the foreseeable future, we intend to fund our operations and capital expenditures from limited cash flow from operations and our cash on hand. If our capital resources are insufficient, we will have to raise additional funds. We may need additional funds to continue our operations, pursue business opportunities (such as expansion, acquisitions of complementary businesses or the development of new products or services), to react to unforeseen difficulties or to respond to competitive pressures. There can be no assurance that any financing arrangements will be available in amounts or on terms acceptable to us, if at all. Furthermore, the sale of additional equity or convertible debt securities may result in further dilution to existing stockholders. If adequate additional funds are not available, we may be required to delay, reduce the scope of or eliminate material parts of the implementation of our business strategy, including the possibility of additional acquisitions or internally developed businesses. Through September 30, 2006 we had an accumulated deficit of $11,222,371.

We have incurred losses in every year except 2005, and we expect our losses to continue for the foreseeable future, which will adversely affect our ability to achieve profitability.

While we experienced net income for fiscal year 2005, we incurred a net loss of $4,894,699 for the nine months ended September 30, 2006 and $4,322,864 for fiscal year 2004. Also, we may incur net losses in the future if our revenues decline, resulting from stock option expenses, increases in our sales and marketing activities, regulatory and compliance costs or changes in fair value of issued warrants or investment in the business. These issues may prove to be larger than we currently anticipate which could further increase our net losses. We cannot predict when, or if, we will become profitable in the future. Even if we achieve profitability, we may not be able to sustain it.

We may make acquisitions, which could divert management’s attention, cause ownership dilution to our stockholders and be difficult to integrate.

Our business strategy depends in part upon our ability to identify, structure and integrate acquisitions that are complementary with our business model. Acquisitions, strategic relationships and investments in the technology and Internet sectors involve a high degree of risk. We may also be unable to find a sufficient number of attractive opportunities, if any, to meet our objectives. Although many technology and Internet companies have grown in terms of revenue, few companies are profitable or have competitive market share. Our potential strategic acquisition, strategic relationship or investment targets and partners may have histories of net losses and may expect net losses for the foreseeable future.

Acquisition transactions are accompanied by a number of risks that could harm us and our business, operating results and financial condition:

•	we could experience a substantial strain on our resources, including time and money, and we may not be successful;

•	our management’s attention may be diverted from our ongoing business concerns;

•	while integrating new companies, we may lose key executives or other employees of these companies;

•	we could experience customer dissatisfaction or performance problems with an acquired company or technology;

•	we may become subject to unknown or underestimated liabilities of an acquired entity or incur unexpected expenses or losses from such acquisitions; and

•	we may incur possible impairment charges related to goodwill or other intangible assets or other unanticipated events or circumstances, any of which could harm our business.

Consequently, we might not be successful in integrating any acquired businesses, products or technologies, and might not achieve anticipated revenue and cost benefits.

We may be unable to attract and retain key employees and the loss of our senior management could harm our current and future operations and prospect.

We are heavily dependent on the continued services of George Lichter, our President and Chief Executive Officer. Our success also depends on the skills, experience and performance of other key members of our management team. The loss of any key employee, in particular the departure of our Executive Chairman, Claudio Pinkus, Chief Executive Officer, George Lichter, Chief Financial Officer, Frank Knuettel, II, Chief Technology  Officer, David Warthen, VP of Sales, Edan Portaro and our VP of Technology, David Gagne, could have an adverse effect on our prospects, business, financial condition, and results of operations. Any member of our senior management team may voluntarily terminate his employment with us at any time upon short notice.

As of December 31, 2006, our senior management controlled approximately 8.3 % or  4,252,096 shares of our common stock. The loss of the services of any member of our senior management, for any reason, or any conflict among our senior management officers, could harm our current and future operations and prospects as they could prevent stockholder approval at a stockholder meeting.

Failure to attract and retain necessary technical personnel and skilled management could adversely affect our business. Our success depends to a significant degree upon our ability to attract, retain and motivate highly skilled and qualified personnel. If we fail to attract, train and retain sufficient numbers of these highly qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected.

Our senior management has never managed a public company.

The individuals who now constitute our senior management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. There can be no assurance that our senior management will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements. Further, this could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002. Our failure to do so could lead to the imposition of fines and penalties and further result in the deterioration of our business.

We may not be able to effectively manage our growth.

Our strategy envisions growing our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to:

•	meet our capital needs;

•	expand our systems effectively or efficiently or in a timely manner;

•	allocate our human resources optimally;

•	identify and hire qualified employees or retain valued employees; or

•	incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth, our operations and financial results could be adversely affected.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on the board of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the Securities and Exchange Commission, as well as the adoption of new and more stringent rules by the stock exchanges and NASDAQ.

Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of our common stock on any stock exchange or NASDAQ (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

If we are unable to obtain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage. Our ability to effectively recruit and retain qualified officers and directors could also be adversely affected if we experience difficulty in obtaining adequate directors’ and officers’ liability insurance.

We may not be able to obtain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss or claims by third parties. To the extent our business or property suffers any damages, losses or claims by third parties, which are not covered or adequately covered by insurance, the financial condition of InfoSearch may be materially adversely affected.

We may be unable to maintain sufficient insurance as a public company to cover liability claims made against our officers and directors. If we are unable to adequately insure our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage InfoSearch.

RISKS RELATING TO OUR BUSINESS

If we do not maintain and grow a critical mass of online advertisers and content licensees, our operating results could be adversely affected.

Our success depends, in part, on the maintenance and growth of a critical mass of online advertisers and content licensees and a continued interest in our performance-based advertising and search marketing services. If our business is unable to achieve a growing base of online advertisers and content licensees, in particular, we may not successfully develop or market technologies, products or services that are competitive or accepted by online advertisers and content licensees, which comprise a large portion of the search marketing-based community. Any decline in the number of online advertisers and content licensees could adversely affect our operating results generally.

We are dependent upon several of the major search engines to continue to provide us traffic that our merchant advertisers deem to be of value, and if they do not, it could have a material adverse effect on the value of our services.

We are dependent upon several of the major Internet search engines namely Google, Yahoo!, MSN and AOL to provide us traffic that our merchant advertisers deem to be of value. The Web Properties business model is predicated on individuals performing keyword searches and through those searches finding our articles in the non-paid search results portion of the search results page and ultimately clicking through to the advertiser on the InfoSearch article. If our traffic from any or multiple of these search engines were interrupted for any reason, we would potentially suffer a significant decline in revenue. We monitor the traffic delivered to our merchant advertisers in an attempt to optimize the quality of traffic we deliver. We review factors such as non-human processes, including robots (which create automated, artificial traffic), spiders (which review websites for search engines in order for the search engines to categorize the content of websites but have no direct commercial value to the website owner), scripts (or other software), mechanical automation of clicking and other sources and causes of low-quality traffic, including, but not limited to, other non-human clicking agents. Even with such monitoring in place, there is a risk that a certain amount of low-quality traffic will be provided to our merchant advertisers, which, if not contained, may be detrimental to those relationships. Low-quality traffic (or traffic that is deemed to be less valuable by our merchant advertisers) may prevent us from growing our base of merchant advertisers and cause us to lose relationships with existing merchant advertisers.

We may be subject to litigation for infringing the intellectual property rights of others.

Our success depends, in part, on our ability to protect our intellectual property and to operate without infringing on the intellectual property rights of others. There can be no guarantee that any of our intellectual property will be adequately safeguarded, or that it will not be challenged by third parties. We may be subject to patent infringement claims or other intellectual property infringement claims that would be costly to defend and could limit our ability to use certain critical technologies.

For example, Overture Services, a subsidiary of Yahoo!, which operates in certain competitive areas with us, owns a patent (U.S. Patent No. 6,269,361), which purports to give Overture rights to certain bid-for-placement products and pay-per-performance search technologies. Overture is currently involved in litigation with two companies relating to this patent (FindWhat and Google). These companies are vigorously contesting Overture’s patent. If we were to acquire or develop a related product or business model that Overture construes as infringing upon the above-referenced patent, then we could be asked to license, re-engineer our product(s) or revise our business model according to terms that may be extremely expensive and/or unreasonable. Additionally, if Overture construes any of our current products or business models as infringing upon the above-referenced patent, then we could be asked to license, re-engineer our product(s) or revise our business model according to terms that could be extremely expensive and/or unreasonable.

Any patent litigation could negatively impact our business by diverting resources and management attention from other aspects of the business and adding uncertainty as to the ownership of technology and services that we view as proprietary and essential to our business. In addition, a successful claim of patent infringement against us and our failure or inability to license the infringed or similar technology on reasonable terms, or at all, could have a material adverse effect on our business.

We may be involved in lawsuits to protect or enforce any patents that we may be granted, which could be expensive and time consuming.

We may initiate patent litigation against third parties to protect or enforce our patent rights, and we may be similarly sued by others. We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and may divert our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could put our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the trading price of our common stock.

RISKS RELATING TO OUR INDUSTRY

If we are unable to compete in the highly competitive performance-based advertising and search marketing industries, we may experience reduced demand for our products and services.

We operate in a highly competitive environment. We principally compete with other companies in the following main areas:

•	sales to online advertisers of performance-based advertising; and

•	content licensing services that allow online advertisers and merchants to employ our content to drive traffic to their websites.

Although we currently pursue a strategy that allows us to potentially partner with all relevant companies in the industry, there are certain companies in the industry that may not wish to partner with us.

We expect competition to intensify in the future because current and new competitors can enter our market with little difficulty. The barriers to entering our market are relatively low. In fact, many current Internet and media companies presently have the technical capabilities and advertiser bases to enter the search marketing services industry. Further, if the consolidation trend continues among the larger media and search engine companies with greater brand recognition, the share of the market remaining for us and other smaller search marketing services providers could decrease, even though the number of smaller providers could continue to increase. These factors could adversely affect our competitive position in the search marketing services industry.

Some of our competitors, as well as potential entrants into our market, may be better positioned to succeed in this market. They may have:

•	longer operating histories;

•	more management experience;

•	an employee base with more extensive experience;

•	a better ability to service customers in multiple cities in the United States and internationally by virtue of the location of sales offices;

•	larger customer bases;

•	greater brand recognition; and

•	significantly greater financial, marketing and other resources.

In addition, many current and potential competitors can devote substantially greater resources than we can to promotion, website development and systems development. Furthermore, currently and in the future to the extent the use of the Internet and other online services increases, there will likely be larger, more well-established and well-financed entities that acquire companies and/or invest in or form joint ventures in categories or countries of interest to us, all of which could adversely impact our business. Any of these trends could increase competition and reduce the demand for any of our services.

If we are not able to respond to the rapid technological change characteristic of our industry, our products and services may not be competitive.

The market for our services is characterized by rapid change in business models and technological infrastructure, and we will need to constantly adapt to changing markets and technologies to provide competitive services. We believe that our future success will depend, in part, upon our ability to develop our services for both our target market and for applications in new markets. We may not, however, be able to successfully do so, and our competitors may develop innovations that render our products and services obsolete or uncompetitive.

Our technical systems are vulnerable to interruption and damage that may be costly and time-consuming to resolve and may harm our business and reputation.

A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from fire; floods; network failure; hardware failure; software failure; power loss; telecommunications failures; break-ins; terrorism, war or sabotage; computer viruses; denial of service attacks; penetration of our network by unauthorized computer users and “hackers” and other similar events; and other unanticipated problems.

We may not have developed or implemented adequate protections or safeguards to overcome any of these events. We also may not have anticipated or addressed many of the potential events that could threaten or undermine our technology network. Any of these occurrences could cause material interruptions or delays in our business, result in the loss of data or render us unable to provide services to our customers. In addition, if a person is able to circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations. We have deployed firewall hardware intended to thwart hacker attacks. Although we maintain property insurance, our insurance may not be adequate to compensate us for all losses that may occur as a result of a catastrophic system failure or other loss, and our insurers may not be able or may decline to do so for a variety of reasons.

If we fail to address these issues in a timely manner, we may lose the confidence of our online advertisers and content licensees, our revenue may decline and our business could suffer.

We rely on outside firms to host our servers, and a failure of service by these providers could adversely affect our business and reputation.

We rely upon third party providers to host our main servers. In the event that these providers experience any interruption in operations or cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against these providers in the event of a failure of service. In the past, we have experienced short-term outages in the service maintained by one of our current co-location providers. We also rely on third party providers for components of our technology platform, such as hardware and software providers, credit card processors and domain name registrars. A failure or limitation of service or available capacity by any of these third party providers could adversely affect our business and reputation.

Our quarterly results of operations might fluctuate due to changes in the listing parameters employed by search engines to show the results of a particular search query, which could adversely affect our revenue and in turn the market price of our common stock.

Our revenue is heavily dependent on how search engines treat our content in their indexes. In the event search engines determine that our content is not high quality, such search engines may not rank our content as highly in their indexes resulting in a reduction in our traffic, which may cause lower than expected revenues. We are greatly dependent on a small number of major search engines, namely Google, Yahoo!, MSN and AOL. Search engines tend to adjust their listing parameters periodically and each adjustment tends to have an impact on how our content ranks in their indexes. These constant fluctuations could make it difficult for us to predict future revenues.

Our quarterly results of operations might fluctuate due to customer retention rates for our content licensing product, which could adversely affect our revenue and in turn the market price of our common stock.

Our revenue is dependent on our client retention rate. A decrease in the retention rate could have a significant negative impact on our ongoing revenues, cash flows and stock price. An increase in the churn rate could also adversely affect our reputation, making it more difficult to obtain new clients, further negatively impacting our revenues and cash flows.

We are susceptible to general economic conditions, and a downturn in advertising and marketing spending by merchants could adversely affect our operating results.

Our operating results will be subject to fluctuations based on general economic conditions, in particular those conditions that impact merchant-consumer transactions. If there were to be a general economic downturn that affected consumer activity in particular, however slight, then we would expect that business entities, including our online advertisers and potential online advertisers and content licensees and potential licensees, could substantially and immediately reduce their advertising and marketing budgets. We believe that during periods of lower consumer activity, online spending on advertising and marketing is more likely to be reduced, and more quickly, than many other types of business expenses. These factors could cause a material adverse effect on our operating results.

We depend on the growth of the Internet and Internet infrastructure for our future growth and any decrease or less than anticipated growth in Internet usage could adversely affect our business prospects.

Our future revenue and profits, if any, depend upon the continued widespread use of the Internet as an effective commercial and business medium. Factors which could reduce the widespread use of the Internet include:

•	possible disruptions or other damage to the Internet or telecommunications infrastructure;

•	failure of the individual networking infrastructures of our merchant advertisers and distribution partners to alleviate potential overloading and delayed response times;

•	a decision by merchant advertisers to spend more of their marketing dollars in offline areas;

•	increased governmental regulation and taxation; and

•	actual or perceived lack of security or privacy protection.

In particular, concerns over the security of transactions conducted on the Internet and the privacy of users may inhibit the growth of the Internet and other online services, especially online commerce. In order for the online commerce market to develop successfully, we, and other market participants, must be able to transmit confidential information, including credit card information, securely over public networks. Any decrease or less than anticipated growth in Internet usage could have a material adverse effect on our business prospects.

We are exposed to risks associated with credit card fraud and credit payment, and we may suffer losses as a result of fraudulent data or payment failure by merchant advertisers.

We may suffer losses as a result of payments made with fraudulent credit card data. Our failure to control fraudulent credit card transactions adequately could reduce any gross profit margin. In addition, under limited circumstances, we extend credit to online advertisers who may default on their accounts payable to us.

Government regulation of the Internet and online commerce may adversely affect our business and operating results.

Companies engaging in online search, commerce and related businesses face uncertainty related to future government regulation of the Internet. Due to the rapid growth and widespread use of the Internet, legislatures at the federal and state levels are enacting and considering various laws and regulations relating to the Internet. Furthermore, the application of existing laws and regulations to Internet companies remains somewhat unclear. Our business and operating results may be negatively affected by new laws, and such existing or new regulations may expose us to substantial compliance costs and liabilities and may impede the growth in use of the Internet.

The application of these statutes and others to the Internet search industry is not entirely settled. Further, several existing and proposed federal laws could have an impact on our business:

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The Digital Millennium Copyright Act and its related safe harbors are intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others.

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The CAN-SPAM Act of 2003 and certain state laws are intended to regulate interstate commerce by imposing limitations and penalties on the transmission of unsolicited commercial electronic mail via the Internet.

With respect to the subject matter of each of these laws, courts may apply these laws in unintended and unexpected ways. As a company that provides services over the Internet, we may be subject to an action brought under any of these or future laws governing online services. Many of the services of the Internet are automated and companies, such as ours, may be unknowing conduits for illegal or prohibited materials. It is not known how courts will rule in many circumstances; for example, it is possible that some courts could find strict liability or impose “know your customer” standards of conduct in certain circumstances.

We may also be subject to costs and liabilities with respect to privacy issues. Several Internet companies have incurred costs and paid penalties for violating their privacy policies. Further, it is anticipated that new legislation will be adopted by federal and state governments with respect to user privacy. Additionally, foreign governments may pass laws which could negatively impact our business or may prosecute us for our products and services based upon existing laws. The restrictions imposed by, and costs of complying with, current and possible future laws and regulations related to our business could harm our business and operating results.

Online commerce is relatively new and rapidly changing, and federal and state regulations relating to the Internet and online commerce are evolving. Currently, there are few laws or regulations directly applicable to the Internet or online commerce on the Internet, and the laws governing the Internet that exist remain largely unsettled. New Internet laws and regulations could dampen growth in use and acceptance of the Internet for commerce. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, libel, obscenity and personal privacy is uncertain. The vast majority of those laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not expressly contemplate or address the unique issues presented by the Internet and related technologies. Further, growth and development of online commerce have prompted calls for more stringent consumer protection laws, both in the U.S. and abroad. The adoption or modification of laws or regulations applicable to the Internet could have a material adverse effect on our Internet business operations. We also are subject to regulation not specifically related to the Internet, including laws affecting direct marketers and advertisers.

In addition, in 1998, the Internet Tax Freedom Act was enacted, which generally placed a three-year moratorium on state and local taxes on Internet access and on multiple or discriminatory state and local taxes on electronic commerce. This moratorium was recently extended until November 1, 2007. We cannot predict whether this moratorium will be extended in the future or whether future legislation will alter the nature of the moratorium. If this moratorium is not extended in its current form, state and local governments could impose additional taxes on Internet-based transactions, and these taxes could decrease our ability to compete with traditional retailers and could have a material adverse effect on our business, financial condition, results of operations and cash flow.

In addition, several telecommunications carriers have requested that the Federal Communications Commission (“FCC”) regulate telecommunications over the Internet. Due to the increasing use of the Internet and the burden it has placed on the current telecommunications infrastructure, telephone carriers have requested the FCC to regulate Internet service providers and impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically. This could result in the reduced use of the Internet as a medium for commerce, which could have a material adverse effect on our Internet business operations.

Future regulation of search engines may adversely affect the commercial utility of our search marketing services.

The Federal Trade Commission (“FTC”) has recently reviewed the way in which search engines disclose paid placements or paid inclusion practices to Internet users. In 2002, the FTC issued guidance recommending that all search engine companies ensure that all paid search results are clearly distinguished from non-paid results, that the use of paid inclusion is clearly and conspicuously explained and disclosed and that other disclosures are made to avoid misleading users about the possible effects of paid placement or paid inclusion listings on search results. Such disclosures if ultimately mandated by the FTC or voluntarily made by us may reduce the desirability of any paid placement and paid inclusion services that we offer. We believe that some users may conclude that paid search results are not subject to the same relevancy requirements as non-paid search results, and will view paid search results less favorably. If such FTC disclosure reduces the desirability of our paid placement and paid inclusion services, and “click-throughs” of our paid search results decrease, the commercial utility of our search marketing services could be adversely affected.

We may incur liabilities for the activities of users of our service, which could adversely affect our service offerings.

The law relating to the liability of providers of online services for activities of their users and for the content of their merchant advertiser listings is currently unsettled and could damage our business, financial condition and operating results. Our insurance policies may not provide coverage for liability arising out of activities of our users or merchant advertisers for the content of our listings. Furthermore, we may not be able to obtain or maintain adequate insurance coverage to reduce or limit the liabilities associated with our businesses. We may not successfully avoid civil or criminal liability for unlawful activities carried out by consumers of our services or for the content of our listings. Our potential liability for unlawful activities of users of our services or for the content of our listings could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings.

RISKS RELATING TO THE COMMON STOCK

Applicable SEC rules governing the trading of “penny stocks” limits the trading and liquidity of our common stock which may affect the trading price of our common stock.

Our common stock is currently quoted on the NASD’s OTC Bulletin Board, and trades below $5.00 per share; therefore, our common stock is considered a “penny stock” and subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

The market price of our common stock is likely to be highly volatile and subject to wide fluctuations.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

•	announcements of new products or services by our competitors; and

•	fluctuations in revenue attributable to changes in the search engine listing parameters that rank the relevance of our content.

In addition, the market price of our common stock could be subject to wide fluctuations in response to:

•	quarterly variations in our revenues and operating expenses;

•	announcements of technological innovations or new products or services by us; and

•	significant sales of our common stock by the selling stock holders.

Our operating results may fluctuate significantly, and these fluctuations may cause our common stock price to fall.

Our operating results will likely vary in the future primarily as the result of fluctuations in our revenues and operating expenses. If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

There is a limited public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is a limited public market for shares of our common stock. An active public market for shares of our common stock may not develop, or if one should develop, it may not be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock.

We do not expect to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

If we become listed on a national stock exchange or the NASDAQ Stock Market or have a class of voting stock held by more than 2,000 record holders, we will be governed by the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 of the Delaware General Corporation Law provides, subject to enumerated exceptions, that if a person acquires 15% or more of our voting stock, the person is an “interested stockholder” and may not engage in “business combinations” with us for a period of three years from the time the person acquired 15% or more of our voting stock.

SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking” information within the meaning of the federal securities laws. The forward-looking information includes statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Forward-looking information and statements are subject to many risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include:

•	legal regulation of our business and the cost of compliance with laws that may become applicable to our business; and

•	other risks and uncertainties described under “Risk Factors” and in our filings with the SEC.

You are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

When used herein, the words “anticipate,” “estimate,” “expect,” “objective,” “projection,” “forecast,” “goal” or similar words are intended to identify forward-looking statements. We qualify any such forward-looking statements entirely by these cautionary factors.

USE OF PROCEEDS

We will not receive proceeds from the sale of shares of our common stock under this prospectus. We may or may not receive proceeds from the exercise of warrants if they are exercised by the Selling Stockholders, depending on the method of exercise. We intend to use proceeds received from any exercise of warrants for working capital and general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the OTC Bulletin Board under the symbol “ISHM.OB.” Our common stock has been quoted on the OTC Bulletin Board under the symbol “ISHM.OB” since January 5, 2005. Prior to that time, our common stock was not actively traded in the public market and was quoted on the OTC Bulletin Board under the symbol “MWRD.OB,” representing MAC Worldwide, Inc. Therefore, price information for our common stock as reported on the OTC Bulletin Board is not available prior to January 5, 2005. On January 12, 2007, the closing bid price of our common stock was $0.195 per share. As of December 31, 2006, there were approximately 85 holders of record of our common stock. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Quarter Ended	High	Low
March 31, 2007 (through January 12, 2007)	$0.20	$0.18
December 31, 2006	$0.26	$0.12
September 30, 2006	$0.25	$0.13
June 30, 2006	$0.50	$0.21
March 31, 2006	$0.74	$0.41
December 31, 2005	$0.94	$0.66
September 30, 2005	$1.10	$0.64
June 30, 2005	$2.05	$0.63
March 31, 2005	$3.85	$1.87

Trades of our common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of these rules, investors may find it difficult to sell their shares.

DIVIDEND POLICY

InfoSearch does not anticipate paying any cash dividends in the foreseeable future and intends to retain future earnings to support its growth.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with the attached financial statements and notes thereto. Except for the historical information contained herein, the matters discussed below are forward-looking statements that involve certain risks and uncertainties, including, among others, the risks and uncertainties discussed below.

CRITICAL ACCOUNTING POLICIES

We described our critical accounting policies in Note 2, “Summary of Significant Accounting Policies” of the Notes to the Financial Statements for the Years Ended December 31, 2005 and 2004 included in our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 23, 2006. The critical accounting policies are those that are most important to the portrayal of the financial condition and results of operations, and require management’s significant judgments and estimates. The application of such critical accounting policies fairly depicts the financial condition and results of operations for all periods presented.

Revenue Recognition

Revenues from ContentLogic and Web Properties are derived principally from the licensing or sale of unique content developed for our clients under the ContentLogic program or the sale on a cost-per-click (“CPC”) basis of advertising traffic to the ArticleInsider website.

We derive revenue through the licensing and sale of content in the ContentLogic program. If a client deposit is received in advance of work being completed, a deferred revenue liability account entry is created until the revenue is recognized. Content sale revenue is recognized when the content is delivered to and accepted by the client. Revenue earned through a 12-month license agreement is treated as an installment sale and prorated revenue is recognized on a monthly basis over the life of the agreement. Clients subject to a 12-month licensing agreement have the right to continue leasing the content at the end of the term on a month-to-month basis. In late September, 2005, we added a month-to-month licensing program with higher fees. Revenue earned under month-to-month licensing agreements is recognized on a monthly basis. As part of the ContentLogic program, we also earn revenue from web analytics and advertising link sales. Revenue earned from these services is recognized on a monthly basis pursuant to a month-to-month license agreement. Client deposits received in advance of work being completed for such services are deferred by creation of a revenue liability account entry until the revenue is recognized.

We derive revenue from the ArticleInsider website on a CPC basis as traffic is distributed to Google Adsense advertisers. We have established a partnership with Google through which Google pays us fees for clicks on advertisements sponsored by Google and displayed on the Answerbag and ArticleInsider web sites. We recognize revenue associated with the Google Adsense program as reported by Google to us at the end of each month.

Cost of Sales

A significant portion of our cost of sales is related to content developed under the ContentLogic program and amortization of content creation costs associated with the articles on the ArticleInsider.com website.

For the ContentLogic program, content developed pursuant to outright sales and licensing under the ContentLogic program is developed through editors, keyword analysts and independent contractors who write and edit the copy and analyze the keywords. We recognize and expense those costs related to the content developed for outright sales to clients as the cost is incurred, while the cost of content development for licensing subject to a 12-month contract is amortized over the life of the contract. In late September, 2005 we added a month-to-month ContentLogic licensing option, with content development costs for the month-to-month agreements expensed when incurred.

Content developed pursuant to our ArticleInsider product increases the value of the network and yield revenue to us over a period of years, which led to the decision to capitalize the development costs. Through December 31, 2004, our practice was to expense the cost of content developed for ArticleInsider as the costs were incurred. However, with the ongoing management of the ArticleInsider product, it became apparent to our management that the average lifespan of an article on the network, i.e. how long it continued to draw traffic from individuals performing keyword searches, was well in excess of three years. Earlier expectations were that the lifespan would be shorter. It became apparent to our management that it was not uncommon that an article would not begin drawing traffic until some number of months after it was posted on the network. With the advice of our previous auditors, as of January 1, 2005, to better match costs to revenues, and recognize the increased value of the network, we began amortizing ArticleInsider related content development costs over the expected life of thirty-six months, which resulted in an increase in the Company’s gross margins. We continued to review this estimate during the year and determined that the estimated useful life should be reduced to two years as of December 31, 2005 and further reduced to one year for the three months ended March 31, 2006. We are no longer developing new content for the ArticleInsider website, a practice which was discontinued in 2005. The total value of unamortized content as of September 30, 2006 was $19,341.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123R (revised 2004) which is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” This Statement supersedes Accounting Principals Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award--the requisite service period (usually the vesting period). We file as a small business issuer and must meet the requirements of this Statement for accounting periods after December 15, 2005. Adoption of FASB 123R will have a significant impact on the financial statements of InfoSearch through the expensing of stock option grants.

APB Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.

The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS 154.

In May 2005, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”), an amendment to Accounting Principles Bulletin Opinion No. 20, “Accounting Changes” (“APB No. 20”), and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. Though SFAS No. 154 carries forward the guidance in APB No.20 and SFAS No.3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors, SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005. We will implement SFAS No. 154 in our fiscal year beginning January 1, 2006. We are currently evaluating the impact of this new standard but believe that it will not have a material impact on InfoSearch’s financial position, results of operations, or cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. We are currently evaluating the impact of this new Standard but believe that it will not have a material impact on our financial position, results of operations, or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS NO. 156”), which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied. We do not believe that SFAS No. 156 will have a material impact on our financial position, results of operations or cash flows.

In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This statement is effective for fiscal years beginning after December 15, 2006. We are currently in the process of evaluating the expected effect of FIN 48 on our results of operations and financial position.

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Issues No. 157, “Fair Value Measurements” (“SFAS 157”), which defines the fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is encouraged, provided that we have not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. We are currently evaluating the impact SFAS 157 may have on our financial condition or results of operations.

In September 2006, the United States Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company’s balance sheet and statement of operations and the related financial statement disclosures. The SAB permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. We are currently evaluating the impact SAB 108 may have to our financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employer’s accounting for Defined Benefit Pension and Other Post Retirement Plans”. SFAS No. 158 requires employers to recognize in its statement of financial position an asset or liability based on the retirement plan’s over or under funded status. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. We are currently evaluating the effect that the application of SFAS No. 158 will have on our results of operations and financial condition.

PLAN OF OPERATION

We are a Los Angeles-based developer of search marketing solutions involving online content that support the non-paid (otherwise known as organic, which refers to the search results that the search engines find on the world wide web as opposed to those listings for which companies pay for placement) search marketing initiatives of our clients. We have two primary operating groups, ContentLogic and Web Properties.

ContentLogic - We launched ContentLogic to provide our clients the ability to license or purchase original content created by our team of professional copywriters with expert knowledge in search. High quality content has the following three benefits to online businesses:

1.   Higher Conversion Rates. High quality content builds trust and gives people a reason to repeatedly visit a specific site. Studies show that trust is one of the most important factor people consider when making a purchase online. Repeat visitors also result in more sales.

2.   More Advertising Revenue. By driving additional traffic to a website, content provides clients an opportunity to further monetize the value of their websites through program like Google Adsense or Yahoo Content Match.

3.   Free Search Engine Traffic. The goal in utilizing content about the topics for which people are searching is to drive more non-paid traffic to the clients’ websites as a result of higher rankings in the search engine results.

We derive revenue from this program through either the sale or license of the content. While many of our small to medium sized business clients prefer the month-to-month leasing option over the purchase alternative because it provides a lower upfront cost without a long term commitment, larger firms generally prefer the outright purchase of the content. We are actively pursuing both methods and instituting a dedicated team to focus on the larger clients, as well as introducing related products, including web analytics through our partnership with Load and links through our partnership with LinkWorth. The analytics and links products are both sold on a month-to-month basis.

Web Properties - We operate one content-based web site, ArticleInsider, through which we distribute traffic to advertisers.

ArticleInsider is a collection of general information articles focused on various business topics. Our clients sponsor a prominent link on those pages and pay on a cost-per-click ("CPC") basis. In May 2005, we began selling visitor traffic to our web sites through a bidding system wherein the traffic was allocated and sold to our advertisers through our proprietary algorithm according to relative bid rates. Also as part of our ArticleInsider program, we established an affiliate program during the second quarter of 2005 wherein we purchased traffic from other online advertising companies, tested the traffic with our new click-fraud prevention algorithm and resold that traffic to our customers through the same bidding system. We are no longer bringing on new customers for the ArticleInsider website and are harvesting the deferred revenues associated with this product. We continue to generate revenue through ArticleInsider through the deployment of Google Adsense advertisements placed on ArticleInsider pages, from which we receive revenue on a CPC basis in return for delivering web visitors to Google’s advertisers. In order to generate additional revenue from the ArticleInsider pages, we would be required to increase the number of users that click on the ArticleInsider pages.

RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

REVENUES

Revenues decreased 39.7% to $1,618,942 for the three months ended September 30, 2006 from $2,685,510 for the three months ended September 30, 2005. Revenues decreased 6.0% to $6,104,684 for the nine months ended September 30, 2006 compared to $6,496,249 for the nine months ended September 30, 2005.

The decrease in revenue during the three months ended September 30, 2006 is due to the decline in revenue associated with the ArticleInsider program, which involved the cessation of the ArticleInsider affiliate program and depletion of the CPC deferred revenue. We no longer bring on new clients for the ArticleInsider program. Revenues for the Web Properties group for the three months ended September 30, 2006 were $81,515 versus $1,727,913 for the three months ended September 30, 2005. Revenues for the ContentLogic group for the three months ended September 30, 2006 were $1,551,391 versus $957,597 for the three months ended September 30, 2005.

The revenue mix over the nine months ended September 30, 2006 shifted due to increased sales and license of ContentLogic. Revenues for the Web Properties group for the nine months ended September 30, 2006 were $1,532,032 versus $4,008,596 for the nine months ended September 30, 2005. Revenues for the ContentLogic group for the nine months ended September 30, 2006 were $4,631,657 versus $2,487,649 for the nine months ended September 30, 2005.

The increase in revenues, sales and licenses under the ContentLogic program in 2006 versus 2005 is attributable to growing demand for online content and an increased focus on the ContentLogic program driven by strategic changes and related alterations to the compensation plan for our sales team. These changes included restrictions on the sale of the ArticleInsider program, improved commission structures for selling the ContentLogic program and a shift towards Google Adsense on our Web Property websites.

COST OF SALES AND GROSS PROFIT

We had a gross profit of $1,214,771 and a gross margin of 75.0% for the three months ended September 30, 2006 versus a gross profit of $2,057,046 and a gross margin of 76.6% for the three months ended September 30, 2005. For the nine months ended September 30, 2006, we had a gross profit of $3,910,972 and a gross margin of 64.1% versus a gross profit of $5,054,869 and a gross margin of 77.8% for the nine months ended September 30, 2005.

Gross profits and margins for the Web Properties group were $30,048 and 36.9% for the three months ended September 30, 2006, and $563,322 and 38.6% for the nine months ended September 30, 2006 versus $1,342,367 and 77.7% for the three months ended September 30, 2005 and $3,363,787 and 83.9% for the nine months ended September 30, 2005. The deterioration of the gross margins is attributable to the amortization cost of content developed for the ArticleInsider website and the increased cost of our affiliate traffic relative to the bided CPC rates for the ArticleInsider clients as we continued to harvest this product group’s revenue. As of September 30, 2006, the deferred revenue associated with our ArticleInsider product had largely been recognized.

Gross profits and margins for the ContentLogic program group were $1,180,770 and 76.1% for the three months ended September 30, 2006 and $3,372,832 and 72.8% for the nine months ended September 30, 2006 versus $613,492 and 64.1% for the three months ended September 30, 2005 and $1,589,889 and 64.1% for the nine months ended September 30, 2005. The improvement in margins is primarily related to the increased volume of content we are producing with our existing editorial staff and the effect of the license model wherein we recognize the production costs up front, but experience revenue over a period of time.

OPERATING EXPENSES

Operating expenses consist of selling expenses and general and administrative expenses.

Selling expenses consist of costs incurred to develop and implement marketing and sales programs for our products, including ContentLogic and Web Properties. These include costs associated with the marketing department participation in trade shows, media development and advertising. These selling expenses also include the costs of hiring and maintaining a sales department. These costs decreased from $661,355 for the three months ended September 30, 2005 to $476,611 for the three months ended September 30, 2006 and decreased from $1,703,062 for the nine months ended September 30, 2005 to $1,560,645 for the nine months ended September 30, 2006. The decrease in expenses is attributable to lower employee costs, lower trade show participation and reduced advertising expenses.

General and administrative expenses include senior management, accounting, legal, business development consulting, rent, administrative personnel, depreciation and amortization and other overhead related costs. These costs increased from $1,279,901 for the three months ended September 30, 2005 to $1,444,647 for the three months ended September 30, 2006 and $3,733,332 for the nine months ended September 30, 2005 to $9,104,840 for the nine months ended September 30, 2006.

This increase is attributed to the hiring of new personnel to address the regulatory requirement of being a public company, liquidated damages associated with the November 7, 2005 private placement, an increase in directors fees and non-cash equity compensation expenses associated with normal vesting and the acceleration of vesting on June 30, 2006 of stock option grants and restricted stock grants issued prior to the second quarter of 2006. Share-based compensation expenses for the three and nine months ended September 30, 2006 were $66,379 and $4,569,370, respectively versus $247,368 and $642,385 share-based compensation expense for the comparable periods in 2005, respectively. For the nine months ended September 30, 2006 and 2005 compensation costs were $1,918,354 and $1,217,976, professional fees were $773,598 and $437,458, and liquidated damages were $509,904 and $0, respectively.

OTHER NON-OPERATING INCOME/EXPENSE

Other non-operating net income is substantially comprised of interest income received on the cash balances we maintain in money market accounts. Interest income, net of interest expense, was $6,454 in the three months ended September 30, 2006 as compared to ($2,299) in interest income, net of interest expense, in the three months ended September 30, 2005. Interest income, net of interest expense, was $54,038 in the nine months ended September 30, 2006 as compared to $26,042 in interest income, net of interest expense, in the nine months ended September 30, 2005. This improvement is due to the increased cash balances following the private placement of common stock as well as higher interest rates on balances.

We also experienced non-operating income of $232,119 and $2,247,102 for the three and nine months ended September 30, 2006 associated with the change in fair value of the warrants we issued in conjunction with the financing we completed in November 2005.

Other expenses were $34,103 in the nine months ended September 30, 2006 reflecting the writeoff of $25,000 loan to Walter Lazuka and a loss of $9,103 on fixed asset dispositions.

Net losses from discontinued operations, resulting from Answerbag.com, were $276,784 and $383,870 for the three and nine months ended September 30, 2006, respectively. This included revenue of $13,963 and $59,005, primarily from the Google Adsense relationships, and expenses of $238,342 and $332,751 in compensation and $27,945 and $53,372 in intangible amortization costs, for the three and nine months ended September 30, 2006, respectively.

NET LOSS

Our net loss increased to $751,898 or $0.02 per share in the three months ended September 30, 2006 as compared to net income of $113,491 or $0.00 per share in the three months ended September 30, 2005. A decrease in our gross profit and an increase in our general and administrative expenses, was partially offset by a decrease in sales and marketing expenses and a gain on the decline of the fair value of warrants.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

REVENUES

Revenues increased 234% to $9,364,401 for the year ended December 31, 2005 from $2,799,622 for the year ended December 31, 2004. The increase in revenue is due to the growth of ArticleInsider and initiation of its related affiliate program, increased sales and licenses of ContentLogic and the growth of revenue from other marketing products and sources. Revenues from the ArticleInsider program grew year over year due to the introduction of the affiliate program and from it, the increased levels of traffic we were able to deliver and sell to our customers. In our affiliate program, we purchase visitor traffic from other online advertising companies and then resell the traffic to our clients on a cost-per-click basis. To purchase the traffic, we send our third party affiliates a list of keywords for which we want traffic. They then send us the traffic via the Internet based on those keywords, which we then distribute to our customers. Our affiliates send us an invoice for the traffic we purchase, and we pay twice per month. We derive revenues from this program on a cost-per-click basis. As part of this program, we have developed numerous relationships with providers of traffic and carefully screens the traffic utilizing our proprietary anti-click fraud software. The traffic is screened to eliminate clicks generated by software programs which may now exist or which may be developed in the future that artificially generate Internet searches or clicks. We do this to insure that we send viable search traffic to our merchant advertisers. Since we generate revenue through our ArticleInsider program on a cost-per-click basis when the traffic is delivered, the increased level of traffic we experienced from the introduction of the affiliate program provided us with an increase in our revenue and gross profits. The impact on revenue and gross margins of establishing this program was meaningful as we did not operate this program in 2004.

The increase in revenues, sales and licenses under the ContentLogic program in 2005 versus 2004 is attributable to operating that program for the full year in 2005 versus only the fourth quarter of 2004.

Revenue from ArticleInsider was $5,491,417 in 2005 versus $2,513,084 in 2004, with $3,826,266 and $0 of the ArticleInsider revenues resulting from the affiliate program in 2005 and 2004, respectively. Revenue from ContentLogic was $3,569,091 in 2005 versus $286,538 in 2004 and revenue from other sources was $303,893 in 2005 versus $0 in 2004. Revenue for ArticleInsider comprised 58.6% of total revenues for 2005, revenues for ContentLogic comprised 38.1% in 2005 and revenue from other sources comprised 3.2% of 2005 revenue. This compares with 89.8%, 10.2%, and 0% of revenues attributable to ArticleInsider, ContentLogic and other sources, respectively, in 2004.

COST OF SALES AND GROSS PROFIT

We had a cost of sales of $2,344,023, gross profit of $7,020,378 and a gross margin of 75% for the year ended December 31, 2005 versus cost of sales of $1,650,907, gross profits of $1,148,715 and a gross margin of 41% for the comparable period of 2004. The cost of sales consists principally of traffic purchased for resale, content developed for the ArticleInsider.com network and content developed for sale or license to our clients.

The increase for the year ended December 31, 2005 over the year ended December 31, 2004 in the gross profit is mainly due to the increased emphasis on content sales through the ContentLogic program, the development of the affiliate network, introduction of revenue streams from new products and a change in accounting policy.

With sales of ContentLogic, we recognize all of the revenue and gross profit upon delivery and acceptance, whereas when we license ContentLogic, revenue is recognized monthly over the life of the contract in the case of annual license agreements or monthly in the case of monthly license agreements. However, with the monthly license agreements, we recognize the content development costs as incurred as there is no certainty regarding the length of the license relationship with the underlying customer. In addition, the gross margin for any particular monthly license customer grows with the length of the relationship and the monthly licensing program is still in its early stages. These issues all result in a lower initial gross profit and margins for licensed content. Finally, the increase in gross profit can also be attributed to our offering and selling the ContentLogic product for all of 2005, versus only the last quarter of 2004. Our gross profit and margin for content sales was $2,052,774 and 87.4%, respectively, while our gross profit and margin for licensed content was $362,972 and 46.0%, respectively.

The development of the affiliate program with the subsequent resale of traffic to our customers and the introduction of other revenue streams in 2005 contributed to higher gross profits as we did not receive revenue from either source in 2004. The affiliate program also contributed to an increase of our gross margins for 2005 as our traffic acquisition costs were lower than the costs associated with the development of content for the ArticleInsider program. The introduction of the affiliate program in 2005 contributed $2,888,307 to our gross profit and the introduction of new products contributed $226,373 to our gross profit. The gross margin for the affiliate program for 2005 was 75.5% and for new products it was 74.5%, both higher than our gross profit in 2004.

Costs related to the content developed for our ArticleInsider web site are capitalized. Content developed pursuant to InfoSearch’s ArticleInsider product increase the value of the network and yield revenue to InfoSearch over a period of years, which led to the decision to capitalize the development costs. Through December 31, 2004, our practice was to expense the cost of content developed for ArticleInsider as the costs were incurred. However, with the ongoing management of the ArticleInsider product, InfoSearch management determined that the average lifespan of an article on the network, i.e. how long it continued to draw traffic from individuals performing keyword searches, was well in excess of three years. Earlier expectations were that the lifespan would be shorter. Our management analyzed the web traffic and determined that it was not uncommon for an article to not begin drawing traffic until some number of months after it was posted on the network. As of January 1, 2005, to better match costs to revenues, and recognize the increased value of the network, we began amortizing ArticleInsider related content development costs over an expected life of thirty-six months. With the introduction of the ArticleInsider affiliate program in the second quarter of 2005, we began recognizing deferred revenue more swiftly. We recognized the deferred revenue more swiftly as a result of the greater volume of traffic that the affiliate program allowed us to move through the advertising network which caused greater recognition of our CPC-based deferred revenue. Revenue from the affiliate program continued to grow in each of the third and fourth quarters of 2005 based upon the increased delivery of CPC revenue. Based upon these results, we determined that the estimated useful life should be reduced to twenty-four months for the year ended December 31, 2005 to better match revenue with the related expense. Management determined that the trend in acceleration of the recognition of affiliate program revenue continued during the quarter ended March 31, 2006, and that therefore the remaining life of the unamortized content should be reduced to 12 months for the three months ended March 31, 2006. The total value of amortized content as of March 31, 2005 was $237,692.

The cost of sales attributable to ArticleInsider was $1,433,513 in 2005 versus $1,605,815 in 2004, with $937,959 and $0 of the ArticleInsider cost of sales resulting from the affiliate program in 2005 and 2004, respectively. Cost of sales attributable to ContentLogic was $832,990 in 2005 versus $45,092 in 2004 and cost of sales attributable to other sources was $ 77,520 in 2005 versus $0 in 2004.

The gross profit attributable to ArticleInsider was $4,057,904 in 2005 versus $907,269 in 2004, with $2,888,307 and $0 of the ArticleInsider gross profit resulting from the affiliate program in 2005 and 2004, respectively. Gross profit attributable to ContentLogic was $2,736,101 in 2005 versus $241,446 in 2004 and gross profit attributable to other sources was $226,373 in 2005 versus $0 in 2004. The gross margin experienced by ArticleInsider was 73.9% in 2005 versus 36.1% in 2004, with gross margin experienced by ContentLogic of 76.7% in 2005 versus 84.3% in 2004 and gross margin experienced by other sources 74.5% in 2005 with no revenues or gross margin from other sources in 2004.

OPERATING EXPENSES

Operating expenses consist of selling expenses and general and administrative expenses.

Selling expenses consist of costs incurred to develop and implement marketing and sales programs for InfoSearch’s products, including ContentLogic and TrafficLogic. These include costs associated with the marketing department participation in trade shows, media development and advertising. These selling expenses also include the costs of hiring and maintaining a sales department. These costs increased from $2,299,243 for the year ended December 31, 2004 to $2,337,747 in the same period of 2005. We streamlined the sales and marketing effort and made numerous adjustments to the compensation schedule for members of the sales team and believe that we have now aligned the compensation structure with our overall goals.

General and administrative expenses include senior management, accounting, legal, business development consulting, rent, administrative personnel, depreciation and amortization and other overhead related costs. These costs increased to $4,954,907 from $3,163,017 for the year ended December 31, 2005 from the same period ended December 31, 2004. This increase is attributed to the addition of new senior management, hiring of additional personnel to address the regulatory requirement of being a public company, meeting our expected growth as we expand in the online marketing industry and non-cash equity compensation expenses. Expenses associated with these equity grants to consultants, employees and members of the Board of Directors for the year ended December 31, 2005 were $645,502. We have issued restricted stock to certain employees and the Board of Directors for a total value of $707,900 which is being amortized over the one and four year vesting periods of their respective agreements. Expenses for depreciation and amortization increased to $420,595 for the year ended December 31, 2005 from $77,798 for the same period in 2004.

OTHER NON-OPERATING INCOME/EXPENSE

Other non-operating net income is substantially comprised of interest income received on the cash balances we maintain in money market accounts. Interest income, net of expense increased to $50,373 in the year ended December 31, 2005 as compared to $9,319 in interest expense for the year ended December 31, 2004 due to the increased cash balances from private placement of common stock.

We also experienced a gain of $536,900 in 2005 associated with the change in fair value of the warrants we issued in conjunction with the financing we completed in November 2005.

NET INCOME (LOSS)

We had net income of $314,997 or $0.01 per share in the year ended December 31, 2005 compared to a net loss of $4,322,864 or $0.13 per share in the comparable period of 2004. This improvement was due to an increase in revenues and gross profit, a change in the fair value of warrants issued and net interest income versus net interest expense in 2004.

LIQUIDITY AND CAPITAL RESOURCES

Cash decreased by $4,410,702 to $417,858 in the nine months ended September 30, 2006 relative to our fiscal year ending December 31, 2005. This is mainly due to a decrease of $2,245,937 in deferred revenue, and $329,576 for the acquisition costs of Answerbag.com and a net loss of $4,894,699.

Cash used in operating activities of $3,819,544 in the nine months ended September 30, 2006, consisted principally of the use of cash in the net loss of $4,894,699, including $383,870 from discontinued operations. The net loss was derived from increased operating expenses and non-cash costs of $509,904 for liquidated damages, $4,729,683 in stock based compensation to employees and Board of Directors and $566,459 in depreciation and amortization offset by the non-cash gain of $2,247,102 for adjustments in the fair market value of the warrant. Other operating accounts that used cash were $2,493,185 for changes in current assets and current liabilities, including cash provided from discontinued operations of $29,125, and a decrease of deferred revenue of $2,245,937.

Cash used in operating activities of $3,449,517 in the nine months ended September 30, 2005, consisted principally of the use of cash in the net loss of $355,483. The net loss was derived from increased operating expenses, offset primarily by non-cash charges of $210,067 in depreciation and amortization and $642,385 in equity compensation. Other operating activities that used cash were $3,094,034 in the net change of current assets and current liabilities. This decrease resulted primarily from decreases in amounts refunded to customers of $533,421 and deferred revenue of $3,035,684.

Cash used in investing activities for the nine month ended September 30, 2006 and 2005, was $566,899 and $631,458, respectively. Cash used for capital expenditures-fixed assets were $37,640, and $150,528, and capital expenditures-content development were, $49,361 and $480,930, for the nine months ended September 30, 2006 and 2005, respectively. Cash used for intangibles, the acquisition of Answerbag, for the period ended September 30, 2006 was $479,888 which includes an unpaid but accrued $150,312.

Cash used in financing activities for the nine months ended September 30, 2006 was $24,269 for principal reductions in capital leases, and cash generated from financing activities for the period ended September 30, 2005 was $3,930,263 including the Gross Proceeds from the Private Placement $3,949,868 and $250,000 from the oversubscription of the Private Placement transaction.

There are no material commitments for additional capital expenditures at September 30, 2006. The continuing commitment of capital is for the existing equipment capital leases and the operating lease for our offices. The capital leases have future minimum lease payments of $9,838 in 2006 and $18,632 in 2007. The operating lease for the offices has future minimum lease payments of $53,940 in 2006, $219,540 in 2007, $226,125 in 2008 and $95,375 in 2007.

We have a net working capital deficit of ($267,651), and net working capital deficit from continuing operations of ($238,526), at September 30, 2006.

In October 2006, we completed the sale of Answerbag and entered into a multi-year content development agreement to supply content to Demand Media, Inc. generating initial payments of $3,200,000 subsequent to September 30, 2006.

Cash increased by $3,499,602 to $4,828,560 for the year ended December 31, 2005 relative to our fiscal year ending December 31, 2004. This is mainly due to the successful private placement of common stock completed in December 2004, January 2005 and November 2005, from which $8,767,845 in cash was received.

Cash used in operating activities of $4,473,260 in the year ended December 31, 2005, consisted principally of a decrease of $4,788,257 in the net change of current assets and current liabilities. This decrease resulted primarily from increases in prepaid expenses and other current assets of $160,706, principally due to an increase in prepaid advertising costs of $126,826 and an increase in prepaid trade shows expenses of $18,000, decreases in amounts refunded to customers of $754,659 and deferred revenue of $4,608,043, offset by a decrease in accounts receivable of $130,577 due to lower revenues from our relationship with Google, and an increase in the accounts payable, accrued expenses and other liabilities of $75,377. The reduction in revenue associated with our relationship with Google is a result of changes to the third party search engine algorithms and resulting lower non-affiliate program traffic. The decrease in amounts refunded to customers resulted from an improvement in customer responsiveness and a reduction throughout the year in customer service issues. The decrease in the deferred revenue was primarily a result of the increased traffic flow following the establishment of the affiliate program as that traffic was delivered to our customers and the recognition of revenue on an as delivered cost-per-click. The increase in the accounts payable, accrued expenses and other liabilities is primarily due to increases in accrued payroll of $243,856 due to our growth and accrued director’s fees of $98,347 due to an increase in the number of board members offset by reductions in accrued legal fees of $173,336 from the previous year’s higher level in conjunction with our prior offering and a lower provision for income taxes of $99,200 due to a one-time event in 2004.

For the year ended December 31, 2004, $1,263,912 of cash was provided by operating activities. This amount principally consisted of the cash used in the net loss of $4,322,684 offset by $77,798 of depreciation and amortization and an increase in cash of $5,586,776 related to the net change of current assets and current liabilities. This increase resulted primarily from an increase in deferred revenue of $4,655,910, which was associated with the significant increase in the customer base for our ArticleInsider program, an increase in our accounts payable of $192,782 and an increase in our provision for amounts refunded to customers of $798,810, offset somewhat by increases in accounts receivable of $106,872 and prepaid expenses of $31,652. Our accounts payable increased primarily as a result of an increase in accrued legal fees at the end of 2004 of $182,098 due to the private placement financing we closed in December 2004 and an increase in accrued vacation expenses of $22,349. We increased our provision for refunds in recognition of existing customer service issues associated with poor sales practices prior to 2005. Our accounts receivables increased in 2004 due to an increase in revenue from our relationship with Google associated with the expansion of our ArticleInsider network and our prepaid expenses increased primarily as a result of an increase in director’s fees of $22,000 due to an increase in the number of board members and prepaid insurance of $17,459 associated with new insurance policies related to being a public entity.

Cash used in investing activities for periods ended December 31, 2005 and 2004 was $762,950 and $190,109 respectively. We used $158,459 to purchase property and equipment to continue to accommodate our growth and $604,491 for development of content related to 12-month content license agreements and the expansion of its ArticleInsider network, in 2005 and used $190,109 to purchase property and equipment in 2004.

Cash provided by financing activities for the year ended December 31, 2005 of $8,735,811 was due to the receipts of gross proceeds of $8,767,845 from the private placement offerings in December 2004, March 2005 and November 2005, offset somewhat by principal payments on capital leases of $32,034. The $44,749 of cash provided by financing activities for the year ended December 31, 2004 was due to a decrease in loans to stockholders of $69,486 and offset somewhat by principal payments on capital lease obligations of $20,737 and equity accounts of $4,000.

As of December 31, 2005, we had cash and cash equivalents amounting to $4,828,560, an increase of $3,499,602 from the balance at December 31, 2004. We had net working capital of $2,194,659 at December 31, 2005.

There are no material commitments for additional capital expenditures at December 31, 2005. The continuing commitment of capital is for the existing equipment capital leases and the operating lease for our offices. The capital leases have future minimum lease payments of $39,795 in 2006 and $18,632 in 2007. The operating lease for the offices has future minimum lease payments of $193,360 in 2006, $220,620 in 2007, $226,125 in 2008 and $95,375 in 2009.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements.

BUSINESS

Overview

InfoSearch Media, Inc. (“InfoSearch”) is a Los Angeles-based developer of search marketing solutions involving online content that support the non-paid (otherwise known as organic, which refers to the search results that the search engines find on the world wide web as opposed to those listings for which companies pay for placement) search marketing initiatives of its clients. We have two primary operating groups, ContentLogic and Web Properties.

ContentLogic

Through our ContentLogic program we deliver, through sale or license agreements, branded original content for use by our clients on their web sites. Utilizing sophisticated content and keywords analytics, content developed in the ContentLogic program drives traffic to the client’s website through improved search engine rankings. The ContentLogic content provides an environment engineered to stimulate a sale through the use of content highly focused on the client’s products and services. We derive revenue from this program through either the sale or license of the content. While many of our small to medium sized business clients prefer the month-to-month leasing option over the purchase alternative because it provides a lower upfront cost without a long term commitment, larger firms generally prefer the outright purchase of the content. We are actively pursuing both methods and instituting a dedicated team to focus on the larger clients, as well as introducing related products, including web analytics through our partnership with Load and links through our partnership with LinkWorth. The analytics and links products are both sold on a month-to-month basis.

Web Properties

Through our Web Properties program, we currently operate one content-based website, ArticleInsider, through which we distribute traffic to advertisers. ArticleInsider is a collection of general informational articles focused on various business topics. Our clients sponsor a prominent link on those pages and pay on a cost-per-click (“CPC”) basis. In May 2005, as part of our ArticleInsider program, we established an affiliate program wherein we purchased traffic from other online advertising companies, tested the traffic with the our click-fraud prevention algorithm and resold that traffic to our customers. We are no longer bringing on new customers for the ArticleInsider program and are harvesting the deferred revenues associated with this product.

Industry Overview

Internet search (“Search”) and online advertising are experiencing significant growth. Search is the second most popular activity on the Web, behind only email, with more than 550 million searches performed daily worldwide and 245 million searches performed in the United States. According to U.S. Bancorp Piper Jaffray, the global market for performance-based advertising and search marketing, such as pay-per-click listings and paid inclusion, will grow from approximately $1.4 billion in 2002 to approximately $21.7 billion in 2010. This growth in Search has led many advertisers to dramatically increase their level of advertising investment in search-based promotional methods. In addition, U.S. Bancorp Piper Jaffray predicts that online advertising in the United States will represent approximately 6% of total advertising spending in 2008 compared to approximately 2% of total advertising spending in 2003.

This growth is fueled by the increased acceptance of the Internet as a commerce/marketing medium, the rapid expansion of early stage international markets, the growth of overall Internet usage and broadband Internet access, and by the advertiser’s realization of the cost-effectiveness of Search advertising. This growth may create future opportunities to generate revenues and profits through the introduction of new search engine-related marketing products.

Key Growth Drivers

•
Increased E-Commerce - The growth in Search revenues has been proportional to growth in e-commerce. As consumers migrate to Internet-based purchasing, advertisers seek to promote their products or services using Internet methods, the most effective of which has proven to be Search(1). If Internet sellers dedicate even 10% of revenues toward Internet marketing and advertising, as is typical of traditional merchants, search advertising opportunities should expand tremendously. In fact, U.S. Bancorp Piper Jaffray projects total e-commerce spending to top $150 billion in 2007.

•
Growth of the Internet and Broadband Access - The organic growth of the Internet has created a domestic audience rivaling the use of television. This large audience provides a source of potential customers for merchants and a massive source of advertising and marketing dollars for those firms interested in search engine marketing. This audience is not only growing in size but increasing its time spent on the Internet due to the increased usage of broadband Internet access. Increased Acceptance of Search as a Powerful Marketing Channel - Although Search was once considered only a method for Internet users to locate information, its potential as a marketing tool has been quickly realized. The growth of those companies offering search engine marketing services is demonstrative of the realization among advertisers of the power of Search as a business acquisition medium. However, search marketing still represents a very small portion of most advertising budgets and has a very strong growth potential.

•
International Market Expansion - Most international Internet markets are still in the very early stages of development. U.S. Internet penetration rates are close to 65%, compared to approximately a 6% penetration in the international population[1] . As the international market begins to approach the domestic market in terms of penetration, monetization opportunities are expected to be created, including strong e-commerce and search engine marketing opportunities.

•
Cost Effectiveness/High Return on Investment - Due to its relatively low cost and high conversion rates, Search based marketing offers advertisers a high return on investment compared to traditional marketing vehicles. Forms of advertising such as the yellow pages can cost more than $1 per customer lead compared to $.35 per customer lead for Overture’s paid listings [1].

Opportunity

Despite the massive growth in Search, several problems in the industry have not been addressed adequately by the majority of search engine marketing companies including:

•	Placement competition due to the concentration of Search traffic is leading to quickly rising costs of effective paid listing keywords, limiting smaller businesses access to paid listings;

•	Difficulty maintaining high rankings in unpaid listings, which represent a large portion of search traffic;

•	Low return on investment due to excessive CPC charges from uninterested searchers; and

•	Poor conversion/low close rates due to low quality traffic.

Our unique content-based products delivered through our ContentLogic and Web Properties programs, provide a solution to these problems by leveraging our content development expertise to deliver to businesses sustainable access to the unpaid portion of Search listings with screened leads, above average click-through rates and a price point that is below the current market average.

1 US Bancorp Piper Jaffray Equity Research, "The Golden Search"

Future Market Trends

We are in a position to benefit from major trends that will shape the future of the search engine world. The recent success of Yahoo / Overture and Google has proven that search listings can be translated into significant revenue streams generating high levels of advertising satisfaction and return on investment for customers.

Most engines only display 3 to 5 paid listings out of 20 or more per page of search results, leaving a large amount of room for the expansion of paid listings. Furthermore, search rates, which average approximately $.35 per lead, should eventually increase to match those of other forms of advertising such as Yellow Pages, which currently average approximately $1.00 per lead. In addition, less than 1% of the more than 12 million small businesses in the United States currently use Search as method of customer acquisition, presenting another opportunity to expand the size of the paid listings and paid inclusion markets.

Our search engine marketing service will benefit significantly from any future increases in volume and prices of search advertising, particularly in the small business segment.

The Rise of Relevance

It was once thought that as users became increasingly knowledgeable about the location of information throughout the Internet, search engines would become obsolete with users accessing the web through specific websites or through the channels of an Internet portal. However, users have become more focused on quick and relevant search results and search engines have evolved to meet this demand, creating listing parameters that produce only the targeted information the user desires.

Our content-based services align perfectly with this trend. Our content may appeal to search engines looking for fresh, highly relevant information because the primary purpose of a search engine is to deliver the most relevant, informative and useful information to their users. Such search engines therefore have an incentive to place the best content at the top of their indexes and it is our belief that as our  writer talent increases, and as the quality of our content improves, our goals become more and more aligned with those of the search engines. The result of this synergy is that users, advertisers, search engines and our company all receive equal benefit from our model.

International Market Development

International Internet traffic is already significantly larger in volume than domestic Internet traffic, with approximately 400 million Internet users abroad compared to close to 160 million in the United States. In addition, currently there are approximately 305 million searches occurring outside of the United States daily, growing at an annual rate of 20%. At this pace, the international market for search marketing services may soon eclipse the size of the domestic opportunity. This trend is amplified by the major portals and Internet companies adopting international models offering increased search and Internet services abroad.

Although this market does not currently have the monetization potential of the domestic opportunity, the growth rate of monetization in the international markets is much faster than in the United States. Currently the largest international Internet markets are Japan, Germany, Korea, United Kingdom, France, Italy and Spain. However, it is likely that within the next decade China, India and Latin America will provide opportunities that shall exceed the current largest international markets in size. U.S. Bancorp Piper Jaffray estimates that international Internet search revenues were $200 million in 2003, growing to $1.9 billion by 2007.

Our services are easily expandable to an international customer base and would benefit from increased use of search engines and e-commerce at a multinational level.

High Concentration

More than 80% of all searches in the United States are provided by four search engines: Google, Yahoo!, MSN and AOL. These four are likely to retain or gain market share based upon an increased focus on promoting their search products, increasing their overall traffic, and developing their search technologies.

This oligopoly of market participants simplifies our efforts to rank high among all major search engines by giving us the ability to focus our network’s development on only four search engines responsible for 80% or more of all search traffic.

Business Strategy

Our business strategy focuses on building our client base for both ContentLogic and Web Properties programs.

For our ContentLogic program, we derive revenue through the licensing and sale of content to our customers. We intend to concentrate on building our base of licensing agreements and sales of content to both the small to medium business market and the large industry players.

We currently operate one content-based website, ArticleInsider, as part of our Web Properties group. We are no longer bringing on new customers for the ArticleInsider program and are harvesting the deferred revenues associated with this product.

Uniqueness of Service

Several factors make our services unique in the search engine advertising space.

•
Content Based Model - Our model is unique in the search engine marketing space. Instead of simply including our clients’ sites in highly trafficked search engines through partnering with the major engines or by using deceptive search engine optimization techniques, we focus on developing unique, relevant and high-quality online content which improves search engine ranking and traffic.

•
Conversion Rates - Internal research indicates that the internet traffic that we drive to our client’s sites through our developed content has a demonstrably higher conversion rate than existing practices or services. This results because searchers visiting our clients’ websites utilizing content developed for them by us view highly targeted keyword-based content tailored to the client’s underlying business. As a result, those visitors arriving on the client’s site are more likely to make a purchase.

•
Solution for Dynamically Generated Sites - Many companies offering their products and services on the Internet maintain websites with large amounts of dynamic content which is difficult for major search engines to find due to the low visibility of such content to many of the popular search engines’ search listing parameters. Because our keyword-based content model provides a solution easily found by the search engine spiders, major search engines are far more likely to find and index the client’s websites.

•
Major Engine Coverage - Our clients typically receive a large portion of their traffic from Google, Yahoo!, MSN and AOL. These four sites account for a large majority of all searches performed on the Internet. Our ability to develop content that ranks highly with the major search engines represents a unique approach to generating qualified traffic for our customers. Rather than using deceptive techniques, like doorway pages (a page designed to trick search engines into thinking that the site is a focused on a topic other than the actual topic in an effort to trick people into visiting their websites) and link farms (technique to artificially create links to a particular website, which is one of the key determinants to ranking in the search engines) which have become standard with other search engine optimization companies, we produce content which clients utilize on their websites to dramatically improve their search engine ranking and drive high volumes of relevant internet traffic.

Target Markets

We have developed four major target markets that we are either currently focusing on or that we intend to focus on in the future. Management believes that these five target markets will enable us to maintain our unique competitive position while significantly expanding our client base.

•
Current Paid Listings Customers - Our largest source of potential clients are those companies currently using other methods of online advertising, specifically those who are using search engine marketing techniques that are similar to those provided by us. This market group is familiar with search engine marketing and its benefits, making them amenable to our services especially at our discounted price. This group is expected to continue to be important to our customer acquisition strategy going forward.

•
Small to Medium Businesses - Of the 12 million small to medium businesses in the United States, less than 1% currently use search as method of customer acquisition. These small to medium businesses present a customer acquisition opportunity for us. Such small to medium businesses are massive in numbers, largely ignored by the larger providers of search engine marketing services and often overshadowed by the larger competitors in their space when they must compete in an auction format. Because we specifically target the small to medium business market, we feel we are positioned to offer this market a higher level of customer service and personalized attention than larger online advertising services. These potential clients are also ideal for our ContentLogic service, because small to medium sized businesses often do not have the resources to hire internal copywriters and website developers to drive traffic to their sites.

•
Niche Business Sectors - Niche business sectors are those sectors that offer a unique product or service that is not readily available to consumers and often can only be found by consumers online. Although these products and services are often difficult to find and are not typical consumer offerings, a strong demand for such products and services exists making these specialty businesses ideal candidates for search engine marketing. Similar to the small to medium size businesses, the niche sector is largely ignored by the large search engine marketing companies and therefore offers us a significant revenue opportunity.

•
Large Scale Content Opportunities - Large established firms are increasingly realizing the importance of online marketing. While they frequently have the resources to provide our services in-house, they understand that it is not their core competence and are open to outside service providers. We are pursuing these large firms to provide content on a large-scale, contractual basis. We plan to actively target this sector going forward, as we believe it will provide an additional method to leverage the strength of our team of copywriters and will potentially constitute a large portion of our revenues.

Sales, Marketing, Advertising and Promotion

As of December 31, 2006, we had 22 full-time employees in our sales department. Our sales department currently focuses on adding new clients to our ContentLogic program. Advertising and promotion of our services is broken into two main categories: direct sales and online promotion.

•	Direct Sales: Our sales staff targets new client relationships through telesales efforts, direct marketing, and attendance and sponsorship at various trade shows and conferences.

•	Online Promotion: We engage in certain advertising and direct marketing focused on acquiring new merchant advertisers and new distribution partners through online promotional methods.

We intend to continue our strategy of growing our client base through sales and marketing programs and are reviewing more scalable methods and partnerships with the goal of increasing our client base. Further, we continually evaluate our marketing and advertising strategies to maximize the effectiveness of our programs and their return on investment.

Competition

We are one of the few companies exclusively dedicated to providing online content-based marketing solutions to increase lead generation from unpaid search listings. Nonetheless, while our content-based solutions are unique, there are other companies that use similar techniques in different ways to increase traffic leads and conversion rates. Yahoo! Answers is an example of a question and answer content site that leverages a large number of non-paid users to generate content to drive traffic and ad revenue. It does not, however, sell content to other companies. In contrast, Introspect provides search engine optimization services which include web design and content development. It, however, does not own its own content network.

We believe that today’s typical internet advertiser is becoming more sophisticated regarding the increased value of content-based solutions relative to the different forms of internet advertising. These advertisers are increasingly aware of their return on investment and are more carefully developing their online marketing programs. While the significant growth in the industry has increased the competitive levels, we believe that our unique product offering will continue to provide an edge in developing new client relationships.

Intellectual Property and Proprietary Rights

We seek to protect our intellectual property through existing laws and regulations and by contractual restrictions. We rely upon trademark, patent and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to help us protect our intellectual property.

Our policy is to apply for patents or for other appropriate statutory protection when we develop valuable new or improved technology. We currently do not have any patents or pending patent applications. The status of any patent involves complex legal and factual questions. The scope of allowable claims is often uncertain. As a result, we cannot be sure that any patent application filed by us will result in a patent being issued, nor that any patents issued in the future will afford adequate protection against competitors with similar technology; nor can we provide assurance that patents issued to us will not be infringed upon or designed around by others. Furthermore, the performance-based search advertising industry has been the subject of numerous patents and patent applications, which in turn has resulted in litigation. The outcome of this ongoing litigation or any future claims in this sector may adversely affect our business or financial prospects.

We have a pending trademark application before the PTO. We do not know whether we will be able to successfully defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in internet-related industries are uncertain and still evolving.

All of our copywriters are under contract assigning to us ownership of the content they create. In addition, we have copyrighted all content hosted throughout our network.

Government Regulation

We are subject to governmental regulation much like many other companies. There are still relatively few laws or regulations specifically addressed to the Internet. As a result, the manner in which existing laws and regulations should be applied to the Internet in general, and how they relate to our businesses in particular, is unclear in many cases. Such uncertainty arises under existing laws regulating matters, including user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, content regulation, quality of products and services and intellectual property ownership and infringement.

To resolve some of the current legal uncertainty, we expect new laws and regulations to be adopted that will be directly applicable to our activities. Any existing or new legislation applicable to us could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations, and could dampen the growth in use of the Internet in general.

Several new federal laws that could have an impact on our business have already been adopted. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third party websites that include materials that infringe copyrights or rights of others. The Children’s Online Protection Act and the Children’s Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children from Sexual Predators Act requires online services providers to report evidence of violations of federal child pornography laws under certain circumstances.

The foregoing legislation may impose significant additional costs on our business or subject us to additional liabilities, if we were not to comply fully with their terms, whether intentionally or not. If we did not meet the safe harbor requirements of the Digital Millennium Copyright Act, we could be exposed to copyright actions, which could be costly and time-consuming. The Children’s Online Protection Act and the Children’s Online Privacy Protection Act impose fines and penalties to persons and operators that are not fully compliant with their requirements. The federal government could impose penalties on those parties that do not meet the full compliance practices of the Protection of Children from Sexual Predators Act. We intend to fully comply with the laws and regulations that govern our industry, and we intend to employ internal resources and incur outside professional fees to establish, review and maintain policies and procedures to reduce the risk of noncompliance.

We post our privacy policy and practices concerning the use and disclosure of any user data on our websites. Any failure by us to comply with posted privacy policies, Federal Trade Commission requirements or other domestic or international privacy-related laws and regulations could result in proceedings by governmental or regulatory bodies that could potentially harm our businesses, results of operations and financial condition. In this regard, there are a large number of legislative proposals before the U.S. Congress and various state legislative bodies regarding privacy issues related to our businesses. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could harm our business through a decrease in user registrations and revenue. These decreases could be caused by, among other possible provisions, the required use of disclaimers or other requirements before users can utilize our services.

Employees

As of December 31, 2006, we employed a total of 51 full-time employees and approximately 200 contracted copywriters. We have never had a work stoppage, and none of our employees are represented by a labor union. We consider our employee relationships to be positive. If we are unable to retain our key employees or we are unable to maintain adequate staffing of qualified employees, particularly during peak sales seasons, our business would be adversely affected.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not a party to any other legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on our results of operations or financial position.

Geographic Information

All of our revenue is generated from transactions originating in the United States. All of our fixed assets are located in the United States, principally in California at our headquarters.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information regarding our directors, key personnel, and members of our advisory board.

Name	Age	Position
George Lichter	55	Director, President and Chief Executive Officer
David Warthen	48	VP and Chief Technoloy Officer
Frank Knuettel, II	40	VP and Chief Financial Officer
David Gagne	34	VP of Technology
Edan Portaro	38	VP of Sales
Claudio Pinkus	49	Director, Executive Chairman
John LaValle	49	Director

George Lichter - Director, President and Chief Executive Officer since August 2005. Prior to joining InfoSearch, Mr. Lichter co-founded and served as Co-Chief Executive Officer of the Whole Body/Yoga Works, a national family of Yoga and alternative health and fitness centers from March 2002 through August 2005. He currently serves there as a member of the Board of Directors. Prior to co-founding Whole Body/Yoga Works, Mr. Lichter served concurrently as President of Ask Jeeves International and Chief Executive Officer of Ask Jeeves UK from May 1999 through January 2002. Prior to Ask Jeeves, Mr. Lichter was the Senior Vice President of Vivendi/Havas Interactive which, prior to its divestiture, was Cendant Software from 1994 through April 1999. Prior to that, Mr. Lichter was an entertainment attorney in the Beverly Hills law firm of Rosenfeld, Meyer & Susman. Mr. Lichter graduated Phi Beta Kappa with a bachelor’s degree from UCLA and received a Juris Doctor degree from Stanford Law School.

David Warthen - Executive Vice President. Mr. Warthen is the founder and is currently the Chief Executive Officer of Eye Games, Inc., a web-cam video game company creating games for young children. Mr. Warthen founded Eye Games, Inc. in 2004. Prior to founding Eye Games, Mr. Warthen was the Chief Technology Officer of Global Streams, a digital video processing company, from 2000 to 2002. He was the original architect for Global Streams’ general video communications products. Mr. Warthen was also a co-founder and the Chief Technology Officer of Ask Jeeves, a natural language search engine. Mr. Warthen currently serves on the board of directors of Kozoru, Inc. and Eye Games, Inc.

Frank Knuettel, II - Chief Financial Officer. Prior to joining InfoSearch Media in March 2005, Mr. Knuettel co-founded Internet Machines Corporation, where he held several positions, including Chief Executive Officer and Chief Financial Officer. While at Internet Machines Corporation, a fabless semiconductor company developing chips for high-speed communications devices, Mr. Knuettel raised almost $90 million in equity and debt, managed significant internal growth and ultimately led the sale of the business to IDT Corp. in 2004. Before founding Internet Machines in January 2000, Mr. Knuettel was the CFO/COO of Viking Systems, a developed or enterprise resource management systems targeted at the management of non-profit fundraising operations. As CFO/COO, Mr. Knuettel led the company through a Chapter XI reorganization and managed the post-bankruptcy Series A financing. Prior to his position at Viking, he was Vice President and Chief Financial Officer of Fightertown Entertainment, Inc. in Lake Forest, California. While at Fightertown, he was responsible for the development of the company’s strategic and expansion plans as well as all financial operations. During his tenure, Fightertown’s revenues quadrupled in two years. Mr. Knuettel is a cum laude graduate in Economics from Tufts University and received an MBA in Finance and Entrepreneurial Management from The Wharton School, University of Pennsylvania.

David Gagne - David Gagne has been developing enterprise and internet-based information architecture solutions for almost a decade. Mr. Gagne began his career as the lead programmer for a biotechnology company in North Central Florida. While there, he was integral in the creation of a corporate logistics / manufactured goods distribution and warehousing system. He has worked extensively in the fields of telecommunications, medical insurance claim management, and electronic entertainment media. Mr. Gagne has a wealth of experience managing business data systems and is fluent in a wide range of programming languages. Mr. Gagne graduated from the Honors Department of the University of Florida College of Liberal Arts and Sciences with a Bachelor's Degree in English.

Edan Portaro - Prior to joining InfoSearch as VP of Sales, Edan served as the Senior Sales Consultant at TechTransform, a strategic business consultancy which advises small and large companies on a variety of mission critical issues. Prior to his work at TechTransform, he was at YellowPages.com where he first held the position of Vice President, National Sales, Directional Marketing and New Business, before taking on the role of Senior Vice President, Retail and National Sales. Prior to YellowPages.com Edan, spent over a decade at TMP Worldwide/Monster Worldwide where he worked his way up the ladder through a succession of roles including Marketing Manager, Regional Sales Manager, Director New Business Development, VP Sales, Senior Vice President for New Business and finally to the position of Senior Vice President of Directional Marketing for the Monster Franchise initiative.

Claudio Pinkus - Director since April 4, 2005 and Executive Chairman since August 22, 2005. Mr. Pinkus brings 25 years of strategic technology management experience to InfoSearch, with specific expertise in the search engine market. Mr. Pinkus served as Chief Operating Officer of Ask Jeeves International, Inc., as well as Chief Strategy Officer of Ask Jeeves, Inc. Prior to joining Ask Jeeves, he served as Chief Executive Officer of Bowne Global Solutions, the world’s largest localization services provider. Mr. Pinkus serves on the board of RevCube Media, a private internet advertising company in San Francisco, CA and World Links, a Washington, DC nonprofit entity.

John LaValle - Director since May 3, 2005. Mr. LaValle has over 20 years of experience with high-growth technology companies during which time he has helped raise more than $700 million in funding through venture capitalists, bank and lease financing, and public offerings. He has completed three successful IPOs and one of the largest secondary offerings ever done by any Internet company. Prior to TelASIC, Mr. LaValle was CFO of Lightcross, Inc. a manufacturer of integrated, silicon-based optical products for telecommunications equipment. Prior to that, he was CFO and Executive Vice President of Operations of Stamps.com (IPO in 1999), CFO of Comcore Semiconductor, a high-performance DSP company (acquired by National Semiconductor in 1998), and CFO of Trikon Technologies (IPO in 1995), a chemical vapor deposition and plasma etch semiconductor equipment manufacturer. Mr. LaValle also served as CFO of Superconductor Technologies (IPO in 1992), a manufacturer of high temperature thin film superconductors used in cellular base station applications, and as CFO of PS Medical, a manufacturer of implantable neurosurgery products. Early in his career, he held senior financial analyst positions with Chevron Corporation and Andersen Consulting. Mr. LaValle received his undergraduate degree with Summa Cum Laude honors from Boston College, and earned his MBA from Harvard Business School where he was awarded multiple Fellowships. Mr. LaValle also sits on the board of CyberDefender, a Santa Monica, CA based private company producing anti-spyware software.

There are no family relationships among directors/executive officer or nominees for those positions.

Board of Directors

Our board of directors consists of three directors and has not appointed any committees. Our board of directors has determined that Mr. LaValle is the only independent director within the meaning of Rule 4200(a)(15) of the NASD's published listing standards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 3, 2007 by (i) each person who, to our knowledge, beneficially owns more than 5% of our common stock; (ii) each of our directors and executive officers; and (iii) all of our executive officers and directors as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
George Lichter (2)	2,653,534	5.19%
Steve Lazuka (3)	4,699,844	9.19%
David Warthen (4)	1,096,032	2.14%
Frank Knuettel, II (5)	424,499	*
Edan Portaro (6)	240,000	*
Claudio Pinkus (7)	1,259,427	2.46%
John LaValle (8)	100,000	*
Trinad Capital Master Fund, Ltd. (9) 2121 Avenue of the Stars, Suite 1650 Los Angeles, California 90067	6,864,567	13.42%
Bruce Galloway (10)	3,945,250	7.71%

All Executive Officers and Directors as a group (total of 6 persons)	4,985,985	9.7%
* represents beneficial ownership of less than 1%

(1)
Beneficial ownership is calculated based on 51,162,267 shares of our common stock outstanding as of January 3, 2007. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of January 3, 2007. The shares issuable pursuant to those options or warrants are deemed outstanding for computing the percentage ownership of the person holding these options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.

(2)
Includes 1,350,000 shares of Common Stock issuable pursuant to grants made on January 4, 2006 that are fully vested, 450,027 shares of restricted stock granted on April 5, 2006, options to purchase 787,507 shares which were granted on December 12, 2006 and January 15, 2007 and which vest within 60 days of January 3, 2007 and 66,000 shares purchased in the open market, less any sales.

(3)	Includes 541,845 shares of Common Stock issuable upon exercise of options exercisable within 60 days of January 3, 2007.
(4)	Includes 275,000 shares purchased in open maket, 732,143 shares received as compensation and 77,778 shares vested pursuant to a stock option grant.
(5)
Includes 219,499 shares of Common Stock issued or issuable pursuant to restricted stock grants that vest within 60 days of January 3, 2007 and 345,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of January 3, 2007, less any sales.

(6)	Includes 40,000 shares purchased on the open market and 200,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of January 3, 2007.
(7)
Includes 1,350,000 shares of Common Stock issuable pursuant to grants made on January 4, 2006 and vesting within 60 days of January 3, 2007, 100,000 shares pursuant to grant made on April 4, 2006 provided that Mr. Pinkus remains on the Board, 450,027 shares of restricted stock granted on April 5, 2006, and 120,500 shares purchased in the open market, less any sales.

(8)	Includes 100,000 shares of Common Stock issuable pursuant to grant made on May 3, 2005 and vesting within 60 days of January 3, 2007.
(9)	Based solely upon a Schedule 13G, filed with the SEC by Trinad Capital Master Fund, Ltd. on November 13, 2006 and subsequently modified in a Form 4 filed on December 21, 2006.
(10)
Based solely upon a Schedule 13G, filed with the SEC by Bruce Galloway on November 28, 2006.  Includes 2,675,250 shares of common stock held by Strategic Turnaround Equity Partners (Cayman) (“STEP”), 833,000 shares of common stock held by Mr. Galloway, 179,000 shares of common stock held by Mr. Galloway’s spouse, 60,000 shares of common stock held by Mr. Galloway’s son, 100,000 shares of common stock held by Jacombs Investment Inc., 98,000 shares of common stock held by RexonGalloway, and 30,000 shares of common stock held by Gary Herman’s IRA. Galloway Capital management, LLC, a Delaware limited liability company is the general partner of STEP. Mr. Galloway and Mr. Herman are the managing members of Galloway Capital Management, LLC, and Mr. Galloway owns a majority of the membership interests in Galloway Capital Management, LLC. Mr. Galloway owns approximately 20% of the partnership interests in STEP as of November 1, 2006.

EXECUTIVE COMPENSATION

The following table summarizes the annual compensation paid and options granted for the three years ended December 31, 2005, 2004 and 2003 to our Chief Executive Officer and other executives whose total annual salary and bonus for 2005 exceeded $100,000 :

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)

George Lichter (1)	2006	$209,600	$359,501	$1,111,512	325,000
Chief Executive Officer	2005	$54,615	$2,400	$0	0

Frank Knuettel II (2)	2006	$182,917	$112,973	$119,042	82,500
Chief Financial Officer	2005	$142,189	$0	$267,900	262,500

Steve Lazuka (3)	2006	$208,479	$74,459	$0	0
Chief Strategy Officer	2005	$173,958	$0	$0	0

	2004	$332,501	$0	$0	600,000

David Averill(4)	2006	$168,076	$0	$4,800	150,000
General Manager, Content Logic	2005	46,442	$0	0	0

David Warthen (5) VP and Chief Technology Officer	2006	$14,750	$0	$115,714	400,000

(1)	Mr. Lichter was hired as our Chief Executive Officer as of August 2005 and entered into an employment agreement on January 4, 2006.

(2)	Mr. Knuettel was hired as our Chief Financial Officer as of March 2005.

(3)
Mr. Lazuka served as our President and Chief Executive Officer until August 22, 2005 and as Chief Strategy Officer until November 30, 2006. Mr. Lazuka transferred options to purchase 59,165 shares of our common stock to a family member.

(4)	David Averill was hired as our General Manager, Content Logic as of September 2005. Mr. Averill subsequently resigned effective June 30, 2006.

(5)	David Warthen was hired as VP and Chief Technology Officer as of July 2006.

OPTION/SAR GRANTS FOR YEAR ENDED DECEMBER 31, 2006

Name	Number of securities underlying options/ SARs granted (#)	% of Total Options/SARs granted to employees in fiscal year	Exercise or base price ($/Sh)	Expiration date

George Lichter	325,000	16.26%	$0.17	12/12/2016
Chief Executive Officer

Frank Knuettel II	82,500	4.13%	$0.67	1/04/2016
Chief Financial Officer

Steve Lazuka	-	-	-	-
Chief Strategy Officer

David Averill	-	-	-	-
General Manager,
Content Logic

David Warthen	400,000	20.01%	$0.14	9/28/2016
VP and Chief Technology Officer

Director Compensation

We compensate our non-employee director, John LaValle, for his service as a member of our Board of Directors and the sole member of our Audit Committee in the amount of $50,000 per year. We compensate our other non-employee director, Mr. Pinkus, in the amount of $25,000 per year. Additionally, on their appointments to the Board, Mr. Pinkus and Mr. LaValle were granted restricted stock awards in the amount of 100,000 shares each, which vest in different increments and provide for full vesting on the first anniversary of the directors appointment to the Board. Management directors do not receive any compensation for their services as Directors other than the compensation they receive as our officers.

Employment Agreements

We entered into an employment agreement on January 4, 2006 with George Lichter as Chief Executive Officer (the “Lichter Employment Agreement”), effective as of August 23, 2005. We amended the Lichter Employment Agreement on November 3, 2006 to increase Mr. Lichter's base salary from $150,000 to $250,000 effective retroactively to July 1, 2006.  Mr. Lichter also receives an annual performance-based bonus of up to 100% of base compensation. Mr. Lichter received options to purchase 2,097,150 shares of our common stock in grants on December 12, 2006 and January 15, 2007, with options to purchase 772,150 shares vested upon grant, options to purchase 552,850 shares vesting over three years, and options to purchase 772,150 shares vesting upon achieving a full year profit.  The Lichter Employment Agreement does not have a termination date, and there are no provisions providing for adjustments to Mr. Lichter’s salary. In addition, Mr. Lichter receives an automobile allowance of $600 per month. Under the Lichter Employment Agreement, Mr. Lichter may resign for “good reason” if his duties are substantially diminished or if we materially breach the Lichter Employment Agreement. In that event, Mr. Lichter will receive his base salary, bonuses and benefit plan coverage for a period of six months. Likewise, Mr. Lichter will receive his base salary, bonuses and benefit plan coverage for a period of six months if he is discharged without cause. The Lichter Employment Agreement also includes restrictive covenants relating to competition and solicitation of our customers or employees. The Lichter Employment Agreement provides that Mr. Lichter will normally work for us four days per week. We have agreed to allow Mr. Lichter to continue to serve as an officer and director of MCS Ventures and Yoga Works, Inc., but only to the extent that Mr. Lichter’s continued service does not materially interfere with the performance of his duties to us.

Pursuant to his employment agreement, Mr. Lichter was granted, under the Registrant’s 2004 Stock Option Plan (the “Plan”), a restricted stock award representing 675,000 shares of our common stock, of which 225,000 shares vested on January 4, 2006 and the remaining shares vested in three installments of 150,000 shares each on February 23, 2006, April 23, 2006 and August 23, 2006. Mr. Lichter may participate, as a selling stockholder, in any financing transaction undertaken by us for the purpose of satisfying the tax liability incurred by Mr. Lichter as a result of the restricted stock award. In the event that we have not completed a financing transaction in which Mr. Lichter participates by the due date of such tax liability, we agreed to pay such liability on Mr. Lichter’s behalf by January 13, 2006. Our obligations related to such tax liability are conditioned on Mr. Lichter’s filing of a Section 83(b) election within 15 business days of the date of the restricted stock award. Mr. Lichter was also subsequently granted an additional stock award representing 675,000 shares of our common stock, of which 225,000 shares vested on January 4, 2006 and the remaining shares vested in three installments of 150,000 shares each on February 23, 2006, April 23, 2006 and August 23, 2006. The Lichter Employment Agreement also includes restrictive covenants relating to competition and solicitation of our customers or employees, and employment under the Lichter Employment Agreement is at will and therefore we may terminate Mr. Lichter’s employment at any time and for any reason subject to the provisions set forth above.

We have entered into an executive employment agreement with Steve Lazuka (the “Lazuka Employment Agreement”) dated December 29, 2004 and terminating on December 31, 2006. The Lazuka Employment Agreement provides for an initial annual base salary of $175,000, with a minimum annual increase in base salary of 10%. The Lazuka Employment Agreement also provides for an annual performance-based bonus of up to $175,000, as determined by our  Board of Directors. The Lazuka Employment Agreement expires on December 31, 2006, subject to extension or earlier termination. It provides that if Mr. Lazuka is terminated by us without cause or if he terminates his employment for good reason, he will be entitled to his base salary, bonuses and all health and benefits coverage, in each case for 12 months. At the election of Mr. Lazuka, in the event of such termination, his base salary and any bonus then earned is payable by us in a lump sum within 45 days after his last day of employment. “Good reason” exists if Mr. Lazuka’s duties are substantially diminished or if we materially breach the Lazuka Employment Agreement. The Lazuka Employment Agreement also includes restrictive covenants relating to competition and solicitation of our customers or employees.

Under the Lazuka Employment Agreement, Mr. Lazuka received options to purchase up to 600,000 shares of our common stock under our 2004 Stock Option Plan (the “Plan”), which vest in three equal installments after six months, 12 months and 24 months, respectively. The options vest in full in the event of Mr. Lazuka’s death, disability, discharge without cause, or resignation for good reason. The exercise price of the options granted pursuant to the Lazuka Employment Agreement is $1.00 per share.

In connection with the appointment of Mr. Lichter as our President and Chief Executive Officer, Mr. Lazuka’s employment agreement was amended. The amendment reaffirms all of the provisions of the Lazuka Employment Agreement including those establishing the term of employment and compensation payable to Mr. Lazuka. The amendment revises Mr. Lazuka’s position and title from President and Chief Executive Officer to Chief Strategy Officer and from Chairman to Director. The amendment adds certain new rights and obligations to the Lazuka Employment Agreement, the most significant of which obligate us to include in any financing transaction up to one million shares of our common stock owned by Mr. Lazuka. We also agreed to include all shares of our common stock owned by Mr. Lazuka that are not sold in such a financing transaction in any registration statement filed by us (other than a registration statement filed solely to register an employee compensation plan on a Form S-8) and provided Mr. Lazuka the right to demand such registration in the event that we fail to register such shares within 12 months. Mr. Lazuka has agreed to execute a standard lock-up agreement related to his our common stock for a period of 12 months. Further, pursuant to the close of the private placement underlying this registration statement, Mr. Lazuka agreed to waive his rights to sell shares in the private placement as well as waive the commencement of his registration rights for a period of twelve months commencing on the closing date.

On November 1, 2006, we provided notice to Mr. Lazuka that we will not renew the Lazuka Employment Agreement. On December 5, 2006, we entered into an amendment to the employment agreement with Steve Lazuka. Pursuant to the amendment, Mr. Lazuka will no longer serve as the Chief Strategy Officer nor will Mr. Lazuka serve in any operating capacity for us, but he will continue to serve as a member of our Board of Directors. The amendment is effective as of November 30, 2006, and pursuant to the amendment, Mr. Lazuka will also receive twelve additional payments of $3,750 over a six month period, totaling $45,000. In addition, the non-competition restrictions of original employment agreement were reduced from two years to one year.

We also have entered into an executive employment agreement with Frank Knuettel (the “Knuettel Employment Agreement”). The Knuettel Employment Agreement, dated March 8, 2005, provides for an initial annual base salary of $175,000, provided that if Mr. Knuettel remains in the employment of InfoSearch in the month following the second consecutive quarter that InfoSearch is profitable on a GAAP basis, his base salary will increase to $185,000. The Knuettel Employment Agreement does not have a termination date. The Knuettel Employment Agreement further provides for a potential target bonus equal to 30% of base salary, contingent on InfoSearch achieving revenue and operating income goals and Mr. Knuettel’s attaining individual goals established by the Board of Directors. Under the Knuettel Employment Agreement, Mr. Knuettel received options to purchase up to 262,500 shares of our common stock made available under the Plan, which vest over a four-year period. Additionally, Mr. Knuettel received an award of 352,500 restricted shares of our common stock, which also vest over a four-year period of his employment with InfoSearch. Mr. Knuettel was also subsequently granted an additional stock aware representing 167,500 shares, under which 25% of the shares will vest on January 4, 2006, 12.5% of the shares will vest on July 7, 2006 and the remaining shares will vest over three years in equal, monthly installments, ending on January 4, 2009 and an additional option award representing 82,500 shares, under which 25% of the shares will vest on January 4, 2006, 12.5% of the shares will vest on July 7, 2006 and the remaining shares will vest over three years in equal, monthly installments, ending on January 4, 2009.

The Knuettel Employment Agreement provides that if Mr. Knuettel is terminated by us without cause, he will be entitled to his base salary for the six-month period following termination, and the vested portion of the option and restricted stock grants described above will be determined as if he had remained in employment for one additional year. If Mr. Knuettel resigns after a change in control, he will be entitled to his base salary for the six-month period following his resignation, and the vested portion of the option and restricted stock grants described above will be determined as if he had remained in employment for two additional years. At the election of Mr. Knuettel, the severance benefits are payable by InfoSearch in a lump sum within 45 days after his last day of employment. The Knuettel Employment Agreement also includes restrictive covenants relating to competition and solicitation of our customers or employees, and employment under the Knuettel Employment Agreement is at will and therefore InfoSearch may terminate Mr. Knuettel’s employment at any time and for any reason subject to the provisions set forth above.

We also have entered into employment agreements with Kelly Bakst (who resigned effective April 30, 2006), dated October 18, 2004, and David Gagne, dated June 4, 2002, which provide for an annual salary to Mr. Bakst in the amount of $135,000 and an annual salary to Mr. Gagne in the amount of $100,008. Other than provisions related to annual salary, the employment agreements contain substantially the same terms. Under these agreements, Mr. Bakst and Mr. Gagne may be awarded options to purchase our common stock in amount which the Board of Directors feels is appropriated based on their performance. Employment under these agreements is at will and therefore InfoSearch may terminate these employees at any time and for any reason. Neither of these agreements has any provisions for bonuses.

We made an offer of employment, which was accepted and may be deemed an employment agreement, to Edan Portaro, our Vice President of Sales (the “Portaro Employment Agreement”) on March 14, 2006. The Portaro Employment Agreement does not have a termination date and provides for an initial annual base salary of $150,000 and further provides for a potential target bonus equal to 150% of base salary, contingent on Mr. Portaro attaining goals established by the CEO. Under the Portaro Employment Agreement, Mr. Portaro received options to purchase up to 200,000 shares of our common stock made available under the Plan, 50,000 of which shall vest after one year and the remaining 150,000 will vest in equal monthly installments during the following three years. The Portaro Employment Agreement also provides that in the event that Mr. Portaro’s position is eliminated or his responsibilities are materially reduced within six months following a change in control, he will receive severance payment equal to six months of his base salary and full acceleration of his unvested stock options. Further, the Portaro Employment Agreement provides that in the event that Mr. Portaro’s position is eliminated or his responsibilities are materially reduced for any reason other than cause or permanent disability, he will receive severance payment equal to six months of his base salary and six months of acceleration of his unvested stock options.

We made an offer of employment, which was accepted and may be deemed an employment agreement, to David Warthen, our Chief Technology Officer (the “Warthen Employment Agreement”) on June 11, 2006. The Warthen Employment Agreement does not have a termination date. Mr. Warthen also currently serves as the Chief Executive Officer of Eye Games, Inc., a developer of web-cam, interactive video games. We do not have any relationship with Eye Games, Inc., and we have never been a party to any transaction or agreement with Eye Games, Inc. The Warthen Employment Agreement provides for an initial annual base salary of $180,000, which shall be paid in cash or shares of InfoSearch common stock issued at fair market value on the date of grant. Under the Warthen Employment Agreement, Mr. Warthen will receive options to purchase up to 400,000 share of our common stock made available under the Plan, which shall vest in equal monthly installments over three years. Mr. Warthen’s employment with InfoSearch is on an “at will” basis.

2004 Stock Option Plan

The 2004 Stock Option Plan (the “Plan”) gives the board of directors the ability to provide incentives through grants or awards of stock options, stock appreciation rights, and restricted stock awards (collectively, “Awards”) to present and future employees of InfoSearch. Outside directors, consultants and other advisors are also eligible to receive Awards under the Plan.

A total of 10,450,000 shares of our common stock are reserved for issuance under the Plan. If an incentive award expires or terminates unexercised or is forfeited, or if any shares are surrendered to us in connection with an Award, the shares subject to such award and the surrendered shares will become available for further awards under the Plan. As of December 31, 2006, 5,257,700 shares or options were issued and outstanding, leaving a balance of 5,192,300 shares in the plan for future issuance.

Shares issued under the Plan through the settlement, assumption or substitution of outstanding Awards or obligations to grant future Awards as a condition of acquiring another entity will not reduce the maximum number of shares available under the Plan. In addition, the number of shares subject to the Plan, any number of shares subject to any numerical limit in the Plan, and the number of shares and terms of any Award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

No more than 1,000,000 shares of the authorized shares may be allocated to Awards granted or awarded to any individual participant during any calendar year. Any shares of restricted stock and any shares underlying a grant of options that are forfeited will not count against this limit.

The board of directors or one of its committees will administer the Plan. If Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Rule 16b-3 under the Securities Exchange Act of 1934, as amended, apply to us and the Plan, then each member of the board or committee, which must have at least two members, must meet the standards of independence necessary to be classified as an “outside director” for purposes of Section 162(m) of the Code and a outside director for the purposes of Rule 16b-3. Subject to the terms of the Plan, the committee will have complete authority and discretion to determine the terms of Awards.

The Plan authorizes the grant of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options are stock options that satisfy the requirements of Section 422 of the Code. Nonqualified Stock Options are stock options that do not satisfy the requirements of Section 422 of the Code. Options granted under the Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The committee determines the period of time during which an Option may be exercised, as well as any vesting schedule, except that no Option may be exercised more than 10 years after the date of grant. The exercise price for shares of common stock covered by an Option cannot be less than the fair market value of the common stock on the date of grant.

Under the Plan, a participant may not surrender an option for the grant of a new option with a lower exercise price or another incentive award. In addition, if a participant’s option is cancelled before its termination date, the participant may not receive another option within six months of the cancellation date unless the exercise price of the new option equals or exceeds the exercise price of the cancelled option.

A stock option may also have a reload feature. Under this feature, if the grantee pays the exercise price in the form of previously owned shares of common stock, then the grantee may receive a reload option for the same number of shares surrendered in payment of the exercise price. The exercise price of the reload option will be equal to the fair market value of the common stock on the date the option is exercised.

The Plan also authorizes the grant of restricted stock awards on terms and conditions established by the committee. The terms and conditions will include the designation of a restriction period during which the shares are not transferable and are subject to forfeiture.

The committee may grant stock appreciation rights (SARs) under the Plan. Subject to the terms of the award, SARs entitle the participant to receive a distribution in an amount not to exceed the number of shares of common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of common stock on the date of grant of the SAR. Such distributions are payable in cash or shares of common stock, or a combination thereof, as determined by the committee.

The board may suspend or terminate the Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Plan will terminate on December 15, 2014.

The board may also amend the Plan at any time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of December 31, 2004, we had a loan due from Walter Lazuka, one of our  stockholders, totaling $25,000. This loan was entered into with Mr. Walter Lazuka in a series of transactions from March 19, 2004 through September 16, 2004. This loan accrues interest at 7% with no fixed interest repayment schedule and is payable on demand.

In a series of transactions from June 28, 2004 through July 26, 2004, we entered into a loan agreement totaling $24,043 with Mike Lazuka, one of our stockholders. The loan was repaid, and as of December 31, 2004, there was no open balance.

In a series of transaction from May 4, 2004 through July 16, 2004, we entered into a loan agreement totaling $34,608 with Tony Tommasi, a former employee and current stockholder. The loan was forgiven in December 2004 as part of a severance agreement between us and Tony Tommasi, and as of December 31, 2004, there was no open balance.

In December 2004, we executed several promissory notes with Steve Lazuka, who is an officer, director and a stockholder, to settle outstanding balances owed to us. The notes totaled $781,410 in aggregate and matured on the earlier of January 31, 2005 or the completion of the Merger, with interest payable only until maturity, when the principal was due and payable in its entirety. In two payments in December 2004, Mr. Lazuka paid the entire amount then due, and as of December 31, 2004 there was no open balance.

On August 23, 2005, we entered into a 12-month consulting agreement with Claudio Pinkus, a member of our Board of Directors (“the Pinkus Consulting Agreement”). The Pinkus Consulting Agreement provided for an annual consulting fee of $100,000 to be paid in semi-monthly payments. The Pinkus Consulting Agreement also provided for a quarterly bonus payment of up to $25,000 for each quarter, as determined by our Board of Directors. Pursuant to the Pinkus Consulting Agreement, Mr. Pinkus provided strategic and financial advisory consulting services to us as requested by our Chief Executive Officer or our board of directors. The Pinkus Consulting Agreement expired on August 23, 2006, and on November 9, 2006 our Board of Directors granted Mr. Pinkus his full quarterly bonus for the second and third quarters of 2006.

Pursuant to the Pinkus Consulting Agreement, Mr. Pinkus was also granted 1,350,000 shares of restricted stock, of which 450,000 shares vested on January 4, 2006, 300,000 shares vested on each of February 23, and April 23, 2006 and a remaining installment of 300,000 shares vested on each of February 23, April 23 and June 30, 2006. Pursuant to the Pinkus Consulting Agreement, on April 5, 2006, the Board of Directors approved the payment of $203,512.50 in cash and a grant of 450,027 shares of common stock to Mr. Pinkus in repayment of his tax obligations.

SELLING STOCKHOLDERS

The table below sets forth the name of each Selling Stockholder and the number of shares of our common stock that each Selling Stockholder may offer pursuant to this prospectus. Unless otherwise set forth herein, to our knowledge, none of the Selling Stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates. The Selling Stockholders purchased shares of our common stock in the ordinary course of business and at the time of the purchase the Selling Stockholders had no agreements or understandings, directly or indirectly, with any person to distribute shares of our common stock.

The Selling Stockholders may from time to time offer and sell any or all of the shares of our common stock under this prospectus. Because the Selling Stockholders may offer all or some of our common stock offered pursuant to this prospectus, we cannot estimate how may shares of our common stock that the Selling Stockholders will hold upon consummation of any such sales.

All of the investors listed as selling stockholders, except Demand Media, Inc. and GP Group LLC, were issued shares in connection with a registration statement not being declared effective by the SEC within the timeframe set forth in the Registration Rights Agreement. Demand Media, Inc. was issued warrants to purchase 5,000,000 shares of our common stock in connection with the sale of the Answerbag assets and content to Demand Media. GP Group LLC was issued shares in connection with the settlement of certain claims made by it pursuant to its consulting agreement with us.

The percentage of common stock outstanding is based upon a total of 51,162,267 shares of common stock outstanding. Shares underlying warrants exercisable within 60 days of December 31, 2006 are considered for the purpose of determining the percent of the class held by the holder of such warrants, but not for the purpose of computing the percentages held by others. We have assumed all shares reflected on the table will be sold from time to time. Because the selling stockholders may offer all or any portion of the common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock that will be held by the Selling Stockholders upon the termination of any sales of common stock.

	Beneficial Ownership of our common stock Prior to the Offering (1)			Beneficial Ownership of our common stock After the Offering
Selling Stockholder	Number of Shares	Percent of Class	Number of Shares to be Offered Under the Prospectus	Number of Shares	Percent of Class
Entities Affilaited with Pequot Capital Management, Inc.** (2)	1,811,194	3.54%	1,811,194	--	--
Nite capital, L.P. (3)	228,613	*	228,613	--	--
The Jay Goldman Master L.P. (4)	709,110	1.40%	309,110	400,000	*
Open Road Partners, L.P. (5)	75,759	*	25,759	50,000	*
RHP Master Fund, Ltd. (6)	402,487	*	402,487	--	--
Crescent International Ltd. (7)	257,495	*	160,995	96,500	*
Entities Affilaited with Enable Capital Management, LLC** (8)	603,731	1.18%	603,731	--	--
Stuart W. Epperson and Nancy W. Epperson	710,242	1.40%	241,492	468,750	*
Edward G. Atsinger III Trustee of Atsinger Family	591,868	1.16%	201,243	390,625	*
Richard A. Carl	236,747	*	80,497	156,250	*
James Mamakos	236,747	*	80,497	156,250	*
Mitch Pierce	473,495	*	160,995	312,500	*
Demand Media, Inc. (9)	5,000,000	9.77%	5,000,000	--	--
GP Group LLC (10)	360,000	*	360,000	--	--
Total	11,642,488	22.76%	9,666,613	2,030,875	3.97%
* Less than 1.0%

** Indicates an affiliate of a broker-dealer

(1)
Beneficial ownership is calculated based on 51,162,267 shares of our common stock outstanding as of December 31, 2006. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities and Exchange Commission. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.

(2)
Arthur J. Sanberg, the controlling shareholder of Pequot Capital Management, Inc., has the power to vote and dispose all of the shares of common stock held by Pequot Capital Management, Inc., and disclaims beneficial ownership of such shares.

(3)
Keith Goodman, a manager of the general partner of Nite Capital, LP, has sole voting and dispositive power for all of the shares held by Nite Capital, LP and disclaims beneficial ownership of such shares.

(4)	Jay G. Goldman has sole voting and dispositive power for all shares held by the Jay Goldman Master LP.

(5)	Thomas Isenberg has sole voting and dispositive power for all of the shares held by Open Road Partners, L.P. and disclaims beneficial ownership of such shares.

(6)
RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management, L.P. directs the voting and disposition of shares owned by RHP Master Fund, Ltd. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner, LLC. The aforementioned entities and individuals disclaim beneficial ownership of InfoSearch’s common stock owned by RHP Master Fund, Ltd.

(7)
Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantera (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd. Messrs Brezzi and Bachir Taleb-Ibrahimi disclaim beneficial ownership of such shares.

(8)
Brendan O’Neil and Mitch Levine have voting and dispositive power over all shares held by Enable Growth Partners, L.P. and Enable Opportunity Partners, L.P. Messrs. O’Neill and Levine disclaim beneficial ownership of such shares.

(9)
Includes warrants to purchase up to 5,000,000 shares of our common stock which may be exercised in whole or in part within 60 days of December 31, 2006.  [Richard Rosenblatt] has the power to vote and dispose of the shares of common stock being registered on behalf of Demand Media, Inc.

(10)
Includes warrants to purchase up to 360,000 shares of our common stock which may be exercised in whole or in part within 60 days of December 31, 2006.  Nathan Johnson has the power to vote and dispose of the shares of common stock being registered on behalf of GP Group LLC.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus on behalf of the Selling Stockholders. As used herein, “Selling Stockholders” include donees and pledgees selling shares received from a named Selling Stockholder after the date of this prospectus. We will bear all costs, expenses and fees in connection with the registration of our common stock offered hereby. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of our common stock will be borne by the Selling Shareholders.

Each of the Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Each of the Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales created after the date of this prospectus;

•	broker dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

Each of the Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Each of the Selling Stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

Our authorized capital stock currently consists of 200,000,000 shares of our common stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our Board of Directors. As of December 31, 2006, there were 51,162,267 shares of our common stock issued and outstanding, options exercisable for 2,635,105 shares of our common stock and warrants exercisable for 9,689,686 of our common stock. For the warrants, warrants to purchase 360,000 shares of common stock at $0.01 per share were issued to a consultant in conjunction with the reverse merger and subsequent consulting activities, warrants to purchase 4,179,686 shares of common stock at $0.88 per shares were issued to investors in a financing transaction that closed in November 2005 and  we issued a warrant to Demand Media to purchase 5,000,000 shares of our common stock at an exercise price of $0.155 in conjunction with the sale of Answerbag to Demand Media.  We also issued warrants to purchase 150,000 shares of common stock to consultants in connection with the reverse merger, and the shares underlying those warrants were registered in a previous registration statement.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefore.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of:

 • all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

 • all unsecured liabilities, including any then unsecured outstanding secured debt securities which we may have issued as of such time; and

 • all liquidation preferences on any then outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Our board of directors is authorized, without further stockholder approval, to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we have no plans to issue any shares of our preferred stock.

The description of our securities contained herein is a summary only and does not purport to be complete. You should read our Certificate of Incorporation and its restatements and amendments, together with our corporate bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part. For information regarding how you can receive copies of these documents, please see “Where You Can Find More Information.”

DELAWARE ANTI-TAKEOVER LAW

If we become listed on a national stock exchange or the NASDAQ Stock Market or have a class of voting stock held by more than 2,000 record holders, we will be governed by the provisions of Section 203 of the General Corporation Law of Delaware. In general, such law prohibits a Delaware public corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless it is approved in a prescribed manner.

As a result of Section 203 of the General Corporation Law of Delaware, potential acquirers may be discouraged from attempting to effect acquisition transactions with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

LEGAL MATTERS

The validity of our common stock being offered hereby will be passed upon by McGuireWoods.

EXPERTS

The financial statements for the year ended December 31, 2005 appearing in this prospectus which is part of this registration statement have been audited by Singer Lewak Greenbaum & Goldstein, LLP, and are included in reliance upon such reports given upon the authority of Singer Lewak Greenbaum & Goldstein, LLP, as experts in accounting and auditing. The financial statements for the year ended December 31, 2004 appearing in this prospectus which is part of this registration statement have been audited by Sherb & Co., LLP, and are included in reliance upon such reports (which includes an explanatory paragraph regarding our ability to continue as a going concern) given upon the authority of Sherb & Co., LLP, as experts in accounting and auditing.

On September 20, 2005, InfoSearch dismissed Sherb & Co., LLP (“Sherb & Co.”) as its independent accountant. InfoSearch’s decision to change independent accountants was approved by its Board of Directors.

During the audits of the InfoSearch’s two most recent fiscal years ended December 31, 2004 and through September 20, 2005, InfoSearch had no disagreements with Sherb & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Sherb & Co., would have caused it to make reference to the subject matter of such disagreements in its report on the financial statements of InfoSearch for such period. During InfoSearch’s two most recent fiscal years and through September 20, 2005, InfoSearch had no reportable events under Item 304(a)(1)(iv) of Regulation S-B.

The audit reports of Sherb & Co. on the financial statements of InfoSearch as of and for each of the past two fiscal years ended December 31, 2004 and 2003 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for modifications to include explanatory paragraphs that contained expressions of substantial doubt regarding our ability to continue as a going concern.

Sherb & Co.’s report on InfoSearch’s financial statements for the fiscal year ended December 31, 2004 indicated that the consolidated financial statements had been prepared assuming that InfoSearch would continue as a going concern. Based on InfoSearch’s losses from operations and accumulated deficit for the fiscal year ended December 31, 2004, Sherb & Co. raised doubt about InfoSearch’s ability to continue as a going concern.

InfoSearch requested Sherb & Co. to furnish it with a letter addressed to the Commission stating whether or not Sherb & Co. agrees with the above statements. A copy of such letter, dated September 21, 2005, was filed as Exhibit No. 16 to the current report on Form 8-K filed by InfoSearch on September 26, 2005.

InfoSearch engaged Singer, Lewak, Greenbaum & Goldstein, LLP as its new independent accountant as of September 26, 2005. During InfoSearch’s two most recent fiscal years and through the date of their engagement by InfoSearch, InfoSearch did not consult with Singer, Lewak, Greenbaum & Goldstein regarding the issues of the type described in Item 304(a)(2) of Regulation S-B .

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to our common stock and shares of our common stock underlying warrants to be offered hereby. As used herein, the term “registration statement” means the initial registration statement and any and all amendments thereto. This prospectus, which is a part of the registration statement, contains all material information about the contents of any agreement or other document filed as an exhibit to the registration statement. For further information with respect to us and our common stock and warrants, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus concerning the contents of any contract or any other document contain all material information regarding that contract or other document but are not necessarily the full text of that contract or document, and reference is made to such contract or other document filed with the SEC as an exhibit to the registration statement.

A copy of the registration statement, including the exhibits thereto, may be inspected without charge at the Public Reference section of the commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement and the exhibits and schedules thereto can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees, or at its website at http://www.sec.gov.

PART I - FINANCIAL INFORMATION

INDEX TO FINANCIAL STATEMENTS

INFOSEARCH MEDIA, INC.

Item 1: Unaudited Interim Financial Statements

INFOSEARCH MEDIA, INC.
CONSOLIDATED BALANCE SHEET

	September 30, 2006	December 31, 2005
ASSETS	(unaudited)

Current assets:
Cash	$417,858	$4,828,560
Accounts Receivables	$174,230	$4,449
Due from related parties	$-	$25,000
Prepaid current assets and other	$345,930	$209,762
Assets Held For Sale	$15,532	$-

Total Current Assets	$953,550	$5,067,771

Employee Advance	$-	$2,500

Content Development	$19,341	$349,054

Property and Equipment	$165,886	$285,021

Security Deposit	$37,500	$37,500

Assets Held For Sale	$902,380	$-

Total Assets	$2,078,657	$5,741,846

LIABILITY AND SHAREHOLDER'S DEFICIT

Current liabilities:
Accounts Payable	$272,045	$276,704
Accrued Bonuses	$57,169	$176,505
Accrued Expenses	$235,707	$268,645
Accrued Expenses AnswerBag Acquisition	$150,312	$-
Capital Leases Current Portion	$26,357	$33,004
Deferred Revenue Current Portion	$382,110	$2,074,103
Provision for Refunds Payable/Bad Debt	$52,844	$44,151
Liabilities Held For Sale	$44,657	$-

Total Current Liabilities	$1,221,201	$2,873,112

Capital Leases, net of current portion	$-	$17,621

Deferred Revenue	$-	$553,943

Fair Value of Warrant Liability	$279,170	$2,526,272

Total Liabilities	$1,500,371	$5,970,948

Shareholder's Equity (Deficit):
Preferred Stock	$-	$-
Common Stock	$51,929	$42,278
Committed Equity	$150,312	$-
Additional Paid in Capital	$11,598,416	$6,056,291
Accumulated Deficit	$(11,222,371)	$(6,327,671)

Total Shareholder's Equity (Deficit)	$578,286	$(229,102)

Total Liabilities and Shareholders Equity (deficit)	$2,078,657	$5,741,846

The accompanying notes are an integral part of the unaudited financial statements.

INFOSEARCH MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
Net Sales	$1,618,942	$2,685,510	$6,104,684	$6,496,249

Cost of Sales	$404,171	$628,464	$2,193,712	$1,441,380

Gross Profit	$1,214,771	$2,057,046	$3,910,972	$5,054,869

Operating Expenses:

General & Administrative	$1,444,647	$1,279,901	$9,104,840	$3,733,332

Sales & Marketing	$476,611	$661,355	$1,560,645	$1,703,062

Total Costs and Expenses	$1,921,258	$1,941,256	$10,665,485	$5,436,394

Loss from Operations	$(706,487)	$115,790	$(6,754,513)	$(381,525)

Change in Fair Value of Warrants	$232,119	$-	$2,247,102	$-

Other Expenses	$-	$-	$(34,103)	$-

Interest Income/Expense	$6,454	$(2,299)	$54,038	$26,042

Earnings <Loss> from Continuing Operations before Taxes	$(467,914)	$113,491	$(4,487,476)	$(355,483)

Provision for Taxes from Continuing Operations	$7,200	$-	$23,353	$-

Net Earnings <Loss> from Continuing Operations	$(475,114)	$113,491	$(4,510,829)	$(355,483)

Loss from Discontinued Operations, net of Taxes	$(276,784)	$-	$(383,870)	$-

Net Earnings <Loss>	$(751,898)	$113,491	$(4,894,699)	$(355,483)

Loss per Share from Continuing Operations - Basic and Diluted	$(0.01)	$0.00	$(0.10)	$(0.01)

Loss per Share from Discontinued Operations - Basic and Diluted	$(0.01)	$0.00	$(0.01)	$0.00

Loss per Share - Basic and Diluted	$(0.02)	$0.00	$(0.11)	$(0.01)

Weighted Average Shares Outstanding	46,301,912	34,393,608	46,028,271	34,375,766

The accompanying notes are an integral part of the unaudited financial statements.

INFOSEARCH MEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	YTD	9/30/2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(4,894,699)	$(355,483)
Adjustment from Discontinued Operations	383,870	-
Net Loss from Continuing Operations	(4,510,829)	(355,483)

Adjustment to reconcile net loss to net cash
Used in Operating Activities
Depreciation and Amortization	566,459	210,067
Equity based compensation	4,729,683	642,385
Disposals-Fixed Assets	9,396	-
Liquidated Damages	509,904	-
Change in fair value of warrants	(2,247,102)	-

Changes in assets and liabilities:
Accounts Receivable	(158,756)	104,751
Prepaid Expenses and Other Current Assets	(119,691)	(220,056)
Accounts Payable, accrued expenses and other liabilities	(6,620)	(262,076)
Amounts refunded to customers	8,694	(533,421)
Deferred Revenue	(2,245,937)	(3,035,684)
Total adjustments	1,046,030	(3,094,034)

NET CASH USED IN CONTINUING OPERATIONS	(3,464,799)	(3,449,517)
Net Loss from Discontinued Operations	(383,870)	-
Change in Operating Assets Held for Sale
from Discontinued Operations	29,125	-
Net Cash Used in Discontinued Operations	(354,744)	-
NET CASH USED IN OPERATING ACTIVITIES	(3,819,544)	(3,449,517)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures - Fixed Assets	(37,640)	(150,528)
Capital Expenditures - Content development	(49,361)	(480,930)
NET CASH USED IN CONTINUING INVESTING ACTIVITIES	(87,001)	(631,458)
NET CASH USED IN DISCONTINUED INVESTING ACTIVITIES	(479,888)	0
NET CASH USED IN INVESTING ACTIVITIES	(566,889)	(631,458)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal Payments of Capital Lease Obligations	(24,269)	(23,605)
Gross Proceeds from Private Placement	-	3,949,868
Employee Advances	-	4,000
NET CASH (USED IN)/PROVIDED BY FINANCING ACTIVITIES	(24,269)	3,930,263

Net Increase (Decrease) in cash	(4,410,702)	(150,712)

Cash- Beginning of Period	$4,828,560	$1,328,958

Cash- End of Period	$417,858	$1,178,246

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid for Interest	$12,795	$10,256

Income Tax Paid	$23,353	$6,097

NON-CASH SUPPLEMENTAL DISCLOSURE OF INVESTING
AND FINANCING ACTIVITIES:
Stock Issued or Committed to be Issued for the Acquisition of Answerbag	$462,499	$-

Stock Issuances for Liquidated Damages	$509,904	$-

The accompanying notes are an integral part of the unaudited financial statements.

INFOSEARCH MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(unaudited)

1. Basis of Presentation

The accompanying unaudited consolidated financial statements for the three and nine months ended September 30, 2006 and 2005 have been prepared by InfoSearch Media, Inc. in accordance with the instructions to Form 10-QSB and the rules and regulations of the Securities and Exchange Commission including Regulation S-B and accounting principles generally accepted in the United States (“GAAP”). The information furnished herein reflects all adjustments (consisting of normal recurring accruals and other adjustments), which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with GAAP have been omitted pursuant to such instructions, rules and regulations. The Company believes that the disclosures provided are adequate to make the information presented clear and straightforward. For a more complete understanding of the Company’s financial position, these financial statements should be read in conjunction with the audited financial statements and explanatory notes in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 23, 2006.

The results of the three and nine months ended September 30, 2006 are not necessarily indicative of the results to be expected for the full year ending December 31, 2006.

2. Organization and Nature of Operations

InfoSearch Media, Inc. (“InfoSearch”) is a Los Angeles-based developer of search marketing solutions involving online content that support the non-paid (otherwise known as organic, which refers to the search results that the search engines find on the world wide web as opposed to those listings for which companies pay for placement) search marketing initiatives of its clients. We have two primary operating groups, ContentLogic and Web Properties.

Through our ContentLogic program we deliver, through sale or license agreements, branded original content for use by our client’s on their web sites. Utilizing sophisticated content and keywords analytics, content developed in the ContentLogic program drives traffic to the client’s website through improved search engine rankings. The ContentLogic content provides an environment engineered to stimulate a sale through the use of content highly focused on the client’s products and services. We derive revenue from this program through either the sale or license of the content. While many of our small to medium sized business clients prefer the month-to-month licensing option over the purchase alternative because it provides a lower upfront cost without a long term commitment, larger firms generally prefer the outright purchase of the content. We are actively pursuing both methods. We have also initiated a Value-Added Reseller (VAR) program to extend the reach of our sales efforts, and WSI, Inc. became our first VAR during the third quarter. WSI is the largest franchisor of web development services in North America and has over 700 franchisees which are authorized to sell our ContentLogic product. Thus far, approximately 124 franchisees have registered for the program. In addition, we have introduced related products, including web analytics through our partnership with Load and advertising links through our partnership with LinkWorth, to augment our product line and future growth. The analytics and links products are both sold on a month-to-month basis.

Our Web Properties business is currently comprised of ArticleInsider.com (“ArticleInsider”). ArticleInsider is a collection of general information articles focused on various business topics. In May 2005, InfoSearch began selling visitor traffic to its websites through a bidding system wherein the traffic was allocated and sold to our advertisers through our proprietary algorithm according to relative bid rates. Also as part of its ArticleInsider program, InfoSearch established an affiliate program during the second quarter of 2005 wherein we purchased traffic from other online advertising companies, tested the traffic with our new click-fraud prevention algorithm and resold that traffic to our customers through the same bidding system. As we began experiencing declining margins on traffic we sold to our customers, we discontinued bringing on new advertising customers for ArticleInsider and wound down the ArticleInsider affiliate program. We continue to generate revenue through ArticleInsider through the deployment of Google Adsense advertisements placed on ArticleInsider pages, from which we receive revenue on a cost-per-click (“CPC”) basis in return for delivering web visitors to Google's advertisers. We have found that generating revenue through the Adsense program is more efficient and allows us to deploy our sales force to sell our ContentLogic product.

Our Web Properties group previously included Answerbag.com (“Answerbag”) which is a social question and answer website. We acquired Answerbag.com in March 2006 and incorporated the property into our Web Properties group at that time. We subsequently sold Answerbag in October 2006 and the results of operations of Answerbag, are reflected as discontinued operations as of September 30, 2006. (See Note 10.)

3. Significant Accounting Policies

These financial statements have been prepared in accordance with GAAP. The significant accounting policies used in the preparation of these financial statements are summarized below.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" and No. 104 "Revenue Recognition," and Emerging Issues Task Force Issue 00-21, "Revenue Arrangements with Multiple Deliverables." In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility of the resulting receivable is reasonably assured.

The Company’s revenues are derived principally from the licensing or sale of unique content developed for its clients under the ContentLogic program or the sale of advertising on a CPC basis to one of the websites in the Web Properties group.

For the ContentLogic program, the Company derives revenue through the licensing and sale of content to third party web site owners. Content sale revenue is recognized when the content is delivered to and accepted by the client. Revenue earned through a 12-month license agreement is treated as an installment sale and prorated revenue is recognized on a monthly basis over the life of the agreement. Clients subject to a 12-month licensing agreement have the right to continue leasing the content at the end of the term on a month-to-month basis. In late September, 2005, the Company added a month-to-month licensing program with higher fees. Revenue earned under month-to-month licensing agreements is recognized on a monthly basis. As part of the ContentLogic program, the Company also earns revenue from web analytics and advertising link sales. Revenue earned from these services is recognized on a monthly basis pursuant to a month-to-month license agreement. Client deposits received in advance of work being completed for such services are deferred by creation of a revenue liability account entry until the revenue is recognized.

The Company derives revenue from the ArticleInsider website in the Web Properties group on a CPC basis as traffic is distributed to Google Adsense advertisers. The Company has established a partnership with Google through which Google pays InfoSearch fees for clicks on advertisements sponsored by Google and displayed on the Answerbag and ArticleInsider web sites. The Company recognizes revenue associated with the Google Adsense program as reported by Google to the Company at the end of each month.

Cost of Sales

A significant portion of the Company’s cost of sales is related to content developed under the ContentLogic program and for the ArticleInsider.com website as part of the Web Properties group.

For the ContentLogic program, content developed pursuant to outright sales and licensing is developed through editors, keyword analysts and independent contractors who write and edit the copy and analyze the keywords. The Company recognizes and expenses those costs related to the content developed for outright sales to clients as the cost is incurred, while the cost of content development for licensing subject to a 12-month contract is amortized over the life of the contract. In late September, 2005 the Company added a month-to-month ContentLogic licensing option, with content development costs for the month-to-month agreements expensed when incurred.

Content developed pursuant to InfoSearch’s ArticleInsider product increase the value of the network and yield revenue to InfoSearch over a period of years, which led to the decision to capitalize the development costs. Through December 31, 2004, the Company’s practice was to expense the cost of content developed for ArticleInsider as the costs were incurred. However, with the ongoing management of the ArticleInsider product, it became apparent to InfoSearch management that the average lifespan of an article on the network, i.e. how long it continued to draw traffic from individuals performing keyword searches, was well in excess of three years. Earlier expectations were that the lifespan would be shorter. It became apparent to InfoSearch management that it was not uncommon that an article would not begin drawing traffic until some number of months after it was posted on the network. With the advice of InfoSearch’s previous auditors, as of January 1, 2005, to better match costs to revenues, and recognize the increased value of the network, the Company began amortizing ArticleInsider related content development costs over the expected life of thirty-six months, which resulted in an increase in the Company’s gross margins. The Company continued to review this estimate during the year and determined that the estimated useful life should be reduced to two years as of December 31, 2005 and further reduced to one year for the three months ended March 31, 2006. InfoSearch is no longer developing new content for the ArticleInsider website, a practice which was discontinued in 2005. The total value of unamortized content as of September 30, 2006 was $19,341.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and cash in banks in demand and time deposit accounts with maturities of 90 days or less. We also have restricted cash of $44,302 held at various financial institutions and online payment processing firms, which is shown in other current assets.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash, and cash equivalents and trade receivables. The Company maintains cash and cash equivalents with high-credit, quality financial institutions. At September 30, 2006, the cash balances held at financial institutions were either in excess of federally insured limits or not subject to the federal insurance system.

Credit is generally extended based upon an evaluation of each customer's financial condition, with terms consistent in the industry and no collateral required. The Company determines an allowance for collectibility on a periodic basis. Amounts are written off against the allowance in the period the Company determines that the receivable is uncollectible.

Fair Value of Financial Instruments

The Company considers its financial instruments, which are carried at cost, to approximate fair value due to their near-term maturities.

Long-Lived Assets

Property and equipment is stated at cost and depreciation is provided for by the straight-line method over the related assets’ estimated economic lives ranging from three to five years. Amortization of leasehold improvements is provided for by the straight-line method over the lesser of the estimated economic useful lives or the lease term. Property under capital leases is amortized over the lease terms and included in depreciation and amortization expense.

Deferred Revenue

Deferred revenue primarily represents payments received from customers as deposits in advance of the delivery of content, links or analytics under the ContentLogic program. In addition, a small remaining amount of the deferred revenue is associated with the ArticleInsider program. This deferred revenue results from payments received from customers as deposits in excess of revenue earned based on click-through activity (web site visitations) for our ArticleInsider product and will be recognized as traffic is delivered.

Accounting for Stock-Based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment (SFAS 123(R)), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options based on their fair values. SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), which the Company previously followed in accounting for stock-based awards. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107) to provide guidance on SFAS 123(R). The Company has applied SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method as of January 1, 2006. In accordance with the modified prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in the Company’s Consolidated Statement of Operations during the three and nine months ended September 30, 2006 includes compensation expense for share-based payment awards granted prior to, but not yet vested as of, December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123.

In conjunction with the adoption of SFAS 123(R), the Company elected to attribute the value of share-based compensation to expense using the straight-line method, which was previously used for its pro forma information required under SFAS 123. Share-based compensation expense related to stock options was $105,784 and $1,790,060 for the three and nine months ended September 30, 2006, and was recorded in the financial statements as follows:

	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006
Selling and marketing	$64,783	$451,440
General and administration	41,001	1,388,620
Total share-based compensation expense for stock options	$105,784	$1,790,060

As all of the stock option grants issued to employees prior to June 30, 2006 had exercise prices above the closing price at the end of the second quarter, the Board of Directors, in an effort to maintain employee retention, approved the acceleration of vesting of stock option grants and restricted stock grants, in the amount of 1,360,728 shares and 953,281 shares, respectively. Grants for all employees employed as of the close of business on June 30, 2006, as well as those for Ning Ning Yu, were accelerated as of June 30, 2006. This resulted in a share-based compensation expense of $1,262,666 associated with the acceleration of stock option grants and $718,790 associated with restricted stock grants. Both of these values are included in the total share-based compensation expense of $4,729,683 for the nine months ended September 30, 2006.

During the three and nine months ended September 30, 2005, there was no share-based compensation expense related to stock options recognized under the intrinsic value method in accordance with APB 25.  Had compensation cost for the Company’s stock options been recognized based upon the estimated fair value on the grant date under the fair value methodology prescribed by SFAS No. 123, as amended by SFAS No. 148, the Company’s net loss and loss per share would have been as follows (in thousands):

	Three Months Ended	Nine Months Ended
	September 30, 2005	September 30, 2005
Net gain / loss, as reported	$113,491	$(355,483)
Add: total stock based compensation	68,929	528,630
Net gain / loss, as adjusted	$44,562	$(884,113)

Net gain / loss per common share
Basic and diluted, as reported	$0.00	$(0.01)
Basic and diluted, pro forma	$0.00	$(0.03)

The Company’s calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions for the nine months ended September 30, 2006 and 2005:  expected life, five years following the grant date; stock volatility, 109.89% and 122.12%, respectively; risk-free interest rates of 4.59% and 4.18%, respectively; and no dividends during the expected term.   As stock-based compensation expense recognized in the consolidated statement of operations pursuant to SFAS No. 123(R) is based on awards ultimately expected to vest, expense for grants beginning upon adoption of SFAS No. 123(R) on January 1, 2006 is reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures are estimated based on historical experience of forfeited stock options as a percent of total options granted.

A summary of the Company’s stock option activity is as follows:

	# of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding as of December 31, 2005	3,278,141	$0.93
Granted	1,400,000	$0.41
Cancelled / Forfeited	2,065,036	$0.80
Outstanding as of September 30, 2006	2,613,105	$0.85	$0.00
Exercisable as of September 30, 2006	2,013,980	$0.89	$0.00

Additional information regarding options outstanding as of September 30, 2006 is as follows:

		Options outstanding		Options exercisable
Range of exercise prices	Number outstanding	Weighted average remaining contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.14	580,000	10.0	0.14	37,375	0.14
$0.22	56,500	9.82	0.22	0	0.22
$0.39	340,000	9.51	0.39	340,000	0.39
$0.41	26,000	9.61	0.41	26,000	0.41
$0.67	82,500	9.33	0.67	82,500	0.67
$0.68	5,000	9.22	0.68	5,000	0.68
$0.76	262,500	8.40	0.76	262,500	0.76
$0.78	70,000	9.09	0.78	70,000	0.78
$0.81	104,449	7.60	0.81	104,449	0.81
$1.00	1,086,156	7.35	1.00	1,086,156	1.00
Total Options	2,613,105	8.67	0.85	2,013,980	0.89

At September 30, 2006, 539,812 shares (remaining balance reflects issuance of restricted stock) were available for future grants under the Stock Issuance / Stock Option Plan.

As of September 30, 2006, the total compensation related to non-vested awards yet to be expensed was $71,875 to be recognized over a weighted average period of 2.74 years.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain account balances in the prior year have been reclassified to permit comparison with the current year.

Income Taxes

The Company follows Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The significant components of the provision for income taxes for the nine months ended September 30, 2006 and 2005 were $23,353 and $0, respectively, for the current state provision. There was no state deferred and federal tax provision. Due to its current net loss position, the Company has provided a valuation allowance in full on its net deferred tax assets in accordance with SFAS 109 and in light of the uncertainty regarding ultimate realization of the net deferred tax assets.

Recently Issued Accounting Pronouncements

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS No. 154 replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” (“APB 20”) and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 No. applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS No. 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS No. 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.

The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. The Company is currently evaluating the impact this new Standard but believes that it will not have a material impact on the Company’s financial position, results of operations, or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS NO. 156”), which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied. The Company does not believe that SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.

In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This statement is effective for fiscal years beginning after December 15, 2006. The Company is currently in the process of evaluating the expected effect of FIN 48 on its results of operations and financial position.

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Issues No. 157, “Fair Value Measurements” (“SFAS 157”), which defines the fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is encouraged, provided that we have not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. We are currently evaluating the impact SFAS 157 may have on our financial condition or results of operations.

In September 2006, the United States Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company’s balance sheet and statement of operations and the related financial statement disclosures. The SAB permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. We are currently evaluating the impact SAB 108 may have to our financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employer’s accounting for Defined Benefit Pension and Other Post Retirement Plans”. SFAS No. 158 requires employers to recognize in its statement of financial position an asset or liability based on the retirement plan’s over or under funded status. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The Company is currently evaluating the effect that the application of SFAS No. 158 will have on its results of operations and financial condition.

4. Accounts Receivable

At September 30, 2006, the Company’s Google partnership, and customer relationships including eBay, and Demand Media, LLC accounted for the Company’s accounts receivable. The Company has not experienced any problem with collectibility of receivables.

5.  Deferred Revenue

As of September 30, 2006 the current portion of the deferred revenue is $382,110. The Company allocates between the current portion and the long term portion based upon its historical experience and its estimate of delivery time for ContentLogic and related products and click through activity for Web Properties.

6. Net Income per Share

Net income (loss) per share is computed as net income (loss) divided by the weighted average number of common shares outstanding for the period. For the three months ended September 30, 2006 and 2005, there were 7,005,095 and 2,364,920 potentially dilutive shares, respectively, which were excluded from the computation.

7. Shareholders’ Equity (Deficit)

The authorized capital stock currently consists of 200,000,000 shares of Common Stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our Board of Directors. As of September 30, 2006, there were 50,964,237 shares of our Common Stock issued and outstanding and options exercisable, warrants exercisable or restricted stock representing 7,005,095 shares of Common Stock. No other securities, including without limitation any preferred stock, convertible securities, options, warrants, promissory notes or debentures are outstanding.

Warrants

On November 7, 2005, the Company issued 8,359,375 shares of our common stock in a private placement transaction to fifteen (15) accredited investor for the purchase price of $0.64 per share (representing a 20% discount to the closing price of our common stock on November 2, 2005) for total proceeds of $5.35 million. In addition, the Investors received 4,179,686 warrants to purchase 4,179,686 shares of our common stock. The warrants expire on November 7, 2010 and are exercisable at a price of $0.88 per share. These securities were offered and sold by the Company in reliance on exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated there under. The investors were “accredited investors” as that term is defined under Regulation D. As the registration statement was not declared effective by the SEC within the timeframe set forth in the Registration Rights Agreement, the Company accrued a charge for liquidated damages and related interest of $509,904 for the nine months ended September 30, 2006. In August 22, 2006 the investors agreed to accept 4,306,613 shares of the Company’s common stock in exchange for extinguishment of this liability. The number of shares issued in exchange for the liquidated damages was determined based on a discount to the average of the Company’s stock price for the five days preceding the First Issuance Date, which is the date three days following receipt of the minimum two-thirds majority necessary to amend the Registration Rights Agreement. These shares were issued to the investors on October 4, 2006, and are recorded as equity as of September 30, 2006.

The warrants issued to all participants in the November 7, 2005 private placement require the Company to settle the contracts by the delivery of registered shares. At the date of issuance, the Company did not have an effective registration statement related to the shares that could be issued should the warrant holders exercise the warrants. In addition, the warrant holders have the right to require that the Company settle the warrant on a net-cash basis in a fundamental transaction, regardless of the form of tender underlying the fundamental transaction. As the contracts must be settled by the delivery of registered shares and the delivery of the registered shares are not controlled by the Company and the rights of the warrant holders to settle in cash potentially in preference to other shareholders receiving other forms of consideration, pursuant to EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", the fair value of the warrants was calculated as of November 7, 2005 using the Black-Scholes pricing model with the following assumptions: expected life, 60 months following the grant date; stock volatility, 152.00%; risk-free interest rates of 4.5%; and no dividends during the expected term.

The fair value of the warrants at the date of issuance was recorded as a warrant liability on the balance sheet date and the change in fair value was included in other income on the income statement under change in fair value of warrant liability. The value of the warrants on the date of the transaction and as of December 31, 2005 was $3,063,172 and $2,526,272, respectively. In addition, the fair value decreased from December 31, 2005 through September 30, 2006 by $2,247,102. The change in fair value was calculated by using the Black-Scholes pricing model with the following assumptions: expected life, 49 months as of September 30, 2006; stock volatility, 109.89%; risk-free interest rates of 4.6%; and no dividends during the expected term.

As all of the stock option grants issued to employees prior to June 30, 2006 had exercise prices above the closing price at the end of the second quarter, the Board of Directors, in an effort to maintain employee retention, approved the acceleration of vesting of stock option grants and restricted stock grants, in the amount of 1,360,728 shares and 953,281 shares, respectively. Grants for all employees employed as of the close of business on June 30, 2006, as well as those for Ning Ning Yu were accelerated as of June 30, 2006. This resulted in a share-based compensation expense of $1,262,666, associated with the acceleration of stock option grants and $718,790 associated with restricted stock grants. Both of these values are included in the total share-based compensation expense of $4,729,683 for the nine months ended September 30, 2006.

The Company received a demand letter from Gemini Partners, Inc. for unpaid finder’s fees and additional warrants to be granted in relation to the PIPE fundraising closed in November 2005. On July 6, 2006, we agreed to a settlement with Gemini, pursuant to which we issued to Gemini a warrant to purchase 300,000 shares of our common stock with an exercise price of $0.01 per share and Gemini cancelled its existing warrant to purchase 300,000 shares of our common stock at $1.00 and provided a full release of all claims. We have performed an EITF 00-19 analysis of the warrants issued pursuant to the settlement agreement and determined that they will be treated as equity.

Also on July 6, 2006, the Company entered into an agreement with GP Partners for professional services in exchange for warrants to purchase shares of our common stock with an exercise price of $.01 per share. Warrants for 20,000 shares of our common stock were issued on August 6, 2006 and September 6, 2006 for a total of 40,000, and on October 6, 2006 warrants for an additional 20,000 shares of our common stock were issued. On October 19, 2006 we issued a cancellation notice to GP Partners for breach of contract, which pursuant to the terms of the agreement, was effective five days from the cancellation notice. Depending upon the final determination of the date that the breach was deemed to occur, we may be obligated to provide an additional warrant for 12,000 shares of our common stock for the period from October 6, 2006 through October 24, 2006. We have performed an EITF 00-19 analysis of the warrants issued pursuant to the agreement and determined that they will be treated as equity.

Preferred Stock

Our board of directors is authorized, without further stockholder approval, to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to the Common Stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of Common Stock. At present, we have no plans to issue any shares of our preferred stock.

The description of our securities contained herein is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our Certificate of Incorporation and its restatements and amendments, together with our corporate bylaws.

8. Related Party Transactions.

We have entered into a 12-month consulting agreement with Claudio Pinkus, a member of our Board of Directors (“the Pinkus Consulting Agreement”). The Pinkus Consulting Agreement provides for an annual consulting fee of $100,000 to be paid in semi-monthly payments. The Pinkus Consulting Agreement also provides for a quarterly bonus payment of up to $25,000 for each quarter, as determined by the Company’s Board of Directors. The Pinkus Consulting Agreement expired on August 23, 2006.

Mr. Pinkus was also granted 1,350,000 shares of restricted stock, of which 450,000 shares vested on January 4, 2006, 300,000 shares vested on February 23, 2006 and 300,000 shares vested on April 23, 2006, On June 30, 2006 full vesting of the remaining 300,000 shares of restricted stock was granted in conjunction with the accelerated vesting of all stock or stock grants then outstanding

9. Commitments and Contingencies

The Company has entered into a non-cancelable operating lease for facilities through May 31, 2009. Rental expense was $53,940 and $139,420 for the three and nine months ended September 30, 2006, respectively, and $40,814 and $120,943 for the three and nine months ended September 30, 2005, respectively. At September 30, 2006, the future minimum lease payments for the years ending December 31 are as follows:

2006	$53,940
2007	219,540
2008	226,125
2009	95,375
Total Minimum Lease Payments	$594,980

The Company has entered into capital leases for equipment. The leases are for 24 and 36 months and contain bargain purchase provisions so that the Company can purchase the equipment at the end of each lease. At September 30, 2006, the following sets forth the minimum future lease payments and present values of the net minimum lease payments under these capital leases for the years ending December 31 are as follows:

2006	$9,838
2007	18,633
Total Minimum Lease Payments	28,471
Less: Imputed Interest	2,114
Present Value of Total Minimum Lease Payments	$26,357

The capital lease payments for the nine months ended September 30, 2006 and 2005 were $29,956 and $34,128, respectively.

Employment Agreements

We made an offer of employment, which may be deemed an employment agreement, to David Warthen, our Chief Technical Officer (the “Warthen Employment Agreement”) on July 1, 2006. The Warthen Employment Agreement does not have a termination date and provides for an initial annual base salary of $180,000 and further provides for a potential target bonus equal to 40% of base salary, contingent on Mr. Warthen attaining goals established by the CEO. Under the Warthen Employment Agreement, Mr. Warthen received options to purchase up to 400,000 shares of our common stock made available under the Plan, which shall vest monthly over three years. The Warthen Employment Agreement also provides for the compensation to be paid in either cash or common stock of the Company.

Effective on June 30, 2006, Ms. Yu’s and Mr. Averill’s employments with InfoSearch were terminated. Ms. Yu was our Chief Technical Officer and Mr. Averill was the General Manager of our ContentLogic product.

Litigation

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business We are not a party to any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on our results of operations or financial position.

Income taxes

Prior to 2004, the Company reported its income and deductions utilizing the cash method of accounting for Federal income tax purposes.  Accordingly, certain items of income and expense were recognized in different years for income tax purposes than they were for financial statement purposes.  Effective, January 1, 2004, the Company, under procedures established by the Internal Revenue Service (“IRS”), changed its method of accounting from the cash method to the accrual method.  Simultaneously, the Company filed to defer the recognition of income on its deferred revenue.  The Company is not assured that the IRS will agree to allow the Company to defer such recognition.  If the IRS does not permit the deferral, the Company could be liable for $450,000 in current income taxes for the year ended December 31, 2004.

10. Answerbag

Acquisition of Answerbag

On February 22, 2006, InfoSearch Media, Inc. ("InfoSearch Media") entered into an Agreement and Plan of Merger and Reorganization ("Merger Agreement") with Answerbag, Inc., a privately held California corporation ("Answerbag") and Apollo Acquisition Corp., a California corporation and a wholly-owned subsidiary of InfoSearch Media ("Merger Sub"). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Answerbag, with Answerbag surviving as a wholly-owned subsidiary of InfoSearch Media (the "Merger").

On March 3, 2006, the transaction pursuant to the Agreement and Plan of Merger and Reorganization closed. Under the terms of the transaction, the Company acquired 100% of the issued and outstanding capital stock of Answerbag, Inc. for $161,875 in cash and issuance of 351,902 shares of InfoSearch common stock with a market value of $161,875, based on the five day average closing price of $0.46 per share prior to the consummation of the transaction. Answerbag is a user-generated question and answer content website, which can be found at www.answerbag.com. Questions, answers and ranking of answers on the Answerbag website are supplied by a growing community of registered users. In addition, the Company incurred $27,460 in direct acquisition costs, mostly legal services.

Per the Agreement, the Company will pay up to an additional $300,625 in cash and issue up to 653,533 additional shares of common stock having a market value, based on the five day average closing price of $0.46 per share prior to the consummation of the transaction, of $300,625. These amounts will be issued in four installments at 90, 180, 270 and 360 days after the close based on performance contingencies as detailed in the Merger Agreement, which states that the purchase price will be adjusted if Mr. Joel Downs, founder of Answerbag, terminates his employment with the Company or if average traffic volume falls below certain levels. The Company has made the first two contingent payments aggregating $150,313 pursuant to the agreement, one half on June 9, 2006 and September 12, 2006 and issued our common stock aggregating 328,564 shares, one half on June 9, 2006 and September 7, 2006.

The total purchase price is summarized as follows:

Cash consideration	$161,875
Common stock	161,875
Acquisition related costs	27,460
Total purchase price	$351,210

The Company’s allocation of the purchase price is summarized as follows:

Assets:
Accounts Receivable, net	$14,935
Intangible assets	336,275
Total Assets	$351,210

The intangible assets that the Company purchased were the Answerbag.com website, Answerbag.com trade name and the website's registered users. The Company has obtained a valuation analysis from a third party, including the purchase price allocation and determination of the useful life of the intangible assets. The valuation report concluded that there was no goodwill acquired as part of the purchase transaction. The report further concluded that the amortizable life of the acquired definite-lived intangible assets is five years.

As a result of the sale of Answerbag to Demand Media, LLC, the performance contingencies no longer apply. As a result of the elimination of the performance contingencies, the obligation of the Company to make the two remaining payments is no longer contingent. The Company has accrued the liability for the remaining two cash payments totaling $150,312 and for the issuance of 328,564 shares of common stock originally valued at $150,312.

Discontinued Operations of Answerbag

Due to the rise in competition and the considerable investment that would be needed to bring Answerbag to fruition, the Board of Directors approved the sale of Answerbag on September 30, 2006. On October 2, 2006, the Company entered into an Asset Purchase Agreement to sell substantially all of the assets of Answerbag.com to Demand Answers, Inc. and its parent, Demand Media, Inc. in exchange for cash proceeds of $3,000,000. Of this amount, $300,000 was deposited into escrow for a period of up to twelve months pending any unknown contingent liabilities.

In conjunction with the agreement, Demand Media also received a warrant to purchase 5,000,000 shares of the Company's common stock at an exercise price of $0.155. The exercise price of the warrant was determined by calculating the average of the closing price of the Company’s common stock from the average of the ten day period from September 12 to September 21, 2006 and the average of the ten day period from October 3 to October 16, 2006. Pursuant to the Asset Purchase Agreement, Demand Media also received the right to appoint one member to the board of directors of the Company. We have performed an EITF 00-19 analysis of the warrants issued pursuant to the agreement and determined that they will be treated as equity. The Company shall file a Registration Statement for the warrant, and at such time that the Registration Statement becomes effective, an updated analysis of ETIF 00-19 will be performed to determine the appropriateness of treating the warrant as equity.

In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long Lived Assets”, the Company is accounting for the operations of Answerbag as a discontinued operation. The results of operations of Answerbag are reflected as discontinued operations for the three and nine months ended September 30, 2006.

The net assets of Answerbag as of September 30, 2006 are summarized below.

Accounts Receivables	$4,508
Due from InfoSearch Media	$11,024
Total Currrent Assets Held for Sale	$15,532

Property and Equipment, net of accumulated depreciation	$13,365
Intangibles, net of accumulated amortization	$889,015
Total Noncurrrent Assets Held for Sale	$902,380

Accounts Payable	$15,000
Accrued Expenses	$29,657
Total Currrent Liabilities Held for Sale	$44,657

Net Assets Held for Sale	$873,255

The Revenues and Net Loss of Answerbag as of September 30, 2006 are summarized below.

	Three Months Ended	Nine Months Ended

Revenues	$13,963	$59,005

Pretax Loss	$(276,784)	$(383,870)

Income Tax Benefit	$-	$-

Net Loss from Discontinued Operations	$(276,784)	$(383,870)

Demand Media also agreed to purchase content from the Company for a total consideration of $2,000,000. The purchase price for existing content will be paid in two installments totaling $200,000 within five days of October 4, 2006 and the amount related to new, original content will be paid in equal installments of $300,000 to be paid quarterly over six consecutive quarters, beginning October 1, 2006. In addition, Demand Media issued warrants to the Company to purchase 125,000 shares of Series C Preferred Stock of Demand Media, which preferred stock represents less than one-tenth of a percent of the outstanding capital stock of Demand Media.

Upon the close of the transaction with Demand Media, Inc., InfoSearch received initial payments of $3,200,000.

11. Subsequent Events

On October 31, 2006, InfoSearch granted employees 20,000 options under terms and conditions of the Company’s stock option plan. The options granted strike price is the fair market value of the Company’s common stock on the date of the grant, $0.23, stock volatility of 110.52%, risk-free rate of 4.69% yielding a total cost of $3,714.

On November 1, 2006, InfoSearch sent notice to Steve Lazuka, the Company’s Chief Strategy Officer, that the Company did not intend to renew Mr. Lazuka’s contract, set to expire on December 31, 2006. InfoSearch and Mr. Lazuka agreed to negotiate in good faith to enter into a new agreement whereby the Company would pay Mr. Lazuka $120,000 per annum and Mr. Lazuka would perform certain services for InfoSearch.

On November 3, 2006, InfoSearch and George Lichter, our President and CEO, entered into an amendment of Mr. Lichter’s employment agreement dated as of January 4, 2006, providing for an increase in the base compensation to $250,000 per annum.

On November 9, 2006, Martial Chaillet, a member of the Company’s Board of Directors resigned. InfoSearch will be issuing an 8-K on or before November 15, 2006 with any additional information.

On December 12, 2006, the Board of Directors adopted an amendment to the Company's 2004 Stock Option Plan increasing the number of shares of Common Stock that may be granted under the plan from 5,212,500 to 10,425,000. This increase been approved by the shareholders at the annual meeting of shareholders of the Company held on December 12, 2006, immediately prior to the meeting of the Board of Directors.

On December 12, 2006, the Board of Directors approved a grant of options to George Lichter to purchase 325,000 shares of common stock and approved the grant of options to other employees to purchase 254,000 shares of common stock.

On January 2, 2007, Steve Lazuka, a member of the Company’s Board of Directors, resigned.

On January 15, 2007, the Board of Directors approved a grant of options to George Lichter to purchase 1,772,150 shares of common stock.

On January 15, 2007, the Board of Directors approved the issuance of 4,226,116 shares of Common Stock by the Company to the investors in the November 2005 private placement by the Company in lieu of cash for liquidated damages associated with delays in getting the registration statement declared effective.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

InfoSearch Media, Inc.

Marina Del Rey, California

We have audited the balance sheet of InfoSearch Media, Inc. as of December 31, 2005 and the related statements of operations, stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InfoSearch Media, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/ s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
March 20, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders’ and Board of Directors
InfoSearch Media, Inc.
Marina Del Rey, California

We have audited the accompanying balance sheet of InfoSearch Media, Inc. as of December 31, 2004 and the related statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InfoSearch Media, Inc. as of December 31, 2004 and the results of their operations and their cash flows for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements as of December 31, 2004 have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses. These issues raised substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sherb & Co. LLP

Sherb & Co. LLP

New York, NY
March 11, 2005

INFOSEARCH MEDIA, INC.

BALANCE SHEET

DECEMBER 31, 2005

ASSETS

CURRENT ASSETS:
Cash	$4,828,560
Accounts receivable	4,449
Due from related parties	25,000
Prepaid expenses and other current assets	209,762
TOTAL CURRENT ASSETS	5,067,771
EMPLOYEE ADVANCE	2,500
PROPERTY AND EQUIPMENT	285,021
CONTENT DEVELOPMENT	349,054
SECURITY DEPOSIT	37,500
TOTAL ASSETS	$5,741,846
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$276,704
Accrued bonuses	176,505
Accrued expenses	268,645
Current portion of deferred revenue	2,074,103
Provision for refunds payable/bad debts	44,151
Current portion of capital lease obligations	33,004
TOTAL CURRENT LIABILITIES	2,873,112
CAPITAL LEASE OBLIGATIONS	17,621
FAIR VALUE OF WARRANTS LIABILITY	2,526,272
DEFERRED REVENUE	553,943
TOTAL LIABILITIES	5,970,948
STOCKHOLDERS’ DEFICIT:
Preferred stock, undesignated, par value $0.001 per share, 25,000,000 shares
authorized; no shares issued and outstanding;	-
Common stock, $0.001 par value, authorized 200,000,000 shares;
issued and outstanding 42,277,775	42,278
Additional paid in capital	6,056,291
Accumulated deficit	(6,327,671)
TOTAL STOCKHOLDERS’ DEFICIT	(229,102)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$5,741,846
The accompanying notes are an integral part of the financial statements

INFOSEARCH MEDIA, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2005	2004
NET SALES	$9,364,401	$2,799,622
COST OF SALES	2,344,023	1,650,907
GROSS PROFIT	7,020,378	1,148,715
COSTS AND EXPENSES:
Selling expenses	2,337,747	2,299,243
General and administrative	4,954,907	3,163,017
TOTAL COSTS AND EXPENSES	7,292,654	5,462,260
LOSS FROM OPERATIONS	(272,276)	(4,313,545)
CHANGE IN FAIR VALUE OF WARRANTS	536,900	-
INTEREST INCOME/EXPENSE	50,373	(9,319)
NET INCOME (LOSS)	$314,997	$(4,322,864)
GAIN (LOSS) PER SHARE - BASIC	$0.01	$(0.13)
GAIN (LOSS) PER SHARE - DILUTED	$0.01	$(0.13)
BASIC WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	42,277,775	33,560,275
DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	43,055,104	33,560,275

The accompanying notes are an integral part of the financial statements

INFOSEARCH MEDIA, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid-in	Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Income	Deficit	Deficit

BALANCE - December 31, 2003	7,880,520	$7,881	$248,282	$3,262	$(2,319,805)	$(2,060,380)
Stock dividend	30,420,685	30,421	-	-	-	30,421
Effect of reverse acquisition	(8,440,798)	(8,441)	(308,143)	(3,262)	-	(319,846)
Subscription receivable	3,699,868	3,700	3,252,954	-	-	3,256,654
Net loss	-	-	-	-	(4,322,864)	(4,322,864)
BALANCE - December 31, 2004	33,560,275	33,561	3,193,093	-	(6,642,669)	(3,416,015)
Oversold common stock	250,000	250	249,750	-	-	250,000
Stock issued to CEO Cast	20,000	20	75,980	-	-	76,000
Restricted stock issued to F. Knuettel	88,125	88	66,887	-	-	66,975
Equity compensation to consultants	-	-	125,775	-	-	125,775
Restricted stock	-	-	376,752	-	-	376,752
Pequot Scout Fund, et al	8,359,375	8,359	5,341,641	-	-	5,350,000
PPM costs	-	-	(532,022)	-	-	(532,022)
Fair value of warrants liability	-	-	(3,063,172)	-	-	(3,063,172)
Subscription receivable	(3,699,868)	(3,700)	(3,252,954)	-	-	(3,256,654)
Stock issued from subscription receivable	3,699,868	3,700	3,474,561	-	-	3,478,261
Net loss	-	-	-	-	314,997	314,997
BALANCE - December 31, 2005	42,277,775	$42,278	$6,056,291	$-	$(6,327,671)	$(229,102)
The accompanying notes are an integral part of the financial statements

INFOSEARCH MEDIA, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (loss)	$314,997	$(4,322,864)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	420,595	77,798
Stock based compensation	645,502	-
Change in fair value of warrants	(536,900)	-
Changes in assets and liabilities:
Accounts receivable	130,577	(106,872)
Prepaid expenses and other current assets	(160,706)	(31,652)
Accounts payable, accrued expenses and other liabilities	75,377	192,782
Amounts refunded to customers	(754,659)	798,810
Deferred revenue	(4,608,043)	4,655,910
Total adjustments	(4,788,257)	5,586,776
NET CASH (USED IN) AND PROVIDED BY OPERATING ACTIVITIES	(4,473,260)	1,263,912
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures - fixed assets	(158,459)	(190,109)
Capital expenditures - content development	(604,491)	-
NET CASH USED IN INVESTING ACTIVITIES	(762,950)	(190,109)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of capital lease obligations	(32,034)	(20,737)
Loan to stockholders	-	69,486
Gross proceeds from private placement and sale of common Stock	8,767,845	(4,000)
NET CASH PROVIDED BY FINANCING ACTIVITIES	8,735,811	44,749
NET INCREASE IN CASH	3,499,601	1,118,552
CASH - BEGINNING OF YEAR	1,328,958	210,406
CASH - END OF YEAR	$4,828,560	$1,328,958
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
Cash paid for interest	$12,791	$9,319
Income tax paid	$(6,097)	$16,982
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES:
Capital leases	$-	$90,348
Subscriptions receivable	$-	$3,478,261
Deferred equity costs	$-	$221,607
Tax provision	$-	$100,000
The accompanying notes are an integral part of the financial statements

InfoSearch Media, Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2005 and 2004

1.  Organization and Nature of Operations

On December 31, 2004, Trafficlogic, Inc., a California corporation (“Trafficlogic”) merged with MAC Worldwide, Inc. (“MAC”); the surviving company changed its name to InfoSearch Media, Inc. (“InfoSearch Media” or the “Company”). Such merger consisted of three related transactions: (1) the merger (the “Merger”) of Trafficlogic with and into a newly organized and wholly-owned subsidiary of MAC, Trafficlogic Acquisition Corp., a Delaware corporation, which later changed its name to Trafficlogic, Inc. (“Acquisition Sub”); (2) the disposition of MAC’s wholly-owned operating subsidiary, Mimi & Coco, Inc., a Canadian corporation (“Mimi & Coco”) (the “Split-Off”); and (3) the closing of a private placement offering of common stock, par value $0.001 per share (the “our common stock”) (the “Private Placement Transaction”). The current officers and directors of the Company are listed on page 28.

Our principal executive offices are located at 4086 Del Rey Avenue, Marina Del Rey, California 90292. Our telephone number is (310) 437-7380.

2.  Summary of Significant Accounting Policies

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements” and No. 104 “Revenue Recognition,” and Emerging Issues Task Force Issue 00-21, “Revenue Arrangements with Multiple Deliverables.” In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility of the resulting receivable is reasonably assured.

The Company’s revenues are derived principally from the licensing or sale of unique content developed for its clients under the ContentLogic program or the sale on a cost-per-click (“CPC”) basis of advertising traffic as part of its ArticleInsider program. In addition, the Company receives a small portion of its revenue through other marketing services including advertising link sales and website design referral fees.

Client deposits received for products and services provided by the ArticleInsider program are initially recorded as deferred revenue. The Company recognizes revenue on a CPC basis as advertising traffic is distributed to its clients. As the traffic is distributed through the ArticleInsider web site or through it’s the ArticleInsider affiliate program to the Company’s clients, the bidded or contracted CPC amount is recognized as revenue. Total click-throughs are defined as the number of unique users that click on an advertisement or search result. Also, as part of this program, the Company has established a partnership with Google through which Google pays the Company fees for clicks on links sponsored by Google and displayed on the ArticleInsider web site. The Company recognizes the revenue generated from this service as reported by Google to the Company at the end of each month.

The Company also derives revenue through the licensing and sale of content in the ContentLogic program. If a client deposit is received in advance of work being completed, a deferred revenue liability account entry is created until the revenue is recognized. Content sale revenue is recognized when the content is delivered to and accepted by the client. Revenue earned through a 12-month license agreement is treated as an installment sale and prorated revenue is recognized on a monthly basis over the life of the agreement. Clients subject to a 12-month licensing agreement have the right to continue leasing the content at the end of the term on a month-to-month basis. In late September, 2005, the Company added a month-to-month licensing program with higher fees. Revenue earned under month-to-month licensing agreements is recognized on a monthly basis.

The Company also earns revenue from website design referral fees and advertising link sales. Revenue earned from these services is recognized when the service is complete. Client deposits received in advance of work being completed for such services are deferred by creation of a revenue liability account entry until the revenue is recognized.

Cost of Sales

A significant portion of the Company’s cost of sales is related to content developed under the ContentLogic program and content developed and affiliate traffic costs for the Company’s ArticleInsider program.

Content developed pursuant to outright sales and licensing under the ContentLogic program is developed through editors, keyword analysts and independent contractors who write and edit the copy and analyze the keywords. The Company recognizes and expenses those costs related to the content developed for outright sales to clients as the cost is incurred, while the cost of content development for licensing subject to a 12-month contract is amortized over the life of the contract. In late September, 2005 the Company added a month-to-month ContentLogic licensing option, with content development costs for the month-to-month agreements expensed when incurred.

Whereas costs of content development for sale to third parties is expensed as incurred in the case of an outright sales or pursuant to a month-to-month license or expensed over twelve months for a fixed-term twelve month license, costs related to the content development for the Company’s ArticleInsider web site are capitalized. Content developed pursuant to InfoSearch’s ArticleInsider product increase the value of the network and yield revenue to InfoSearch over a period of years, which led to the decision to capitalize the development costs. Through December 31, 2004, the Company’s practice was to expense the cost of content developed for ArticleInsider as the costs were incurred. However, with the ongoing management of the ArticleInsider product, it became apparent to InfoSearch management that the average lifespan of an article on the network, i.e. how long it continued to draw traffic from individuals performing keyword searches, was well in excess of three years. Earlier expectations were that the lifespan would be shorter. It became apparent to InfoSearch management that it was not uncommon that an article would not begin drawing traffic until some number of months after it was posted on the network. With the advice of InfoSearch’s previous auditors, as of January 1, 2005, to better match costs to revenues, and recognize the increased value of the network, the Company began amortizing ArticleInsider related content development costs over the expected life of thirty-six months, which resulted in an increase in the Company’s gross margins. The Company continued to review this estimate during the year and determined that the estimated useful life should be reduced to two years as of December 31, 2005.

The Company recognizes the costs associated with its affiliate program as incurred.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and cash in banks in demand and time deposit accounts with maturities of 90 days or less.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash, and cash equivalents and trade receivables. The Company maintains cash and cash equivalents with high-credit, quality financial institutions. At December 31, 2005, the cash balances held at financial institutions were either in excess of federally insured limits or not subject to the federal insurance system.

Credit is generally extended based upon an evaluation of each customer’s financial condition, with terms consistent in the industry and no collateral required. The Company determines an allowance for collectibility on a periodic basis. Amounts are written off against the allowance in the period the Company determines that the receivable is uncollectible.

Fair Value of Financial Instruments

The Company considers its financial instruments, which are carried at cost, to approximate fair value due to their near-term maturities.

Long-Lived Assets

Property and equipment is stated at cost and depreciation is provided for by the straight-line method over the related assets’ estimated economic lives ranging from three to five years. Amortization of leasehold improvements is provided for by the straight-line method over the lesser of the estimated economic useful lives or the lease term. Property under capital leases is amortized over the lease terms and included in depreciation and amortization expense.

Deferred Revenue

Deferred revenue represents payments received from customers as follows: (1) in excess of revenue earned based on click-through activity (web site visitations) and will be recognized as actual click-throughs occur and (2) as deposits in advance of the delivery of content under the ContentLogic program.

Income Taxes

The Company follows Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Accounting for Stock-Based Compensation

Statement of Financial Accounting Standard (“SFAS”) No. 123, “Accounting for Stock Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure”, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the “disclosure only” alternative described in SFAS No. 123 and SFAS No. 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

The effect on net income for the year ended December 31, 2005 if the Company had applied the fair value provisions of SFAS No. 123 to stock-based employee compensation is set forth in Note 3, “Accounting for Stock-Based Compensation.”

The fair value of the options granted was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions at December 31, 2005 and 2004:

	2005	2004
Average risk free interest rate	4.27%	5.0%
Expected lives (in years)	10	10
Dividend yield	0	0
Expected volatility	152.13%	0

The following table presents the pro-forma net income and net loss per share after giving effect to SFAS123.

	December 31, 2004	December 31, 2005
Net income (loss) as reported	$(4,322,864)	$314,997
Less: FAS123 stock option expense	$215,130	$737,921
Pro-forma net loss	$(4,537,994)	$(422,924)

Net income (loss) per share as reported:
Basic	$(0.13)	$0.01
Diluted	$(0.13)	$0.01
Pro-forma net income (loss) per share:
Basic	$(0.13)	$(0.01)
Diluted	$(0.13)	$(0.01)

Applying SFAS No. 123 and SFAS No. 148 may not be representative of the effects on pro forma net income (loss) for future years as options vest over several years and additional awards will likely be made each year.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued Statement 123R (revised 2004) which is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” This Statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award--the requisite service period (usually the vesting period). The Company files as a small business issuer and must meet the requirements of this Statement for accounting periods after December 15, 2005. Adoption of FASB 123R will have a significant impact on the financial statements of the Company through the expensing of stock option grants.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS No. 154 replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” (“APB 20”) and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 No. applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS No. 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS No. 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.

The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154.

In May 2005, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”), an amendment to Accounting Principles Bulletin Opinion No. 20, “Accounting Changes” (“APB No. 20”), and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. Though SFAS No. 154 carries forward the guidance in APB No.20 and SFAS No.3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors, SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005. The Company will implement SFAS No. 154 in its fiscal year beginning January 1, 2006. We are currently evaluating the impact of this new standard but believe that it will not have a material impact on the Company’s financial position, results of operations, or cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. The Company is currently evaluating the impact this new Standard but believes that it will not have a material impact on the Company’s financial position, results of operations, or cash flows.

3.   Accounts Receivable

At December 31, 2005, the Company’s Google partnership accounted for all of the Company’s accounts receivable. Google income also accounted for 10.7% and 45% of revenue over the years ended December 31, 2005 and December 31, 2004, respectively. The Company has not experienced any problem with collectibility of the receivable.

4.  Property and Equipment

The property and equipment for the year ended December 31, 2005 was:

Computer equipment	$350,637
Software	55,843
Other equipment	42,918
Furniture and fixtures	62,076
Leasehold Improvements	48,167
Total fixed assets	559,641
Less: Accumulated depreciation	(274,620)
Net property and equipment	$285,021

Depreciation expense for the years ended December 31, 2005 and 2004 were $165,158 and $77,798, respectively.

Property and equipment under capital leases was $108,893 at December 31, 2005 and 2004, respectively. Depreciation expenses related to equipment under capital leases was $34,393 at December 31, 2005 and $23,095 at December 31, 2004.

5.  Deferred Revenue

Deferred revenue represents payments received from customers as follows: (1) in excess of revenue earned based on click-through activity (web site visitations) and will be recognized as actual click-throughs occur and (2) as deposits in advance of delivery of content under the ContentLogic program.

As of December 31, 2005 the current portion of the deferred revenue is $2,074,103 and the long term portion of the deferred revenue is $553,943. The Company allocates between the current portion and the long term portion based upon its historical experience and its estimate of click through activity over the succeeding twelve months.

6.  Income Taxes

The following table reconciles the Federal statutory rate of 35% to the Company’s effective tax rate:

	Year ended December 31,
	2005	2004
		(Pro-forma)
Expected income tax (benefit)	$109,611	$(1,492,000)
State tax (benefit), net of Federal effect	19,337	(213,000)
Increase in valuation allowance	(128,149)	1,705,000
	$800	$-

Prior to 2004, the Company and its stockholders elected to be taxed under subchapter S of the Internal Revenue Code. As a result, all items of income or loss passed to the stockholders, and the stockholders were liable for all Federal and State income taxes on income earned by the Company through December 31, 2003.

Prior to 2004, the Company reported its income and deductions utilizing the cash method of accounting for Federal income tax purposes. Accordingly, certain items of income and expense were recognized in different years for income tax purposes than they were for financial statement purposes. Effective, January 1, 2004, the Company, under procedures established by the Internal Revenue Service (“IRS”), changed its method of accounting from the cash method to the accrual method. Simultaneously, the Company sought to defer the recognition of income on its deferred revenue. The Company is not assured that the IRS will agree to allow the Company to defer such recognition. If the IRS does not permit the deferral, the Company could be liable for $450,000 in current income taxes for the year ended December 31, 2004.

The components of the Company’s deferred tax asset at December 31, 2005 are as follows:

Net operating loss	$2,826,244
Valuation allowance	(2,826,244)
$-
As of December 31, 2005, the Company has net operating losses totaling approximately $5,028,510, which will expire in 2025. The valuation allowance of the deferred tax asset decreased by $174,270 during the year ended December 31, 2005.

7.  Net Income (loss) Per Share

Net income (loss) per share is computed as net income (loss) divided by the weighted average number of common shares outstanding for the period. As of December 31, 2004 common equivalent shares are excluded from the computation of net loss per share as their effect would be anti-dilutive. As of December 31, 2005 there were 777,329 potentially dilutive shares which were included in the computations.

8.  Stockholders’ Deficit

The authorized capital stock currently consists of 200,000,000 shares of Common Stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our Board of Directors. As of December 31, 2005, there were 42,277,775 shares of our Common Stock issued and outstanding and options exercisable, warrants exercisable or restricted stock for 4,816,857 shares of Common Stock. No other securities, including without limitation any preferred stock, convertible securities, options, warrants, promissory notes or debentures are outstanding.

Common Stock

Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of Common Stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefore.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of:

a.   all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

b.   all unsecured liabilities, including any then unsecured outstanding secured debt securities which we may have issued as of such time; and

c.   all liquidation preferences on any then outstanding preferred stock.

Holders of Common Stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Upon the closing of the Private Placement Transaction, on December 31, 2004, the Company sold 3,699,868 shares of common stock to investors in a Private Placement Transaction, at a price of $1.00 per share, for a total of $3,478,261 net of expenses. Money was received by the Company on January 3, 2005. In connection with the Merger and the Private Placement Transaction the Company issued warrants exercisable for 300,000 shares of common stock to a financial advisor for services rendered in the merger. The warrants are exercisable at $1.00 per share, vest immediately and have a term of five years. These securities where offered and sold by the Company in reliance on exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The investors in the Private Placement Transaction were all “accredited investors” as that term is defined under Regulation D. The investors were provided a confidential offering memorandum and executed individual subscription agreements in which they made representations regarding their sophistication and qualifications as accredited investors.

On January 24, 2005, pursuant to a letter agreement between the Company and an investor relations firm, the Company issued Options exercisable for 150,000 shares of our common stock in return for services rendered to InfoSearch. The options are exercisable at a price of $3.25 per share and expire on January 24, 2012. The Company recorded a total of $125,775 in option expense relating to this transaction. The Company relied on the exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder, because the transaction did not involve any public offering and was made in connection with a privately negotiated transaction.

On February 16, 2005, pursuant to a consulting agreement between the Company and our investor relations firm, the Company issued 20,000 shares of our common stock to our investor relations firm in return for services rendered for a total of $76,000 to InfoSearch. The Company relied on the exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder, because the transaction did not involve any public offering and was made in connection with a privately negotiated transaction.

On March 1, 2005, the Company issued 250,000 shares of our common stock in a private placement transaction to an accredited investor who paid $250,000 to InfoSearch for the shares. These securities where offered and sold by the Company in reliance on exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The investor was an “accredited investor” as that term is defined under Regulation D. The investor was provided a confidential offering memorandum and executed individual subscription agreements in which the investor made representations regarding its sophistication and qualifications as an accredited investor.

On November 7, 2005, the Company issued 8,359,375 shares of our common stock in a private placement transaction to fifteen (15) accredited investor for the purchase price of $0.64 per share (representing a 20% discount to the closing price of our common stock on November 2, 2005) for total proceeds of $5.35 million. In addition, the Investors received 4,179,686 warrants to purchase 4,179,686 shares of our common stock. The warrants expire on November 7, 2010 and are exercisable at a price of $0.88 per share. These securities where offered and sold by the Company in reliance on exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The investors were “accredited investors” as that term is defined under Regulation D.

The Company issued 552,500 shares of restricted common stock in 2005 to members of the Company’s board of directors and certain officers. The Company incurred $443,727 in non-cash equity compensation expenses associated with these grants.

The warrants issued to all participants in the November 7, 2005 private placement require the Company to settle the contracts by the delivery of registered shares. At the date of issuance, the Company did not have an effective registration statement related to the shares that could be issued should the warrant holders exercise the warrants. In addition, the warrant holders have the right to require that the Company settle the warrant on a net-cash basis in a fundamental transaction, regardless of the form of tender underlying the fundamental transaction. As the contracts must be settled by the delivery of registered shares and the delivery of the registered shares are not controlled by the Company and the rights of the warrant holders to settle in cash potentially in preference to other shareholders receiving other forms of consideration, pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the relative net value of the warrants at the date of issuance was recorded as a warrant liability on the balance sheet and the change in fair value from the date of issuance through December 31, 2005. The value of the warrants on the date of the transaction was approximately $3,063,172 and $2,526,272 as of December 31, 2005. The fair value of the warrants increased from the date of issuance to December 31, 2005 by approximately $536,900.

Preferred Stock

Our board of directors is authorized, without further stockholder approval, to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to the Common Stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of Common Stock. At present, we have no plans to issue any shares of our preferred stock.

The description of our securities contained herein is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our Certificate of Incorporation and its restatements and amendments, together with our corporate bylaws.

9.  Stock Option Plan

The 2004 Stock Option Plan (the “Plan”) gives the board of directors the ability to provide incentives through grants or awards of stock options, stock appreciation rights, and restricted stock awards (collectively, “Awards”) to present and future employees of us and our affiliated companies. Outside directors, consultants, and other advisors are also eligible to receive Awards under the Plan.

A total of 5,212,500 shares of our Common Stock are reserved for issuance under the Plan. If an incentive award expires or terminates unexercised or is forfeited, or if any shares are surrendered to us in connection with an Award, the shares subject to such award and the surrendered shares will become available for further awards under the Plan.

Shares issued under the Plan through the settlement, assumption or substitution of outstanding Awards or obligations to grant future Awards as a condition of acquiring another entity will not reduce the maximum number of shares available under the Plan. In addition, the number of shares subject to the Plan, any number of shares subject to any numerical limit in the Plan, and the number of shares and terms of any Award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

No more than 1,000,000 shares of the authorized shares may be allocated to Awards granted or awarded to any individual participant during any calendar year. Any shares of restricted stock and any shares underlying a grant of options that are forfeited will not count against this limit.

The board of directors or one of its committees will administer the Plan. If Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Rule 16b-3 under the Securities Exchange Act of 1934, as amended, apply to us and the Plan, then each member of the board or committee, which must have at least two members, must meet the standards of independence necessary to be classified as an “outside director” for purposes of Section 162(m) of the Code and a outside director for the purposes of Rule 16b-3. Subject to the terms of the Plan, the committee will have complete authority and discretion to determine the terms of Awards.

The Plan authorizes the grant of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options are stock options that satisfy the requirements of Section 422 of the Code. Nonqualified Stock Options are stock options that do not satisfy the requirements of Section 422 of the Code. Options granted under the Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The committee determines the period of time during which an Option may be exercised, as well as any vesting schedule, except that no Option may be exercised more than 10 years after the date of grant. The exercise price for shares of common stock covered by an Option cannot be less than the fair market value of the common stock on the date of grant .

Stock option activity under the Plan is as follows:

Description	Number of Options	Weighted Average Exercise Price
OUTSTANDING, January 1, 2004 (1,185,331 options exercisable at weighted average exercise price of $1)	1,639,634	$1.00
Granted (weighted average fair value of $0.91)	600,000	1.00
OUTSTANDING, December 31, 2004 (1,385,331 options exercisable at weighted average exercise price of $1)	2,239,634	1.00
Granted (weighted average fair value of $0.72)	1,414,500	0.70
Cancelled	(375,993)	1.00
OUTSTANDING, December 31, 2005 (1,764,804 options exercisable at weighted average exercise price of $0.93)	3,278,141	$0.93

Additional information regarding options outstanding under the plan at December 31, 2005 is as follows:

	Options outstanding		Options exercisable
Range of exercise prices	Weighted average remaining contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

		Options outstanding		Options exercisable
Range of Exercise Price	Number Outstanding	Weighted average remaining contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
2 - $0.68	25,000	9.97	$0.68	251	$0.68
1 - $0.76	262,500	9.18	$0.76	74,315	$0.76
34 - $0.78	345,000	9.87	$0.78	14,493	$0.78
29 - $0.81	457,000	9.45	$0.81	248,017	$0.81
1 - $0.94	175,000	9.50	$0.94	29,247	$0.94
14 - $1.00	1,863,641	7.77	$1.00	1,385,331	$1.00
1 - $1.06	150,000	9.74	$1.06	13,151	$1.06
	3,278,141	8.54	$0.93	1,764,804	$0.93

At December 31, 2005, 1,934,359 shares were available for future grants under the Stock Option Plan. Not included in this table are options for the purchase of 150,000 shares that were granted in January 2005 outside of the Plan to our former investor relations firm in exchange for services rendered valued at $125,775 and more completely described in Item 26, Recent Sales of Unregistered Securities on page II-2.

10.  Related Party Transactions.

As of December 31, 2005, the Company had a loan due from Walter Lazuka, an InfoSearch stockholder, totaling $25,000. This loan was entered into with Mr. Walter Lazuka in a series of transactions from March 19, 2004 through September 16, 2004. This loan accrues interest at 7% with no fixed interest repayment schedule and is payable on demand.

In a series of transactions from June 28, 2004 through July 26, 2004, InfoSearch entered into a loan agreement totaling $24,043 with Mike Lazuka, one of its stockholders. The loan was repaid, and as of December 31, 2005, there was no open balance.

In a series of transaction from May 4, 2004 through July 16, 2004, InfoSearch entered into a loan agreement totaling $34,608 with Tony Tommasi, a former employee and current stockholder. The loan was forgiven in December 2004 as part of a severance agreement between InfoSearch and Tony Tommasi, and as of December 31, 2005, there was no open balance.

In December 2004, the Company executed several promissory notes with Steve Lazuka, who is both an officer and a stockholder, to settle outstanding balances owed to the Company. The notes totaled $781,410 in aggregate and matured on the earlier of January 31, 2005 or the completion of the Merger, with interest payable only until maturity, when the principal was due and payable in its entirety. In two payments in December 2004, Mr. Lazuka paid the entire amount then due, and as of December 31, 2005 there was no open balance.

We have entered into a 12-month consulting agreement with Claudio Pinkus, a member of our Board of Directors (“the Pinkus Consulting Agreement”). The Pinkus Consulting Agreement provides for an annual consulting fee of $100,000 to be paid in semi-monthly payments. The Pinkus Consulting Agreement also provides for a quarterly bonus payment of up to $25,000 for each quarter, as determined by the Company’s Board of Directors. The Pinkus Consulting Agreement expires on August 23, 2006, subject to early termination.

Mr. Pinkus was also granted 1,350,000 shares of restricted stock, of which 450,000 shares will vest on January 4, 2006 and the remaining shares will vest in three installments of 300,000 shares each on February 23, 2006, April 23, 2006 and August 23, 2006, provided that the Pinkus Consulting Agreement has not been terminated by the Company for cause under the Pinkus Consulting Agreement or Mr. Pinkus has not terminated his service for “convenience” as defined in the Pinkus Consulting Agreement and under circumstances where he has also resigned from the Board. If we fail to complete an “approved financing” by August 23, 2006, all shares vest at that time. Furthermore, if Mr. Pinkus terminates his service for good reason, or his service is terminated without cause, the Company will pay an amount in cash equal to the sum of the semi-monthly payments due through the end of the Agreement’s term, and any unvested shares will automatically vest. Mr. Pinkus may participate, as a selling stockholder, in any financing transaction undertaken by us for the purpose of satisfying the tax liability incurred by Mr. Pinkus as a result of the restricted stock award. In the event that we have not completed a financing transaction in which Mr. Pinkus participates by the due date of such tax liability, we have agreed to pay such liability on Mr. Pinkus behalf by January 13, 2006. Our obligations related to such tax liability are conditioned on Mr. Pinkus filing of a Section 83(b) election within 15 business days of the date of the restricted stock award.

11.  Commitments and Contingencies

The Company has entered into a non-cancelable operating lease for facilities through May 31, 2009. Rental expense was $162,757 and $185,419 for years ended December 31, 2005 and 2004, respectively. At December 31, 2005, the future minimum lease payments for the years ending December 31 are as follows:

2006	$193,360
2007	220,620
2008	226,125
2009	95,375
Total Minimum Lease Payments	$735,480

The Company has entered into capital leases for equipment. The leases are for 24 and 36 months and contain bargain purchase provisions so that the Company can purchase the equipment at the end of each lease. The following sets forth the minimum future lease payments and present values of the net minimum lease payments under these capital leases for the years ending December 31 are as follows:

2006	$39,795
2007	18,632
Total Minimum Lease Payments	58,427
Less: Imputed Interest	7,743
Present Value of Total Minimum Lease Payments	$50,684

The capitalized lease payments for the years ended December 31, 2005 and 2004 were $44,717 and $28,814, respectively.

Employment agreement

We entered into an employment agreement on January 4, 2006 with George Lichter as Chief Executive Officer (the “Lichter Employment Agreement”). The Lichter Employment Agreement provides for an initial annual base salary of $150,000 and an annual performance-based bonus of up to $150,000. In addition, Mr. Lichter receives an automobile allowance of $600 per month. Under the Lichter Employment Agreement, Mr. Lichter may resign for “good reason” if his duties are substantially diminished or if we materially breach the Lichter Employment Agreement. In that event, Mr. Lichter will receive his base salary, bonuses and benefit plan coverage for a period of six months. Likewise, Mr. Lichter will receive his base salary, bonuses and benefit plan coverage for a period of six months if he is discharged without cause. The Lichter Employment Agreement also includes restrictive covenants relating to competition and solicitation of our customers or employees. The Lichter Employment Agreement provides that Mr. Lichter will normally work for us four days per week. We have agreed to allow Mr. Lichter to continue to serve as an officer and director of MCS Ventures and Yoga Works, Inc., but only to the extent that Mr. Lichter’s continued service does not materially interfere with the performance of his duties to us.

Pursuant to his employment agreement, Mr. Lichter was granted, under the Registrant’s 2004 Stock Option Plan (the “Plan”), a restricted stock award representing 675,000 shares of our common stock, of which 225,000 shares will vest on January 4, 2006 and the remaining shares will vest in three installments of 150,000 shares each on February 23, 2006, April 23, 2006 and August 23, 2006, provided that Mr. Lichter’s employment has not been terminated for cause or Mr. Lichter has not terminated his employment for other than good reason under circumstances where he has also has been removed or has resigned from the Board. Mr. Lichter may participate, as a selling stockholder, in any financing transaction undertaken by us for the purpose of satisfying the tax liability incurred by Mr. Lichter as a result of the restricted stock award. In the event that we have not completed a financing transaction in which Mr. Lichter participates by the due date of such tax liability, we have agreed to pay such liability on Mr. Lichter’s behalf by January 13, 2006. Our obligations related to such tax liability are conditioned on Mr. Lichter’s filing of a Section 83(b) election within 15 business days of the date of the restricted stock award. Mr. Lichter was also subsequently granted an additional stock award representing 675,000 shares of our common stock, of which 225,000 shares will vest on January 4, 2006 and the remaining shares will vest in three installments of 150,000 shares each on February 23, 2006, April 23, 2006 and August 23, 2006, provided that Mr. Lichter’s employment has not been terminated for cause or Mr. Lichter has not terminated his employment for other than good reason and under circumstances where he has also has been removed or has resigned from the Board. The Lichter Employment Agreement also includes restrictive covenants relating to competition and solicitation of our customers or employees, and employment under the Lichter Employment Agreement is at will and therefore InfoSearch may terminate Mr. Lichter’s employment at any time and for any reason subject to the provisions set forth above.

We have entered into an executive employment agreement with Steve Lazuka (“Lazuka Employment Agreement”) dated December 29, 2004 and terminating on December 31, 2006. The Lazuka Employment Agreement provides for an initial annual base salary of $175,000, with a minimum annual increase in base salary of 10%. The Lazuka Employment Agreement also provides for an annual performance-based bonus of up to $175,000, which was subsequently modified to a maximum of $175,000, as determined by the Company’s Board of Directors. The Lazuka Employment Agreement expires on December 31, 2006, subject to extension or earlier termination. It provides that if Mr. Lazuka is terminated by us without cause or if he terminates his employment for good reason, he will be entitled to his base salary, bonuses and all health and benefits coverage, in each case for 12 months. At the election of Mr. Lazuka, in the event of such termination, his base salary and any bonus then earned is payable by the Company in a lump sum within 45 days after his last day of employment. “Good reason” exists if Mr. Lazuka’s duties are substantially diminished or if we materially breach the Lazuka Employment Agreement. The Lazuka Employment Agreement also includes restrictive covenants relating to competition and solicitation of our customers or employees.

Under the Lazuka Employment Agreement, Mr. Lazuka received options to purchase up to 600,000 shares of our common stock under our 2004 Stock Option Plan (the “Plan”), which vest in three equal installments after six months, 12 months and 24 months, respectively. The options vest in full in the event of Mr. Lazuka’s death, disability, discharge without cause, or resignation for good reason. The exercise price of the options granted pursuant to the Lazuka Employment Agreement is $1.00 per share.

In connection with the appointment of Mr. Lichter as our President and Chief Executive Officer, Mr. Lazuka’s employment agreement was amended. The amendment reaffirms all of the provisions of the Lazuka Employment Agreement including those establishing the term of employment and compensation payable to Mr. Lazuka. The amendment revises Mr. Lazuka’s position and title from President and Chief Executive Officer to Chief Strategy Officer and from Chairman to Director. The amendment adds certain new rights and obligations to the Lazuka Employment Agreement, the most significant of which obligate us to include in any financing transaction up to one million shares of our common stock owned by Mr. Lazuka. We also agreed to include all shares of our common stock owned by Mr. Lazuka that are not sold in such a financing transaction in any registration statement filed by us (other than a registration statement filed solely to register an employee compensation plan on a Form S-8) and provided Mr. Lazuka the right to demand such registration in the event that we fail to register such shares within 12 months. Mr. Lazuka has agreed to execute a standard lock-up agreement related to his our common stock for a period of 12 months. Further, pursuant to the close of the private placement underlying this registration statement, Mr. Lazuka agreed to waive his rights to sell shares in the private placement as well as waive the commencement of his registration rights for a period of twelve months commencing on the closing date.

We also have entered into an executive employment agreement with Frank Knuettel (the “Knuettel Employment Agreement”). The Knuettel Employment Agreement, dated March 8, 2005, provides for an initial annual base salary of $175,000, provided that if Mr. Knuettel remains in the employment of the Company in the month following the second consecutive quarter that the Company is profitable on a GAAP basis, his base salary will increase to $185,000. The Knuettel Employment Agreement further provides for a potential target bonus equal to 30% of base salary, contingent on the Company’s achieving revenue and operating income goals and Mr. Knuettel’s attaining individual goals established by the Board of Directors. Under the Knuettel Employment Agreement, Mr. Knuettel received options to purchase up to 262,500 shares of our common stock made available under the Plan, which vest over a four-year period. Additionally, Mr. Knuettel received an award of 352,500 restricted shares of our common stock, which also vest over a four-year period of his employment with the Company. Mr. Knuettel was also subsequently granted an additional stock award representing 167,500 shares, under which 25% of the shares will vest on January 4, 2006, 12.5% of the shares will vest on July 7, 2006 and the remaining shares will vest over three years in equal, monthly installments, ending on January 4, 2009 and an additional option award representing 82,500 shares, under which 25% of the shares will vest on January 4, 2006, 12.5% of the shares will vest on July 7, 2006 and the remaining shares will vest over three years in equal, monthly installments, ending on January 4, 2009.

The Knuettel Employment Agreement provides that if Mr. Knuettel is terminated by us without cause, he will be entitled to his base salary for the six-month period following termination, and the vested portion of the option and restricted stock grants described above will be determined as if he had remained in employment for one additional year. If Mr. Knuettel resigns after a change in control, he will be entitled to his base salary for the six-month period following his resignation, and the vested portion of the option and restricted stock grants described above will be determined as if he had remained in employment for two additional years. At the election of Mr. Knuettel, the severance benefits are payable by the Company in a lump sum within 45 days after his last day of employment. The Knuettel Employment Agreement also includes restrictive covenants relating to competition and solicitation of our customers or employees, and employment under the Knuettel Employment Agreement is at will and therefore InfoSearch may terminate Mr. Knuettel’s employment at any time and for any reason subject to the provisions set forth above.

We also have entered into employment agreements with David Averill (whose employment was terminated effective June 30, 2006), Kelly Bakst (whose employment was terminated effective April 30, 2006) and David Gagne which provide for an annual salary to Mr. Averill in the amount of $175,000, an annual salary to Mr. Bakst in the amount of $135,000 and an annual salary to Mr. Gagne in the amount of $100,008. Other than provisions related to annual salary, and acceleration of vesting for Mr. Averill if terminated following an acquisition, the employment agreements contain substantially the same terms. Under these agreements, Mr. Averill, Mr. Bakst and Mr. Gagne may be awarded options to purchase our common stock in amount which the Board of Directors feels is appropriated based on their performance. Employment under these agreements is at will and therefore the Company may terminate these employees at any time and for any reason.

We made an offer of employment, which was accepted and may be deemed an employment agreement, to Ning Ning Yu, our Chief Technical Officer (the “Yu Employment Agreement”) on December 17, 2005 (whose employment was terminated effective June 30, 2006). The Yu Employment Agreement does not have a termination date and provides for an initial annual base salary of $160,000 and further provides for a potential target bonus equal to 35% of base salary, contingent on Ms. Yu attaining goals established by the CEO. Under the Yu Employment Agreement, Ms. Yu received options to purchase up to 200,000 shares of our common stock made available under the Plan, which shall vest monthly over three years. The Yu Employment Agreement also provides that in the event that Ms. Yu’s position is eliminated or her responsibilities are materially reduced for any reason other than cause or permanent disability, she will receive severance payment equal to six months of her base salary and six months of acceleration of her unvested stock options.

We made an offer of employment, which was accepted and may be deemed an employment agreement, to Joel Downs, our Vice President, Product Marketing (the “Downs Employment Agreement”) on February 15, 2006. The Downs Employment Agreement does not have a termination date and provides for an initial annual base salary of $125,000 and further provides for a potential target bonus equal to 40% of base salary, contingent on Mr. Downs attaining goals established by the CEO. Under the Downs Employment Agreement, Mr. Downs received options to purchase up to 100,000 shares of our common stock made available under the Plan, 25,000 of which shall vest after one year and the remaining 75,000 will vest in equal monthly installments during the following three years. The Downs Employment Agreement also provides that in the event the Mr. Down’s position is eliminated or his responsibilities are materially reduced within twelve months following a change in control, he will receive severance payment equal to six months of his base salary and six months of acceleration of his unvested stock options. In addition, pursuant to the Merger Agreement between InfoSearch and Answerbag, which Mr. Downs founded, Mr. Downs has agreed during his employment with InfoSearch and for a period of three (3) years after his termination, that he will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, shareholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity directly or indirectly in the United States of America compete against InfoSearch. In addition Mr. Downs further agreed that while employed by InfoSearch and for a period of one (1) year following his termination of employment with InfoSearch, that he will not directly or indirectly solicit or attempt to solicit away employees or consultants of InfoSearch or Answerbag (now our wholly-owned subsidiary) for his own benefit or for the benefit of any other person or entity.

We made an offer of employment, which was accepted and may be deemed an employment agreement, to Edan Portaro, our Vice President of Sales (the “Portaro Employment Agreement”) on March 14, 2006. The Portaro Employment Agreement does not have a termination date and provides for an initial annual base salary of $150,000 and further provides for a potential target bonus equal to 150% of base salary, contingent on Mr. Portaro attaining goals established by the CEO. Under the Portaro Employment Agreement, Mr. Portaro received options to purchase up to 200,000 shares of our common stock made available under the Plan, 50,000 of which shall vest after one year and the remaining 150,000 will vest in equal monthly installments during the following three years. The Portaro Employment Agreement also provides that in the event that Mr. Portaro’s position is eliminated or his responsibilities are materially reduced within six months following a change in control, he will receive severance payment equal to six months of his base salary and full acceleration of his unvested stock options. Further, the Portaro Employment Agreement provides that in the event that Mr. Portaro’s position is eliminated or his responsibilities are materially reduced for any reason other than cause or permanent disability, he will receive severance payment equal to six months of his base salary and six months of acceleration of his unvested stock options.

Litigation

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. While we are not currently a party to any litigation, we have received a demand letter from Gemini Partners, Inc. for unpaid finder’s fees and additional warrants to be granted in relation to the PIPE fundraising closed in November 2005. On July 6, 2006, we agreed to a settlement with Gemini, pursuant to which we will issue Gemini a warrant to purchase 300,000 shares of our common stock with an exercise price of $0.01 per share and Gemini will cancel its existing warrant to purchase 300,000 shares at $1.00 per share and will provide a full release of all claims. Except for this, we are not a party to any other legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on our results of operations or financial position.

12.   Private Placements and Merger

On December 31, 2004, the Company completed a reverse triangular merger with MAC via its Acquisition Sub. MAC became the surviving company of the merger and changed its name to InfoSearch Media, Inc. At the effective time of the Merger (the “Effective Time”), the Company discontinued the current business plan to pursue the business and plan and operations of TrafficLogic. At the same time, all of the issued and outstanding shares of capital stock of Mimi and Coco, a subsidiary of MAC, where sold to Vicenzo Cavallo and Anthony Cavallo in consideration for 24,301,170 shares of Common Stock which have been retired (the “Split-Off”). Also, at the Effective Time, the holders of shares of common stock and Common Stock Equivalents, the former stockholders of MAC retained 14,000,035 shares of Common Stock and, the investors purchasing Common Stock in the Private Placement Transaction were sold 3,699,868 shares of Common Stock.

As of December 31, 2004, the Company had sold 3,699,868 shares through the Private Placement at $1 per share for $3,478,261, net of expenses. The money was received by the Company on January 3, 2005.

In the private placement the Company has a requirement to file a Registration Statement within 60 days of the closing of the private placement and has a requirement to get the statement effective with 120 days of the closing. The Company filed a form SB-2 registration statement on February 14, 2005 thereby meeting the filing requirement. The Company must get the registration statement effective by the end of April, 2005 or there is a penalty of 1% of the principal amount of the proceeds. At this time the Company believes that it will meet this requirement as well.

Upon the closing of the Private Placement Transaction, on December 31, 2004, the Company sold 3,699,868 shares of common stock to investors in a Private Placement Transaction, at a price of $1.00 per share for a total of $3,478,261, net of expenses. Money was received by the Company on January 3, 2005. In connection with the Merger and the Private Placement Transaction, the Company issued warrants exercisable for 300,000 shares of common stock to a financial advisor for services rendered in the merger. The warrants are exercisable at $1.00 per share, vest immediately and have a term of five years. These securities where offered and sold by InfoSearch in reliance on exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The investors in the Private Placement Transaction were all “accredited investors” as that term is defined under Regulation D. The investors were provided a confidential offering memorandum and executed individual subscription agreements in which they made representations regarding their sophistication and qualifications as accredited investors.

On March 1, 2005, InfoSearch issued 250,000 shares of our common stock in a private placement transaction to an accredited investor who paid $250,000 to InfoSearch for the shares. These securities where offered and sold by InfoSearch in reliance on exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The investor was an “accredited investor” as that term is defined under Regulation D. The investor was provided a confidential offering memorandum and executed individual subscription agreements in which the investor made representations regarding its sophistication and qualifications as an accredited investor.

On November 7, 2005, the Company issued 8,359,375 shares of our common stock in a private placement transaction to fifteen (15) accredited investor for the purchase price of $0.64 per share (representing a 20% discount to the closing price of our common stock on November 2, 2005) for total proceeds of $5.35 million. In addition, the Investors received 4,179,686 warrants to purchase 4,179,686 shares of our common stock. The warrants expire on November 7, 2010 and are exercisable at a price of $0.88 per share. These securities where offered and sold by the Company in reliance on exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The investors were “accredited investors” as that term is defined under Regulation D.

The warrants issued to all participants in the November 7, 2005 private placement require the Company to settle the contracts by the delivery of registered shares. At the date of issuance, the Company did not have an effective registration statement related to the shares that could be issued should the warrant holders exercise the warrants. In addition, the warrant holders have the right to require that the Company settle the warrant on a net-cash basis in a fundamental transaction, regardless of the form of tender underlying the fundamental transaction. As the contracts must be settled by the delivery of registered shares and the delivery of the registered shares are not controlled by the Company and the rights of the warrant holders to settle in cash potentially in preference to other shareholders receiving other forms of consideration, pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the relative fair value of the warrants at the date of issuance was recorded as a warrant liability on the balance sheet. The value of the warrants on the date of the transaction was approximately $3,063,172 and was $2,526,272 as of December 31, 2005. The fair value of the warrants decreased from the date of issuance to December 31, 2005 by approximately $536,900.

In the private placement the Company was required to file a Registration Statement within 30 days of the closing of the private placement. The Company filed a form SB-2 registration statement on December 7, 2005 thereby meeting the filing requirement.

13.   Subsequent Events

On February 22, 2006, InfoSearch Media, Inc. (“InfoSearch Media”) entered into an Agreement and Plan of Merger and Reorganization (“Merger Agreement”) with Answerbag, Inc., a privately held California corporation (“Answerbag”) and Apollo Acquisition Corp., a California corporation and a wholly-owned subsidiary of InfoSearch Media (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Answerbag, with Answerbag surviving as a wholly-owned subsidiary of InfoSearch Media (the “Merger”). The transaction subsequently closed on March 3, 2006.

At the time of the Merger, each outstanding share of Answerbag Common Stock was exchanged for a number of shares of InfoSearch Media Common Stock and an amount of cash based on agreed upon stock exchange ratios and cash exchange ratios. The consideration in the Merger consisted of shares of InfoSearch Media Common Stock and cash.

InfoSearch Media will issue up to 1,005,435 shares of common stock equal to $462,500 divided by the average closing price per share of InfoSearch Media Common Stock on the Over the Counter Bulletin Board for the 5 trading day period up to and including the day immediately preceding (but not including) the closing date of the transaction.

InfoSearch Media will also pay up to $462,500, provided that (a) $161,875 was paid at the closing, and (b) $75,156.25 is paid within 10 business days of each of the following dates: 90 days after the closing, 180 days after the closing, 270 days after the closing and 360 days after the Closing. The actual amount of shares issued and cash paid is subject to certain contingencies and milestones, as set forth in the Merger Agreement.

Answerbag is an early stage company operating Answerbag.com, a community driven website providing a forum for registered users to ask questions or answer questions submitted by other users. As part of the acquisition, InfoSearch acquired the website and related group of registered users, negligible amounts of fixed assets and entered into a non-compete and employment relationship with Answerbag’s founder.

On December 12, 2006, the Board of Directors adopted an amendment to the Company's 2004 Stock Option Plan increasing the number of shares of Common Stock that may be granted under the plan from 5,212,500 to 10,425,000. This increase been approved by the shareholders at the annual meeting of shareholders of the Company held on December 12, 2006, immediately prior to the meeting of the Board of Directors.

On December 12, 2006, the Board of Directors approved a grant of options to George Lichter to purchase 325,000 shares of common stock and approved the grant of options to other employees to purchase 254,000 shares of common stock.

On January 2, 2007, Steve Lazuka, a member of the Company’s Board of Directors, resigned.

On January 15, 2007, the Board of Directors approved a grant of options to George Lichter to purchase 1,772,150 shares of common stock.

On January 15, 2007, the Board of Directors approved the issuance of 4,226,116 shares of Common Stock by the Company to the investors in the November 2005 private placement by the Company in lieu of cash for liquidated damages associated with delays in getting the registration statement declared effective.

9,666,613 Shares of our common stock

InfoSearch Media, Inc.

PROSPECTUS

2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. InfoSearch’s certificate of incorporation and our bylaws authorize indemnification of the registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. InfoSearch maintains liability insurance for the benefit of its directors and certain of its officers.

The above discussion of the DGCL and of InfoSearch’s certificate of incorporation, bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, amended and restated certificate of incorporation, bylaws and indemnification agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of InfoSearch pursuant to the foregoing provisions, or otherwise, InfoSearch has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by InfoSearch of expenses incurred or paid by a director, officer or controlling person of InfoSearch in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, InfoSearch will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by InfoSearch in connection with the issuance and distribution of the shares of our common stock.

Expenses	Estimated Amount
Securities and Exchange Commission Registration Fee	$194
Printing and Engraving Expenses	$2,000
Legal Fees and Expenses	$4,000
Accounting Fees and Expenses	$3,000
Miscellaneous	$806
Total	$10,000

Item 26. Recent Sales of Unregistered Securities.

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

Upon the closing of the Private Placement Transaction, on December 31, 2004, InfoSearch sold 3,699,868 shares of common stock to investors in a Private Placement Transaction, at a price of $1.00 per share, for a total of $3,478,261 net of expenses. Money was received by InfoSearch on January 3, 2005. In connection with the Merger and the Private Placement Transaction, InfoSearch issued warrants exercisable for 300,000 shares of common stock to a financial advisor for services rendered in the merger. The warrants are exercisable at $1.00 per share, vest immediately and have a term of five years. These securities where offered and sold by InfoSearch in reliance on exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The investors in the Private Placement Transaction were all “accredited investors” as that term is defined under Regulation D. The investors were provided a confidential offering memorandum and executed individual subscription agreements in which they made representations regarding their sophistication and qualifications as accredited investors.

On January 24, 2005, pursuant to a letter agreement between InfoSearch and an investor relations firm, InfoSearch issued Options exercisable for 150,000 shares of our common stock in return for services rendered to InfoSearch. The options are exercisable at a price of $3.25 per share and expire on January 24, 2012. InfoSearch recorded a total of $125,775 in option expense relating to this transaction. InfoSearch relied on the exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder, because the transaction did not involve any public offering and was made in connection with a privately negotiated transaction.

On February 16, 2005, pursuant to a consulting agreement between InfoSearch and our investor relations firm, we issued 20,000 shares of our common stock to our investor relations firm in return for services rendered for a total of $76,000 to InfoSearch. InfoSearch relied on the exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder, because the transaction did not involve any public offering and was made in connection with a privately negotiated transaction.

On March 1, 2005, InfoSearch issued 250,000 shares of our common stock in a private placement transaction to an accredited investor who paid $250,000 to InfoSearch for the shares. These securities where offered and sold by InfoSearch in reliance on exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The investor was an “accredited investor” as that term is defined under Regulation D. The investor was provided a confidential offering memorandum and executed individual subscription agreements in which the investor made representations regarding its sophistication and qualifications as an accredited investor.

On November 7, 2005, InfoSearch issued 8,359,375 shares of our common stock in a private placement transaction to fifteen (15) accredited investors for the purchase price of $0.64 per share (representing a 20% discount to the closing price of our common stock on November 2, 2005) for total proceeds of $5.35 million. In addition, the Investors received 4,179,686 warrants to purchase 4,179,686 shares of our common stock. The warrants expire on November 7, 2010 and are exercisable at a price of $0.88 per share. These securities where offered and sold by InfoSearch in reliance on exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The investors were “accredited investors” as that term is defined under Regulation D.

The warrants issued to all participants in the November 7, 2005 private placement require InfoSearch to settle the contracts by the delivery of registered shares. At the date of issuance, InfoSearch did not have an effective registration statement related to the shares that could be issued should the warrant holders exercise the warrants. In addition, the warrant holders have the right to require that InfoSearch settle the warrant on a net-cash basis in a fundamental transaction, regardless of the form of tender underlying the fundamental transaction. As the contracts must be settled by the delivery of registered shares and the delivery of the registered shares are not controlled by InfoSearch and the rights of the warrant holders to settle in cash potentially in preference to other shareholders receiving other forms of consideration, pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the relative net value of the warrants at the date of issuance was recorded as a warrant liability on the balance sheet and the change in fair value from the date of issuance through December 31, 2005. The value of the warrants on the date of the transaction was approximately $3,063,172 and $2,526,272 as of December 31, 2005. The fair value of the warrants decreased from the date of issuance to December 31, 2005 by approximately $536,900.

InfoSearch issued 552,500 shares of restricted common stock in 2005 to members of InfoSearch’s board of directors and certain officers under its 2004 Stock Plan. InfoSearch incurred $443,727 in non-cash equity compensation expenses associated with these grants.  The recipients of these stock awards did not pay any cash consideration as the shares were issued in consideration for services rendered. The foregoing shares of common stock were granted to certain officers and directors in accordance with the terms of the registrant’s equity compensation plans. Such issuances were made in reliance upon the exemption provided by Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

On January 4, 2006, Mr. Pinkus, Executive Chairman of InfoSearch, was granted 675,000 shares of unregistered common stock of InfoSearch pursuant to his Consulting Agreement. On January 4, 2006, 225,000 shares vested and the remaining shares vested in three installments of 150,000 shares each on February 23, 2006, April 23, 2006 and August 23, 2006. The securities issued to Mr. Pinkus were issued in reliance on exemptions from registration under Section 4(2) of the Securities Act. The recipient represented his intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

On January 4, 2006, Mr. Lichter, President and CEO of InfoSearch, was granted 675,000 shares of unregistered common stock of InfoSearch pursuant to his Employment Agreement. On January 4, 2006, 225,000 shares vested and the remaining shares vested in three installments of 150,000 shares each on February 23, 2006, April 23, 2006 and August 23, 2006. These securities were issued in reliance on exemptions from registration under Section 4(2) of the Securities Act. The recipient represented his intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

On April 5, 2006, the Board of Directors approved the grant of 450,027 shares of common stock to each of Mr. Pinkus and Mr. Lichter in repayment of their tax obligations pursuant to their consulting and employment agreements, respectively. These securities were issued in reliance on exemptions from registration under Section 4(2) of the Securities Act. The recipients represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

On March 14, 2006, InfoSearch issued 351,902 shares of our common stock in a private placement transaction to three (3) accredited investors in connection with the Agreement and Plan of Merger and Reorganization among InfoSearch Media, Inc., Apollo Acquisition Corp., Answerbag, Inc. and Joel Downs, Sunny Walia and Richard Gazan dated as of February 21, 2006. These securities where offered and sold by the InfoSearch in reliance on exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The investors were “accredited investors” as that term is defined under Regulation D.

Item 27. Exhibits

Exhibit No.	Description	Incorporated by Reference to Filings Indicated
2.1	Agreement and Plan of Merger and Reorganization dated as of December 30, 2004 among TrafficLogic, Inc., MAC Worldwide, Inc. and TrafficLogic Acquisition Corp.	Exhibit 2.1 to InfoSearch’s Current Report on Form 8-K filed on January 4, 2005 File No. 333-97385
2.2	Split Off Agreement dated December 30, 2004 among MAC Worldwide, Inc., Vincenzo Cavallo, Anthony Cavallo, Mimi & Coco, Inc. and TrafficLogic, Inc.	Exhibit 2.2 to InfoSearch’s Current Report on Form 8-K filed on January 4, 2005 File No. 333-97385
3.1.1	Certificate of Incorporation	Exhibit 3.1 to InfoSearch’s Form SB-2 filed on July 31, 2002, File Number 333-97385)
3.1.2	Certificate of Amendment to Certificate of Incorporation of MAC Worldwide, Inc.	Exhibit 3.1.2 to InfoSearch’s Current Report on Form 8-K filed on January 4, 2005 File No. 333-97385
3.1.3	Certificate of Amendment to Certificate of Incorporation of MAC Worldwide, Inc.	Exhibit 3.1.3 to InfoSearch’s Current Report on Form 8-K filed on January 4, 2005 File No. 333-97385
3.2	By laws of MAC Worldwide, Inc.	Exhibit 3.2 to InfoSearch’s Form SB-2 filed on July 31, 2002, File Number 333-97385
3.3	Amended and Restated Bylaws	Exhibit 3.3 to InfoSearch's Form SB-2/A filed on March 23, 2006, File No. 333-130173
4.1	Form of Warrant filed in connection with the Securities Purchase Agreement dated November 2, 2005 between InfoSearch Media, Inc. and the signatory Investors thereto	Exhibit 4.1 to InfoSearch’s Current Report on Form 8-K filed on November 7, 2005 File No. 333-97385
4.2	Warrants issued to Demand Media, Inc.	Exhibit 4.1 to InfoSearch's Current Report on Form 8-K filed on October 6, 2006, File No. 333-97385
5.1	Opinion of McGuireWoods, LLP*
10.1	Employment Agreement dated December 29, 2004 between InfoSearch Media, Inc. and Steve Lazuka	Exhibit 10.1 to InfoSearch’s Current Report on Form 8-K filed on January 4, 2005 File No. 333-97385
10.2	Engagement Agreement dated September 27, 2004 between TrafficLogic, Inc. and CFO 911	Exhibit 10.2 to InfoSearch’s Current Report on Form 8-K filed on January 4, 2005 File No. 333-97385
10.3	Lock Up Agreements between MAC Worldwide, Inc. and TrafficLogic, Inc. related to our common stock acquired in the Merger by Steve Lazuka, Charles Dargan, Kelly Bakst and David Gagne	Exhibit 10.3 to InfoSearch’s Current Report on Form 8-K filed on January 4, 2005 File No. 333-97385
10.4	Indemnity Agreements dated December 31, 2004 between InfoSearch Media, Inc. and Steve Lazuka, Charles Dargan and Kelly Bakst	Exhibit 10.4 to InfoSearch’s Current Report on Form 8-K filed on January 4, 2005 File No. 333-97385
10.5	2004 Stock Option Plan Report on Form 4	Exhibit 10.5 to InfoSearch’s Current 8-K filed on January, 2005 File No. 333-97385
10.6	Subscription Agreement Report on Form 4	Exhibit 10.6 to InfoSearch’s Current 8-K filed on January, 2005 File No. 333-97385
10.7	Employment Agreement dated March 8, 2005 between InfoSearch Media, Inc. and Frank Knuettel, II	Exhibit 10.1 to InfoSearch’s Current Report on Form 8-K filed on March 14, 2005 File No. 333-97385
10.8	Indemnity Agreement dated March 8, 2005 between InfoSearch Media, Inc. and Frank Knuettel, II	Exhibit 10.8 to InfoSearch’s Annual Report on Form 10-KSB filed on April 2, 2005
10.9	Indemnity Agreement dated December 31, 2004 between InfoSearch Media, Inc. and Louis W. Zehil	Exhibit 10.9 to InfoSearch’s Annual Report on Form 10-KSB filed April 12, 2005

10.10	Indemnity Agreement dated April 15, 2005 between InfoSearch Media, Inc. and Martial Chaillet	Exhibit 10.10 to InfoSearch’s registration statement on Form SB-2/A (Registration No. 333-122814) originally filed on April 22, 2005.
10.11	Employment Agreement dated August 23, 2005 between InfoSearch Media, Inc. and George Lichter	Exhibit 10.1 to InfoSearch’s Current Report on Form 8-K filed on August 26, 2005 File No. 333-97385
10.12	Amendment to Employment Agreement between InfoSearch Media, Inc. and Steve Lazuka which was originally executed on December 29, 2004	Exhibit 10.2 to InfoSearch’s Current Report on Form 8-K filed on August 26, 2005 File No. 333-97385
10.13	Securities Purchase Agreement dated November 2, 2005 between InfoSearch Media, Inc. and the signatory Investors thereto	Exhibit 10.1 to InfoSearch’s Current Report on Form 8-K filed on November 7, 2005 File No. 333-97385
10.14	Registration Rights Agreement dated November 2, 2005 between InfoSearch Media, Inc. and the signatory Investors thereto	Exhibit 10.2 to InfoSearch’s Current Report on Form 8-K filed on November 7, 2005 File No. 333-97385
10.15	Agreement and Plan of Merger and Reorganization among InfoSearch Media, Inc., Apollo Acquisition Corp., Answerbag, Inc. and Joel Downs, Sunny Walia and Richard Gazan dated as of February 21, 2006.	Exhibit 2.1 to InfoSearch’s Current Report on Form 8-K filed on February 27, 2006 File No. 333-97385
10.16	Employment Agreement dated December 16, 2005 between InfoSearch Media, Inc. and Ning Ning Yu	Exhibit 10.16 to InfoSearch’s Quarterly Report on Form 10-Q/A filed on July 11, 2006 File No. 333-7385
10.17	Employment Agreement dated February 15, 2006 between InfoSearch Media, Inc. and Joel Downs	Exhibit 10.17 to InfoSearch’s Quarterly Report on Form 10-Q/A filed on July 11, 2006 File No. 333-7385
10.18	Employment Agreement dated March 14, 2006 between InfoSearch Media, Inc. and Edan Portaro	Exhibit 10.18 to InfoSearch’s Quarterly Report on Form 10-Q/A filed on July 11, 2006 File No. 333-7385
10.19	Consulting Agreement dated August 23, 2005 between InfoSearch Media, Inc. and Claudio Pinkus	Exhibit 10.19 to InfoSearch’s Quarterly Report on Form 10-Q/A filed on July 11, 2006 File No. 333-7385
10.20	Employment Agreement dated June 11, 2006 between InfoSearch Media, Inc. and David Warthen
10.21	Asset Purchase Agreement	Exhibit 10.21 to InfoSearch’s Current Report on Form 8-K filed on October 6, 2006 File No. 333-97385
10.22	Amendment, dated as of November 3, 2006, to Employment Agreement, dated as of January 4, 2006, between InfoSearch Media, Inc. and George Lichter	Exhibit 10.22 to InfoSearch’s Current Report on Form 8-K filed on November 6, 2006 File No. 333-97385
14	Code of Ethics	Exhibit 14 to Company’s Annual Report on Form 10-KSB filed on April 15, 2005 File No. 333-97385
16.1	Letter from Sherb & Co., LLP to the Securities and Exchange Commission dated September 21, 2005	Exhibit 16 to InfoSearch’s Current Report on Form 8-K filed on September 26, 2005 File No. 333-97385
21.1	List of Subsidiaries	Exhibit 21.1 to InfoSearch’s Quarterly Report on Form 10-Q/A filed on July 11, 2006 File No. 333-7385
23.1	Consent of Sherb & Co., LLP*
23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP*
23.3	Consent of McGuireWoods LLP (included in Exhibit 5.1)
* Filed Herewith

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
reflect in the prospectus any facts which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)	include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities unsold at the end of the offering.

(4)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 9 to Registration Statement to be signed on its behalf by the undersigned, in Marina Del Rey, California on January 16, 2007.

Date: January 16, 2007	By:	/s/ George Lichter
George Lichter
	Its:	Chief Executive Officer
(Principal Executive Officer)

Date: January 16, 2007	By:	/s/ Frank Knuettel, II
Frank Knuettel, II
	Its:	Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints George Lichter and Frank Knuettel, II, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

Date: January 16, 2007	By:	/s/ George Lichter
George Lichter
	Its:	Chief Executive Officer
(Principal Executive Officer)

Date: January 16, 2007	By:	/s/ Frank Knuettel, II
Frank Knuettel, II
	Its:	Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: January 16, 2007	By:	/s/ Claudio Pinkus
Claudio Pinkus
Director

Date: January 16, 2007	By:	/s/ John LaValle
John LaValle
Director